   As filed with the Securities and Exchange Commission on October 19, 2000
                                                      Registration No. 333-[   ]
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               _________________

                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  ECOGEN INC.
            (Exact name of registrant as specified in its charter)

            Delaware                              2870                           22-2487948
  (State or other jurisdiction         (Primary Standard Industrial    (I.R.S. Employer Identification)
of incorporation or organization)      Classification Code Number)                Number)

     2000 Cabot Boulevard West, Suite 170, Langhorne, Pennsylvania 19047,
                                (215) 757-1590
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             James P. Reilly, Jr.
                     Chairman and Chief Executive Officer
                                  Ecogen Inc.
                     2000 Cabot Boulevard West, Suite 170
                        Langhorne, Pennsylvania  19047
                                (215) 757-1590
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_] _________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             _____________________

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
   Title of each class of        Amount to be      Proposed maximum         Proposed maximum       Amount of registration
 securities to be registered      Registered       offering price per       aggregate offering             fee
                                                      share/(1)/                 price/(1)/
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    14,000,000/(2)/        $0.4844                  $6,781,600               $1,885.28
----------------------------------------------------------------------------------------------------------------------------

     (1) Estimated solely for the purpose of calculating the amount of the registration fee. Such estimate has been calculated in accordance with Rule 457(g) under the Securities Act of 1933, as amended (the "Securities Act") and is based upon the average of the bid and asked price as quoted by the OTC Bulletin Board at the close of business on October 12, 2000.
     (2) Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional shares of Common Stock as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
                             _____________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  PROSPECTUS

                                  Ecogen Inc.

                       14,000,000 Shares of Common Stock

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

          The Selling Stockholders of Ecogen, Inc. listed on page 8 under the caption "Selling Stockholders" may offer and resell up to an aggregate of 14,000,000 shares of our common stock under this prospectus, for each of their own accounts. The number of shares that Selling Stockholders may sell includes shares of common stock that they may receive if they convert their shares of 7% Series 2000-A Preferred Stock and 8% Series 1998-C Convertible Preferred Stock.

          The shares may be offered for sale from time to time by the Selling Stockholders in brokerage transactions at prevailing market prices, in transactions at negotiated prices or otherwise. No representation is made that any shares will or will not be offered for sale. We will not receive any proceeds from the sale of the shares. All costs, expenses and fees incurred in connection with the registration of these shares, estimated to be approximately $51,385, are being borne by us, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders.

          The Selling Stockholders, and the brokers who sell our shares, may be "underwriters" within the meaning of Section 2(1) of the Securities Act of 1933, as amended. In addition, any profits realized by the Selling Stockholders or such brokers on the sale of any shares may constitute underwriting commissions.

          Our common stock is quoted on the OTC Bulletin Board under the symbol "EECN." On October 12, 2000 the closing bid price per share of our common stock as reported by the OTC Bulletin Board was $0.4375.

          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 2.

             Neither the Securities and Exchange Commission nor any
            state securities commission has approved or disapproved
                of these securities or passed upon the adequacy
                      or accuracy of this prospectus.  Any
                         representation to the contrary
                             is a criminal offense.

                      Prospectus dated _________________
                             Subject to Completion

                               Table of Contents

SUMMARY................................................................................    1
RISK FACTORS...........................................................................    2
FORWARD LOOKING STATEMENTS.............................................................    7
USE OF PROCEEDS........................................................................    7
SELLING STOCKHOLDERS...................................................................    8
PLAN OF DISTRIBUTION...................................................................    9
DESCRIPTION OF SECURITIES..............................................................   10
EXPERTS................................................................................   11
BUSINESS...............................................................................   11
SELECTED FINANCIAL DATA................................................................   22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION..   24
MANAGEMENT.............................................................................   30
PRINCIPAL STOCKHOLDERS.................................................................   34
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.............................................  F-1

                                    Summary
                                    -------

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS." REFERENCES IN THIS PROSPECTUS TO THE "COMPANY," "WE," "OUR" AND "US" REFER TO ECOGEN INC., A DELAWARE CORPORATION.

          We are a biotechnology company that specializes in the development and marketing of environmentally compatible products for the control of pests in agricultural and related markets. We were incorporated in Delaware in 1983.
Our product revenues are generated principally by sales of biological insecticides derived from the bacterial microorganism Bacillus thuringiensis ("Bt") and biological fungicide products for the control of powdery mildew and post-harvest rot disease. In addition, we are developing, for introduction into certain niche markets, nematodes which are microscopic roundworm products for the control of insect pests. We were the first company to sell genetically enhanced biological pesticide products that are registered with the U.S. Environmental Protection Agency for commercial sale. In addition, we are the only Company to have received EPA approvals to sell Bt insecticides incorporating a recombinant Bt strain.

          We are a Delaware corporation quoted on the OTC Bulletin Board. Our principal executive offices are located at 2000 Cabot Boulevard West, Suite 170, Langhorne, Pennsylvania 19047. Our telephone number is (215) 757-1590.

The Offering

     Common stock offered by Ecogen Inc.               Zero shares

     Common stock offered by the selling               14,000,000 shares
     stockholders

     Common stock to be outstanding after the          27,375,375 shares
     offering
     Use of proceeds                                   We will not receive any
                                                       of the proceeds from the
                                                       sale of shares by the
                                                       selling stockholders.
     OTC Bulletin Board symbol                         EECN.OB

                                 RISK FACTORS

          An investment in our common stock offered involves a high degree of risk and should not be made if you cannot afford the loss of your entire investment. In evaluating us and our business, you should carefully consider the following risk factors in addition to the other information we have included.

WE NEED TO ENTER INTO TRANSACTIONS TO RAISE CAPITAL AND SELL ASSETS IN THE FUTURE TO GENERATE CASH AND THESE TRANSACTIONS MAY NOT OCCUR.

          We have not yet generated positive cash flow from operations. Since our inception, we have financed our working capital needs primarily through sales of equity securities, revenues from research and development agreements and product sales. Our working capital and working capital requirements are affected by numerous factors and there is no assurance that such factors will not have a negative impact on our liquidity. These factors include:

          1. the success of our product commercialization and the efforts of our strategic partners in commercializing and selling products based on our technology;

          2. economic and environmental considerations that impact agricultural crop production and the agricultural sector generally;

          3.   competitive conditions in the agricultural pest control market;

          4. access to capital markets that can provide us with the resources necessary to fund our strategic priorities; and

          5.   the ability to sell certain assets to buyers at favorable terms.

          We have consistently needed additional financing to support research and development and product commercialization. We will continue to pursue the raising of additional funds and other strategic initiatives to improve our working capital position and capital structure. We have no cash or temporary investments, and have borrowings under a working capital line of credit and a long-term note which is due in 2001. We are currently not in compliance with the covenants of our working capital line of credit and such line expires in November 2000. As a result of the Company's non-compliance with such covenants, the lender, at its option, may discontinue making loans and liquidate the collateral. We need to refinance our working capital line of credit. There is no assurance that access to financings will be available on acceptable terms or at all. If we are not successful in refinancing our working capital line of credit or in raising additional funding, we would take a number of steps to conserve cash, until we are able to sell assets to provide the necessary resources to repay debts and to fund operations. Janney Montgomery Scott LLC has been engaged to assist us with our strategic initiatives including the sale of certain assets. We are implementing cost saving measures to conserve cash until the closing of any financing transaction or transaction for the sale of assets. We are unable to predict whether we will be successful in these efforts. If we are not successful, we may be unable to continue in existence. Over the long-term, our liquidity is dependent on the commercialization of our products and technology.

          Additionally, on September 11, 2000, our common stock was delisted from the Nasdaq National Market ("NNM") as a result of our failure to meet the NNM's net tangible assets listing requirement. As a result, dividends on our preferred stock are payable in cash. The Company no longer has the option to pay such dividends in stock.

WE ARE NOT ABLE TO PREDICT FUTURE COMMERCIAL ACCEPTANCE.

          Currently, our primary products include a line of biological insect control products and products based on naturally occurring organisms such as fungi and yeast that can control harmful fungi that reduce crop yields or infect crops after harvesting, also known as biofungicide products. There can be no assurance that our existing or future products will be commercially accepted. Additionally, two genes, that are products of our collaboration with the Monsanto Company ("Monsanto") are being utilized by Monsanto as an active ingredient in two of their products. Upon government approval and commercialization by Monsanto, revenue generated by Monsanto from these products using the genes would be subject to commercialization fees due to us under an agreement between the two companies. There can be no assurance that any of these products will be approved or commercialized by Monsanto or commercially accepted.

WE ARE NOT PROFITABLE; WE MUST INCREASE SALES OF OUR PRODUCTS TO BE PROFITABLE.

          We have incurred net losses since our inception. To date, we have not generated profits or positive cash flow from operations. There can be no assurance that we will achieve operating profits or generate a positive cash flow. Our ability to become profitable will depend, in part, on an increase in the sales volumes and margins of our line of biological insect control products and biofungicide products and realization of commercialization fees. No assurance exists that we will be able to market these products at prices and in quantities that will enable us to achieve profitability.

WE RELY UPON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS; WE MUST BE ABLE TO MASS PRODUCE NEW PRODUCTS.

          A key to achieving our product sales objectives is our ability to mass produce our products in a timely and cost-effective manner. In order for our product sales to be profitable, we must be able to increase our production to meet anticipated needs. There can be no assurance that we will be able to scale-up our production of new products on commercially reasonable terms or at all. Our production plans rely upon third parties for most of our product manufacturing, formulation and packaging requirements. Although we believe that such third parties have sufficient operating capacity to satisfy our product manufacturing needs, the failure of any such party to provide products to us under our product manufacturing arrangements could have a material and adverse effect on our ability to meet the demand for our products.

WE DEPEND ON KEY MEMBERS OF OUR STAFF AND MUST RETAIN AND RECRUIT QUALIFIED INDIVIDUALS IF WE ARE TO BE COMPETITIVE.

          Our future success is dependent upon the efforts and abilities of our employees. We have assembled a highly qualified technical staff, many of whom have considerable prior experience with bioinsecticides. The loss of certain key employees could materially and adversely affect our business and impede the achievement of our business objectives. Our success will depend on our ability to retain key employees and to replace them, if any depart, with personnel of comparable scientific and management capability.

WE RELY ON PROPRIETARY TECHNOLOGY AND TRADE SECRETS, THE LOSS OF ANY OF WHICH WOULD NEGATIVELY AFFECT OUR BUSINESS.

          Although we have issued and pending patents with respect to certain of our technologies, there can be no assurance that any additional patents will be issued or that any issued patents will provide adequate protection for our products or processes. Although we pursue a policy of seeking patent protection, in the United States and abroad, for our novel compositions of matter and processes, the issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to the patent holder, competitors could be free to use the subject matter covered by the patent, or the patent holder could be required to license the technology to others.

          Because of the uncertainty concerning patent protection, we also rely upon unpatented proprietary technology and trade secrets. All of our employees and consultants sign confidentiality agreements under which they agree not to use or disclose our confidential information as long as that information remains proprietary or, in some cases, for fixed time periods. There can be no assurance that others have not developed or will not independently develop such proprietary technology or substantially equivalent information and techniques or that secrecy will not be breached. Our ability to compete will depend, in part, on maintaining the proprietary nature of our technology.

          We are aware that substantial research efforts in biotechnology are taking place at universities, government laboratories and public corporations around the world and that numerous patent applications have been filed, and that patents have been issued, relating to fundamental technologies and to specific biological pesticide products and processes. The costs associated with the enforcement of our patents and with obtaining licenses, if required, under patents held by third parties can be significant and thus could materially and adversely affect our business. There can be no assurance that we could obtain licenses with respect to such patents on favorable terms, if at all.

WE COMPETE AGAINST LARGER, MORE ESTABLISHED ENTITIES.

          The markets in which we operate are highly competitive. Our competition is based principally on price and efficacy, but safety and ease of application are also factors. Our competitors include:

     1. manufacturers and marketers of synthetic chemical pesticides and biopesticides including large chemical companies, such as Valent, Novartis and Dow AgroSciences;

     2. specialized biotechnology firms;

     3. universities and public and private research organizations; and

     4. in the case of our biological insecticide products, certain genetically altered, also known as "transgenic", seed and plant products that have insecticidal capabilities.

          Many of these organizations have considerably greater financial and marketing resources. The agricultural pesticide industry is undergoing, and is expected to continue to undergo, rapid and significant technological change. We expect competition to intensify as technical advances in the field are made and become more widely known. As a result, there can be no assurances that such competitive pressures and technological advances will not result in a reduction in prices of our products which could adversely affect our profitability or render our products or technology obsolete or noncompetitive.

OUR PRODUCT USE AND DEVELOPMENT IS SEASONAL.

          The bulk of our products are marketed for agricultural applications in the northern hemisphere, where the growing season generally runs from spring until fall. Because of the seasonal nature of our business, product revenues are likely to be concentrated in the fiscal quarters prior to and during a particular growing season and may result in substantial variations in quarter-
to-quarter financial results.   Droughts, floods, other unusual weather
conditions and the level of insect infestation in grower areas will also affect product sales from year-to-year. In addition, commercial introduction of our new products is contingent on, among other factors, completion of field testing and receipt of required regulatory approvals. Field testing, regulatory approval and commercial introduction of our products that are not yet registered with the EPA must occur at certain times before or during the growing season. Unusual weather conditions during field tests or the failure to receive regulatory approval prior to the growing season may require additional field tests to be conducted in subsequent growing seasons, with resulting delays in new product development and commercialization.

WE MUST COMPLY WITH STRICT GOVERNMENTAL REGULATION.

          Pesticides are subject to rigorous testing and approval processes by the EPA and similar regulatory authorities in certain states and in other countries. The process of obtaining these approvals can be time-consuming and costly. There can be no assurance that such approvals will be granted on a timely basis, if at all. Delays in obtaining necessary product registrations could have a significant impact upon our revenues and competitive position by delaying product sales and causing lost market opportunities. Additionally, while the EPA has in place a registration procedure for biopesticides that is less burdensome in comparison to the registration procedures for synthetic chemical pesticides, there can be no assurance that additional requirements will not be added by the EPA which could make the procedure more time-consuming and costly. Additionally, there is no assurance that a particular product developed in the future will qualify for registration as a biopesticide. Furthermore, there is no assurance that any registrations that have been granted will not be revoked or that, if we apply for any additional registrations or approvals, they will be issued.

WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS AND WE MAY NOT HAVE SUFFICIENT PRODUCT LIABILITY INSURANCE.

          Our business exposes us to potential product liability claims based upon our technology or products. We currently maintain product liability insurance in an amount we believe is adequate for our needs, taking into account the risks involved and the cost of coverage. There can be no assurance that our insurance coverage is sufficient to cover potential liabilities, or that we will have sufficient resources to satisfy any product liability claims. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on our financial condition.

OUR STOCK PRICE IS HIGHLY VOLATILE AND INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK.

          The market price for shares of our common stock, like the price of common stock and other securities of biotechnology companies generally, fluctuates and may be extremely volatile in the future. Factors that may effect the market price of our common stock include:

     1. fluctuation in our operating results;

     2. announcements of technical innovations and new commercial products by us or potential competitors;

     3. adverse results in our field tests or product sales;

     4. adverse litigation, including actions by creditors and investors;

     5. adverse legislation;

     6. developments or disputes concerning patent or our other proprietary rights;

     7. general market conditions; and

     8. our ability to continue our existence.

          In addition, the future sale of a substantial number of shares of common stock by existing stockholders or by us may have an adverse impact on the market price of the shares of common stock offered hereby. There can be no assurance that the price of our common stock will remain at or near its current level.

Because our stock price is so volatile, investing in our common stock is highly risky and a potential investor must be able to withstand the loss of his entire investment in our common stock.

OPTIONS AND CONVERTIBLE SECURITIES WE HAVE PREVIOUSLY ISSUED OR MAY ISSUE IN THE FUTURE MAY DILUTE OUR COMMON STOCK.

          We have granted options to purchase common stock under employee benefit plans and agreements with our management and directors. Warrants, options, convertible securities (including shares of our 7% Series 2000-A Preferred Stock and 8% Series 1998-C Preferred Stock) and other rights to purchase common stock are also outstanding under financing arrangements and other transactions and may convert into common stock at a discount to the then - prevailing market price of our common stock. We may examine opportunities to expand our technology base and product line, through means such as licenses and joint ventures, and may issue securities in connection with such transactions. We may issue additional stock, warrants and/or options or other convertible securities in order to raise funds or for other purposes in the future and may also issue additional securities in connection with our employee benefit plans. During the terms of any such options, warrants and other convertible securities (including shares of our 7% Series 2000-A Preferred Stock and 8% Series 1998-C Preferred Stock), the holders thereof have an opportunity to profit from a future rise, if any, in the market price of the common stock.

          The exercise of any outstanding options, warrants and other convertible securities or issuance of further shares will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the differences between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

WE DO NOT PAY DIVIDENDS.

          We have never paid a dividend on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. We currently intend to retain earnings, if any, for use in our business. There can be no assurance that we will ever pay dividends on our common stock.

NASDAQ DELISTING; REGULATION AS A PENNY STOCK.

          We have been notified by The Nasdaq Stock Market that our Common Stock was delisted from The Nasdaq National Market effective with the opening of business on September 11, 2000. The delisting was as a result of the Company's failure to meet Nasdaq's net tangible asset requirement for continued listing. The Company does not plan to further appeal the delisting on The Nasdaq National Market and is not currently eligible for listing on The Nasdaq SmallCap Market, The New York Stock Exchange or the American Stock Exchange.

          Trading in our common stock is being conducted on the National Association of Securities Dealers' OTC Bulletin Board and could also be subject to additional restrictions. As a consequence of such delisting, it is expected that our stockholders will find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock. In addition, such delisting will make our common stock substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws, or as consideration in future capital raising transactions.

          Our common stock may become subject to regulation as a "penny stock." The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price or exercise price less than $5.00 per share, subject to certain exceptions, including listing on the Nasdaq National Market. If our common stock is not listed on the Nasdaq National Market and no other exception applies, our common stock may be subject to the SEC's Penny Stock Rules, Rules 15g-1 through Rule 15g-9 under the Exchange Act. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of holders to sell our securities in the secondary market and the price at which such holders can sell any such securities. Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers who sell such securities except in transactions exempted from such rule. Such exempt transactions include those meeting the requirements of Rule 505 or 506 of Regulation D promulgated under the Securities Act and transactions in which the purchaser is an institutional accredited investor or an established customer of the broker-dealer.

                          FORWARD LOOKING STATEMENTS

          Certain statements contained or incorporated by reference in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or those of our industry, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include those set forth in this Prospectus, including under the caption "Risk Factors." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such statements or to publicly announce any updates or revisions to any of the forward-looking statements contained in this Prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

                                   DILUTION

          The issuance of further shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale.

                                USE OF PROCEEDS

          We will not receive any proceeds from the sale of common stock by any of the Selling Stockholders and will not receive any proceeds upon conversion of the 7% Series 2000-A Preferred Stock into common stock.

                              SELLING STOCKHOLDERS

          The following table sets forth as of October 10, 2000, and upon completion of the offering described in this Prospectus, information regarding the beneficial ownership of our common stock by the Selling Stockholders. The Selling Stockholders may not have a present intention of selling their shares and may offer less than the number of shares indicated.

                                  Shares Beneficially
                                    Owned Before                Shares                Shares Beneficially
       Name and Address               Offering              to be Offered/(4)/       Owned After Offering/(1)/
      -----------------               --------              -----------------        --------------------

Amro International, S.A./(2)/           648,980/(3)/         1,100,00/(3)/                        0
c/o Ultra Finance, Ltd.
Grossmuenster Platz 6, P.O.
Box 4401
Zurich, Switzerland, CH 8022

Aspen International, Ltd./(5)/        1,422,452/(6)/        2,400,000/(6)/                        0
Charlotte House, Charlotte St.
Nassau Bahamas

Markham Holdings Limited/(7)/           345,320/(8)/          500,000/(8)/                        0
Suite 7B and 8B
50 Town Range
Gibraltar

United Equities                       8,240,961/(9)/       10,000,000/(10)/                 734,833
(Commodities) Company
160 Broadway
New York, NY 10038

/(1)/Assumes resale of all shares of common stock offered hereby.

/(2)/Amro International, S.A. is a Panama corporation. Messrs. Hans V. Bachofen and Michael Klee, Zurich, Switzerland, the directors of AMRO, share voting and dispositive power over the securities.

/(3)/Includes shares of our common stock issuable, not previously registered, upon conversion of 2,000 shares of 7% Series 2000-A Preferred Stock and the payment of dividends thereon at an assumed conversion price of $0.386 per share and shares of common stock issuable upon exercise of the warrant to purchase an aggregate of 106,667 shares of common stock.

/(4)/Pursuant to the Certificate of Designations, Preferences and Rights of Series 2000-A Convertible Preferred Stock, no holder may convert Series 2000-A Preferred Stock or receive shares of our common stock as payment of dividends thereon to the extent that the number of shares of our common stock held by it and its affiliates after such conversion or receipt of dividends would exceed 4.999% of the then issued and outstanding shares of common stock following such conversion or receipt of dividends. Because the number of shares of our common stock issuable upon conversion of the 7% Series 2000-A Preferred Stock and as payment of dividends thereon is dependent in part upon the market price of our common stock prior to a conversion, the actual number of shares of common stock that will be issued in respect of such conversions or dividend payments and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. In order to provide for a cushion for such fluctuations, the number of shares of common stock registered hereunder is in excess of the shares of our common stock which shall be available for issuance upon an assumed conversion of the 7% Series 2000-A Preferred Stock and payment of dividends thereon and exercise of the warrant on October 10, 2000.

/(5)/Aspen International Ltd. is Bahamian corporation. Mr. Anthony L.M. Inder-Rieden, Director, has sole voting and dispositive power over the securities.

/(6)/Includes shares of our common stock issuable, not previously registered, upon conversion of 5,000 shares of 7% Series 2000-A Preferred Stock and the payment of dividends thereon at an assumed conversion price of $0.386 per share and shares of common stock issuable upon exercise of the warrant to purchase an aggregate of 66,667 shares of common stock.

/(7)/ Markham Holdings Limited is a Gibraltar corporation. Mr. J. David Hassan, Director, has sole voting and dispositive power over the securities.

/(8)/ Includes shares of our common stock issuable, not previously registered, upon conversion of 1,000 shares of 7% Series 2000-A Preferred Stock and the payment of dividends thereon at an assumed conversion price of $0.386 per share and shares of common stock issuable upon exercise of the warrant to purchase an aggregate of 26,666 shares of common stock.

/(9)/ Philippe Katz, a holder of a 0.5% equity interest in United Equities (Commodities) Company, is one of our directors.

/(10)/Includes shares of our common stock issuable upon conversion of 32,354 shares of Series 1998-C Preferred Stock and the payment of dividends thereon at an assumed conversion price of $0.50 per share. Because the number of shares of common stock issuable upon conversion of the Series 1998-C Preferred Stock and as payment of dividends thereon is dependent in part upon the market price of our common stock prior to a conversion, the actual number of shares of common stock that will be issued in respect of such conversions or dividend payments and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. In order to provide for a cushion for such fluctuations, the number of shares of common stock registered hereunder is in excess of the shares of our common stock issuable upon an assumed conversion of the Series 1998-C Preferred Stock and payment of dividends thereon. For purposes of this table, all of the shares of our common stock offered hereby, including any excess shares, are considered beneficially owned by United Equities (Commodities) Company before the offering.

                             PLAN OF DISTRIBUTION

          On February 14, 2000, we sold an aggregate of 15,000 shares of our 7% Series 2000-A Preferred Stock and issued five-year warrants to purchase an aggregate of 200,000 shares of our common stock at $2.66 per share to Amro International, S.A., Aspen International, Ltd. and Markham Holdings Limited in a private transaction. Pursuant to the terms of the Certificate of Designations, Preferences and Rights of the 7% Series 2000-A Preferred Stock, we may, from time to time, issue additional shares of our 7% Series 2000-A Preferred Stock to holders in payment of dividends. The holders may elect to convert the 7% Series 2000-A Preferred Stock at the lesser of (a) 120% of the average of the closing bid price per share of our common stock for the ten trading days prior to the original issue date ($2.73), and (b) 95% of the average of the three lowest closing bid prices per share of our common stock during the twenty consecutive trading days prior to the applicable conversion date.

          The shares being offered hereby by the Selling Stockholders may be acquired by the Selling Stockholders from time to time, upon conversion of our preferred stock. The shares include approximately 14,000,000 shares of our common stock which may be issuable upon conversion of the preferred stock. The actual number of shares of our common stock issued or issuable upon conversion of the preferred stock is subject to adjustment depending on factors which cannot be predicted by us at this time, including the future market prices of our common stock and the payment of dividends on the preferred stock in additional shares of preferred stock.

          The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of the common stock on any stock exchange market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     . an exchange distribution in accordance with the rules of the applicable exchange;

     . privately negotiated transactions;

     . short sales;

     . broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     . a combination of any such methods of sale; and

     . any other method permitted pursuant to applicable law.

          The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

          The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

          Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements (not to exceed $5,000) of counsel to the Selling Stockholders. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005.

                          DESCRIPTION OF  SECURITIES

          The authorized capital stock of the Company consists of 42,000,000 shares of common stock, $.01 par value per share and 7,500,000 shares of preferred stock, $.01 par value per share. There are 13,375,375 shares of common stock outstanding and 32,354 shares of Series 1998-C Convertible Preferred Stock and 8,000 shares of Series 2000 A Convertible Preferred Stock outstanding on October 10, 2000. All of the shares being sold by the selling stockholders offered hereby are common stock.

Common Stock
------------

          The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to the rights of holders of any preferred stock which may at the time be outstanding, holders of common stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. Subject to the prior rights of creditors and holders of any preferred stock which at the time may be outstanding, holders of common stock are entitled, in the event of our liquidation, dissolution or winding up, to share pro rata in the distribution of all remaining assets. The common stock is not liable for any calls or assessments and is not convertible into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the common stock. We have never declared or paid cash dividends on our common stock. We do not expect to pay any cash dividends on our common stock in the foreseeable future.

                                    EXPERTS

          The consolidated financial statements and schedule of Ecogen Inc. and subsidiaries as of October 31, 1999 and 1998, and for each of the years in the three-year period ended October 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements of the BT Biopesticides Business of Mycogen Corporation included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                   BUSINESS

Introduction
------------

          Ecogen Inc. ("Ecogen" or the "Company"), a Delaware corporation incorporated in 1983, is a biotechnology company specializing in the development and marketing of environmentally compatible products for the control of pests in agricultural and related markets. Ecogen's product revenues are generated substantially by sales of biological insecticides derived from the bacterial microorganism Bacillus thuringiensis ("Bt") and biological fungicide products for the control of powdery mildew and post-harvest rot disease. The Company also distributes products for others including soil amendments. In addition, Ecogen is developing for introduction into certain niche markets insecticidal nematode-based products for the control of insect pests. Ecogen was the first company to sell genetically enhanced biological pesticide products which are registered with the United States Environmental Protection Agency (the "U.S. EPA") for commercial sale. In addition, Ecogen is the only company to have received U.S. EPA approvals to sell Bt insecticides incorporating a recombinant Bt strain.
The Company's fiscal year begins on November 1 and ends on October 31. Unless the context otherwise requires, all references in this document to a particular year shall mean the Company's fiscal year.

          In February 2000, the Company completed its acquisition of certain assets of the sprayable Bt biopesticide business of Mycogen Corporation, an affiliate of Dow AgroSciences LLC. The transaction included the purchase of Mycogen's Bt bioinsecticides, trademarks, product inventories and a license to certain proprietary genes and strains for use in sprayable bioinsecticides. The Company issued 1.4 million shares of common stock valued at $3.0 million upon the closing of the transaction. Prior to the closing, the Company acquired approximately $.4 million of Mycogen's inventory of sprayable Bt products under a distribution agreement beginning January 1, 2000, pending the signing of final agreements. Principal products acquired include: MVP for control of lepidopteran pests in vines and vegetables, MVPII for control of lepidopteran pests in trees, nuts, vines and row crops and Mattch for control of lepidopteran pests in vegetables. (See Management's Discussion and Analysis and note 18 of notes to the accompanying consolidated financial statements.)

Technology
----------

          Many naturally-occurring organisms are either antagonistic to or produce substances toxic to agricultural pests. These include a variety of microorganisms such as bacteria, yeast, fungi, viruses and protozoans that either directly kill or produce compounds that interfere with certain insects, fungal pathogens or plant disease organisms. In addition, more complex organisms such as insecticidal nematodes (microscopic round worms) that attack insect pests have been long recognized as a potential source of pest control. All of these natural agents when isolated and formulated as commercially useful products are commonly called "biopesticides." A glossary of certain terms used in this section is set forth at the end of this section.

       Bacillus thuringiensis ("Bt")

          Bt is a bacterium found in soil. The insecticidal activity of Bt derives from production of spores and specific proteins in the form of crystals found within the Bt bacteria. These insecticidal agents are produced by the bacterial cells during a fermentation production process. They are then formulated into products that are applied to plants by conventional ground and aircraft spray equipment. When susceptible insects feed on plant foliage sprayed with Bt-based products, the crystals are ingested and generate soluble proteins that attack and destroy the insect's intestinal tract. The proteins produced by various strains of Bt are highly active against specific, targeted insect pests. Many insects are also susceptible to bacterial spores. Bt has no adverse activity against non-target insects, fish, birds or mammals (including humans). The genes for the insecticidal proteins reside on specific non-essential DNA molecules termed plasmids. Bt bacteria in nature generally contain several different genes that endow different insecticidal activities. Plasmids can either be removed ("cured") from cells that harbor them or they can be transferred between different strains by a natural mating process called conjugal transfer that occurs in nature between Bt strains and can be replicated in the laboratory.

          Ecogen has developed, through genetic modification techniques, novel Bt bioinsecticide products that have higher levels of effectiveness and that can act against a broader array of significant insect pests than Bt products previously in use. Ecogen has developed and characterized approximately 10,000 Bt strains and maintains one of the world's largest collections of Bt strains. The Company uses strains from this collection to screen and test for insecticidal activities. The characterization of the diversity of Bt insecticidal proteins found in Ecogen's strain collection, coupled with the ability to transfer or cure plasmids that contain the genetic code for those proteins, was the basis for Ecogen's early-stage development of new Bt bioinsecticides. Potent insecticidal crystal proteins produced by new Bt strains containing novel and desirable combinations, which are obtained by plasmid curing and conjugal transfer techniques, have been the active ingredients in Ecogen's Bt bioinsecticides.

          These natural genetic approaches to Bt bioinsecticide development can be applied, however, only to those plasmids that can be transferred or cured. Certain insecticidal proteins are encoded by plasmids that are not transferable, and some plasmid combinations are unstable or yield undesired insecticidal activities. Under these circumstances, the development of genetically manipulated strains of Bt having novel activities against specific insects is greatly facilitated by the application of recombinant DNA technology. Ecogen has developed a proprietary Bt-based cloning vector system, its SSR System(TM), that utilizes recombinant DNA technology to develop new Bt strains having either increased potency or activity on a broader array of insect species through protein engineering. Ecogen believes that the use of Bt (as opposed to other microorganisms) as the host microorganism in which new Bt insecticidal gene combinations are constructed facilitates regulatory review in obtaining field trial permission and subsequent registrations for recombinant-derived products. For example, Ecogen has received a generic approval from the U.S. EPA to field test recombinant Bt insecticides using this approach. The Company has received U.S. EPA approval to commercialize CRYMAX(R)

Bioinsecticide and Lepinox(R) Bioinsecticide, each of which is a recombinant Bt product based on a Bt strain into which protein genes from different Bt strains were combined. Ecogen's genetically enhanced bioinsecticides contain multiple insecticidal genes and have complex modes of action and therefore, Ecogen believes that pest populations will have difficulty developing resistance to them.

          In January 1996, Ecogen and Monsanto Company ("Monsanto") undertook a joint research and development program for the purpose of identifying, enhancing and testing Bt technology for use by Monsanto in transgenic plants. This joint Research and Development Program, which ended in January 1999, has resulted in a number of new Bt genes that are now being considered by Monsanto for incorporation into Monsanto's future transgenic plant products. Monsanto has utilized Ecogen's Cry3Bb Bt toxin gene as the active ingredient for corn rootworm control in Monsanto's Bt corn that was filed for registration with the U.S. EPA in 1999 and Cry2Ab Bt toxin gene as an active ingredient for Monsanto's new insect resistant cotton that was filed with the US EPA in 2000. Ecogen will receive commercialization success fees from Monsanto for any revenue received by Monsanto from products incorporating technology developed under this program.

       Biofungicide Technologies

          Biofungicide technologies are based on naturally occurring organisms such as fungi or yeast that can control harmful fungi that reduce crop yields or infect crops after harvesting. Ecogen focuses biofungicide research and development efforts on two biofungicide technologies: hyperparasitic fungi which kill other fungi, such as powdery mildews that infect plant leaves, flowers and fruit; and a yeast formulation which protects stored fruit from post-harvest rot pathogens.

          A fungal hyperparasite, Ampelomyces quisqualis, has been identified that infects most, if not all, types of powdery mildews harmful to agricultural products. Ecogen has obtained an exclusive license to this hyperparasite. Powdery mildew is a significant fungal disease affecting many crops. Special structures of the mildew penetrate the plant epidermal cells and feed on cellular tissue, causing dwarfing of the plant and fruit and cosmetic damage which is particularly undesirable on fresh produce. Plants severely infected with these pathogens have reduced yields. Historically, chemical fungicides have been used for the control of these fungal pathogens, but these pathogens can develop resistance to chemical fungicides over time. In response to this market need, the Company developed its AQ10(R) Biofungicide, which is based on the fungal hyperparasite Ampelomyces quisqualis, for use in an integrated pest management system with other fungicide products to control powdery mildew. AQ10 was the first biofungicide registered by the U.S. EPA to protect crops from powdery mildew. Ecogen's distribution partner in Italy, Intrachem Bio Italia Srl, has been granted approval for the use of Ecogen's AQ10 biofungicide on grapes. Ecogen began selling AQ10 to Intrachem Bio Italia in fiscal 2000. AQ10 is the first powdery mildew biofungicide to be approved according to the new E.U. directives (91/414).

          Several non-antibiotic producing strains of yeast have been found to control a number of post-harvest rot pathogens of citrus, pome fruits, grapes and other fruits and vegetables. The Company has incorporated a selection of these strains into its Aspire(TM) Biofungicide. Aspire, which may be applied by processors and packers in a manner consistent with the method of application of standard chemicals, provides control of post-harvest rot pathogens.

       Insecticidal Nematodes

          Insecticidal or entomopathogenic nematodes are microscopic roundworms that attack insect pests in the soil or in plant stems. Insecticidal nematodes are not directly responsible for insect mortality, but rather harbor bacteria that are released into and cause an infection of the insect after nematode entry into the pest. Normally, the insect dies within 48 hours after infection. The natural characteristics of insecticidal nematodes give nematode-based insecticides certain advantages over other insecticides. For example, nematodes attack insect pests in the soil where approximately 90% of insect pests spend at least a portion of their life cycle. In addition, insecticides using nematodes, which cause no adverse effects to humans, animals or plants, are currently exempt from U.S. EPA pesticide regulations and, unlike other insecticides, including other bioinsecticides, are subject to significantly lower levels of regulation or are exempt from registration by state agencies.

          Nematode product development is dependent on the implementation of production technology developed at a pilot scale, particularly to obtain higher yields at larger commercial scale production and to reduce the costs of production. In addition, current shelf life of the insecticidal nematode products being developed by Ecogen is insufficient for widespread commercialization. Ecogen is exploring methods of formulating and preserving the nematodes to further increase shelf life while maintaining the nematodes' insecticidal capabilities, including the development of formulations that would be stable at various temperatures.

Glossary

          The following glossary of terms may be helpful in understanding the technology described in this document.

     Ampelomyces quisqualis -           A parasitic fungus with a host range
                                        that includes numerous powdery mildew
                                        species.

     Bacillus thuringiensis -           Spore-forming bacteria that produces
                                        insecticidal crystal proteins during
                                        sporulation. Many different varieties of
                                        Bt exist in nature producing crystal
                                        proteins with a wide range of
                                        insecticidal activity.

     Conjugal transfer -                Natural genetic transfer system
                                        operating in bacteria that involves the
                                        exchange of plasmid DNA.

     Gene - Smallest unit of inheritance occupying a specific site on a DNA molecule (chromosome).

     Hyperparasite -                    A parasite of a parasitic organism,
                                        e.g., a fungus that lives off of a plant parasitic fungus.

     Insecticidal crystal protein -     Proteins produced by sporulating Bt
                                        bacteria that form crystalline
                                        inclusions within the cell.

     Insecticidal nematodes -           Microscopic round worms that penetrate,
                                        infect and kill insect pests.

     Plasmid -                          Small, usually circular, DNA molecule
                                        that is separate from the bacterial
                                        chromosome and is not absolutely
                                        required for cell viability.

     Protein -                          Molecules composed of chains of amino
                                        acids. Examples of proteins are enzymes, hormones, and antibodies.

     Protein engineering -              Technology of altering specific
                                        properties of protein by introducing
                                        structural changes in the protein
                                        molecule. Changes are introduced by
                                        making changes in the DNA encoding the
                                        protein using recombinant DNA
                                        technology.

     Recombinant DNA -                  May also be referred to as genetic
                                        engineering and involves the in vitro
                                        cutting and splicing of DNA molecules.
                                        DNA encoding the desired trait is joined to a DNA molecule that is subsequently introduced into the host organism.

     SSR System -                       Ecogen's proprietary site-specific
                                        recombination system for the
                                        construction of recombinant Bt strains
                                        lacking foreign DNA.

     Soil Amendments -                  Products that, among other things,
                                        negate the influence of salt on plant
                                        growth and enhance the growth of
                                        permanent crops .

     Transconjugant -                   Bacterial cell that is produced as a
                                        result of the conjugation process.

     Vector - A genetic construct that can transfer genetic material from one host to another.

Ecogen Technologies I Incorporated
----------------------------------

          The Company maintains over a 70% ownership interest in Ecogen Technologies I Incorporated ("ETech"). ETech was formed to initiate or accelerate research and development of certain products using technology exclusively licensed or sublicensed by Ecogen to the subsidiaries of ETech. The licensed rights include the right to develop and commercialize pesticide products based on technology for: (i) the control of powdery mildew disease (AQ10 Biofungicide); (ii) the control of post-harvest rot disease on agricultural crops (Aspire Biofungicide); (iii) the control of the European corn borer insect, which affects corn production (Condor(R) G Bioinsecticide); (iv) the control of black vine weevil, citrus weevil, wireworm and black cutworm utilizing insecticidal nematodes (Cruiser(R) Bioinsecticide); (v) the control of corn rootworm; and (vi) the control of certain insects which cause damage to turf. Ecogen has agreed to commercialize and market products on behalf of ETech pursuant to various Marketing Agreements that provide for Ecogen to receive a fee from ETech based on product sales for Ecogen's commercialization and marketing activities. Ecogen is currently marketing AQ10 and Aspire and is continuing work on the development of Cruiser. The other ETech projects have been suspended.

Products
--------

The following are Ecogen's current principal products:

          CRYMAX Bioinsecticide - CRYMAX Bioinsecticide is a U.S. EPA registered product that was developed by Ecogen using recombinant DNA and protein engineering techniques. CRYMAX is marketed for the control of caterpillar pests primarily on vegetable crops.

          Lepinox Bioinsecticide - Lepinox Bioinsecticide is a U.S. EPA registered product that was developed by Ecogen using recombinant DNA and protein engineering techniques for the control of fall armyworm on sweet corn crops.

          MVP and MVP II Bioinsecticides - MVP and MVP II are U.S. EPA registered products that utilize the CellCap(R) production system in a liquid formulation. CellCap refers to the expression of Bt insecticidal proteins within a Pseudomonas bacteria which is killed during formulation to form a protective biocapsule. MVP and MVP II are marketed for the control of caterpillar pests primarily on vegetable, tree and vine crops. MVP is sold primarily in international markets. MVP II is sold in international and U.S. markets.

          Mattch Bioinsecticide - Mattch Bioinsecticide is a U.S. EPA registered product that utilizes the CellCap production system to combine two distinctly different Bt insecticidal proteins in a liquid formulation. Mattch is marketed in the U.S. for control of caterpillar pests on vegetables.

          Condor Bioinsecticide - Condor Bioinsecticide is a U.S. EPA registered genetically enhanced Bt product developed by Ecogen for the control of caterpillar pests in cotton, soybean, corn and other row crops, tree and nut crops, and forestry applications.

          Cutlass(R) Bioinsecticide - Cutlass Bioinsecticide is a U.S. EPA registered genetically enhanced Bt product developed by Ecogen for the control of caterpillar pests that damage vegetable, tree, nut and vine crops. Cutlass is sold primarily in international markets.

          AQ10 Biofungicide - AQ10 Biofungicide is the first biofungicide registered by the U.S. EPA to protect crops from powdery mildew. Ecogen markets AQ10 in California and other areas of the western

United States for control of powdery mildew on grapes and other crops. AQ10 also is marketed in Italy for use on grapes.

          Aspire Biofungicide - Aspire Biofungicide is the first biofungicide registered by the U.S. EPA to protect crops from post-harvest rot pathogens. Aspire is marketed for use by fruit packinghouses in the United States.

          Cruiser Insecticide - Cruiser Insecticide contains the Heterorhabditis bacteriophora nematode and is being developed for the control of a variety of insect pests.

          During the nine months ended July 31, 2000 and in fiscal 1999, the foregoing products represented approximately 88% and 94% respectively, of Ecogen's net product sales. Net product sales represented approximately 99%% and 91%, respectively of the Company's total revenues in the nine-month period ended July 31, 2000 and in fiscal 1999. Bt products and biofungicide products represented approximately 87% and 9% and 90% and 4%, respectively, of Ecogen's total net product sales in the nine months ended July 31, 2000 and in fiscal 1999.

Marketing
---------

          Agricultural pesticides and related products are sold in the United States primarily through traditional agricultural chemical distribution channels consisting of large wholesale distributors and dealers that serve extensive farm areas. Ecogen makes use of these traditional channels for the domestic distribution of its current products. To coordinate these distribution activities and generate grower interest in its products, the Company employs a marketing staff including several domestic sales representatives who are located in key agricultural chemical distribution locations, primarily in the southern and western areas of the United States. The Company also has distribution agreements for certain of its products in the United States. In January 1999, FMC Corporation agreed to distribute Lepinox for the Company in the United States. Also in January 1999, Plant Health Care Inc. agreed to distribute certain of the Company's products into non-agricultural markets in the United States.

          Ecogen's domestic product sales for the nine-month period ended July 31, 2000 and in fiscal 1999, 1998 and 1997 totaled $3.9 million, $4.5 million, $7.0 million and $7.2 million, respectively.

          For international distribution of its products, Ecogen has entered into several collaborations with companies that have a significant presence in the markets covered by their respective agreements. In 1991, the Company and Hoechst Schering AgrEvo, S.A. ("AgrEvo") entered into a distribution and product supply agreement that grants to AgrEvo exclusive distribution rights to certain of the Company's Bt products in Europe (except Germany, which is excluded, and Spain, Portugal and Italy, where rights are co-exclusive), Africa, the People's Republic of China, Australia, the Middle East and Latin America (except Mexico). In addition to its agreement with AgrEvo, Ecogen has international distribution agreements for certain of its products with a number of other companies including: Zeneca (for Mexico), Nissan Chemical (for Japan), Intrachem (International) S.A. (for Italy, Spain and Portugal), Jia Non Enterprises (for Taiwan) and Incitec Ltd. (for Australia and New Zealand). In September 1998, FMC Corporation agreed to distribute Lepinox in Mexico and Central and South America. In March 1999, Lances Link S.A. agreed to distribute certain of the Company's products in parts of Western Europe, all of Eastern Europe, Egypt, Turkey and all Arab speaking countries of the Near East. In February 2000, the Company agreed to grant Dow AgroSciences exclusive distribution rights for certain products in Mexico, New Zealand and Australia, subject to negotiation of final agreements. International product sales totaled $1.4 million in the nine months ended July 31, 2000, $2.1 million for fiscal 1999, $3.5 million for fiscal 1998, and $1.6 million for fiscal 1997.

Production
----------

          The manufacturing process for Ecogen's Bt-based bioinsecticide and biofungicide products involves fermentation of the desired microorganism. Upon completion of this fermentation process, the pesticidal agent is recovered using standard techniques, such as centrifugation, and is formulated into commercial products. Ecogen operates a fermentation and formulation pilot plant to support some product requirements for field trials and to facilitate the transition of products from laboratory to large-scale manufacturing. For commercial production of its products, Ecogen generally engages third-party contract manufacturers to perform one or more steps in the manufacturing process for the Company's products. Ecogen believes that adequate fermentation, formulation and other services are available from a number of third-party contract manufacturers, but the engagement of contract manufacturers other than the Company's current contract manufacturers may cause at least short-term disruptions of the Company's manufacturing operations.

          The most important raw materials needed by Ecogen to conduct its product manufacturing and research and development activities include (1) fermentation media components and formulation chemicals, which are readily available from a variety of independent sources, and (2) microbial strains that are either proprietary to Ecogen or are licensed from outside parties. Ecogen does not anticipate any shortages of these or other raw materials that would materially affect product availability or cost.

Research and Product Development
--------------------------------

          The Company's operating expenses to date have included costs associated with the research and development of products for future commercialization. Costs incurred by Ecogen under third-party funded research and development programs aggregated approximately $.3 million for fiscal 1999, $.7 million for fiscal 1998, and $1.2 million for fiscal 1997. There were no significant third party programs in fiscal 2000. Costs incurred under Ecogen-funded research and development programs aggregated approximately $1.3 million, $2.3 million, $2.9 million and $3.8 million the nine-month period ended July 31, 2000, for fiscal 1999, 1998 and 1997, respectively.

          During fiscal 1999, the Company derived approximately 9% of its revenues from research and development contracts. This contrasts with approximately 33% in 1998 and 25% in 1997, as a result of the wind-down of the Monsanto research program.

          Bacillus thuringiensis Products

          The Company is working on improving, through recombinant DNA and other technologies, the efficacy of its bioinsecticides already in the market, adapting such products for application to additional uses, and developing new bioinsecticides. In addition, Ecogen is attempting to improve its fermentation and formulation processes in order to increase product yield and reduce the costs of product manufacturing.

          Biofungicide

          The Company is continuing to develop processes for the commercial production by fermentation of AQ10 and Aspire Biofungicides. The Company is also continuing to develop stable and efficacious formulations for these products. With respect to Aspire Biofungicide, the Company is working to develop formulations that provide Aspire with increased shelf life at room temperatures.

          Insecticidal Nematodes

          The Company is working to implement at a commercial scale production technology developed at a pilot scale so as to obtain higher yields and reduce the costs of production. The Company is also investigating methods for increasing the shelf life of nematode products (particularly at ambient temperatures). In addition, the Company is continuing the development of formulations that are designed to make the Company's products easier to use and to increase product shelf life.

Geographic Segment Data
-----------------------

          Information regarding geographic segment data is provided in note 12 to notes to consolidated financial statements.

Patent and Trade Secrets
------------------------

          Ecogen pursues a policy of seeking patent protection, both in the United States and abroad, to protect its novel technologies, compositions of matter and processes and has obtained patents covering certain of its technologies. In addition, with respect to the Company's two biofungicide products, AQ10 Biofungicide and Aspire Biofungicide, and with respect to certain of its Bt technology, the Company holds licenses to patents covering the base technologies.

          There can be no assurance that patents or license rights under patents for all of the Company's products and processes will be obtained, or that issued patents will provide substantial protection or be of commercial benefit to the Company. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to the patent holder, competitors could be free to use the subject matter covered by the patent or the patent holder could be required to license the technology to others.

          Because of the uncertainty concerning patent protection, the Company relies, in certain cases, upon trade secret protection and continuing technological innovation to maintain its competitive position. All Ecogen employees and consultants sign confidentiality agreements under which they agree not to use or disclose the Company's confidential information as long as that information remains proprietary or, in other cases, for fixed time periods. There can be no assurance, however, that such proprietary technology will not be independently developed or that secrecy will not be breached. The Company's research, development and commercialization partners, as well as its biopesticide production subcontractors, are provided access to know-how under confidentiality agreements. To the extent that such entities use this technological information, disputes may arise as to the proprietary and patent rights to such technological information and related developments.

          The Company is aware that substantial research efforts in biotechnology are taking place at universities, government laboratories and other corporations around the world and that numerous patent applications have been filed, and patents have been issued, relating to fundamental technologies and to specific biological pesticide products and processes. The Company may have to obtain licenses under certain of these patents. No assurance can be given concerning the terms on which such licenses would be available, if at all.

Governmental Regulation
-----------------------

          Regulation by governmental authorities in the United States and other countries is a significant factor affecting the success of products resulting from biotechnological research.

          The pesticide industry is heavily regulated in the United States. The U.S. EPA regulates pesticide products under the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"). Pesticides also are regulated by various state agencies. Some states, such as California, Florida and New York have their own extensive registration requirements. To develop and commercialize a pesticide product, detailed and complex procedures must be followed and federal approvals must be obtained under FIFRA. Small-scale field testing usually may be conducted prior to product registration to evaluate product efficacy. To conduct large-scale tests, a company must obtain an Experimental Use Permit ("EUP"), which generally requires satisfactory completion of certain toxicology and environmental studies. Synthetic chemical pesticides require additional extensive toxicology and environmental testing that typically is not required of biopesticides to substantiate product safety prior to obtaining a product registration. Commercial sale of a pesticide requires a registration for each pest and crop for which the product is used. Registration requirements include submission and U.S. EPA approval of the text of a label which must be included on every pesticide product.

          The United States Congress has mandated under the Food Quality Protection Act of 1996 that all U.S. EPA tolerances be reassessed using new standards within 10 years. All tolerances will now be based on a "reasonable certainty of no harm" and there will be a specific determination of risk to infants and children.

          The U.S. EPA has recognized that biochemical and microbial pesticides are distinguished from standard chemical pesticides and has established different data requirements as part of its registration regulations. These data requirements are set out in Subdivision M of the U.S. EPA's Pesticide Assessment Guidelines. Biopesticides currently are subject to a three-tier toxicology testing procedure and a four-tier environmental testing procedure. A biopesticide product which satisfactorily completes both the Tier I toxicology and environmental tests is not required to go through the tests specified in subsequent tiers. This has been the case for product registration applications filed by the Company to date. However, should questions arise during any tier of testing, additional tests may be required. For a biopesticide product required to complete only Tier I testing, approximately one year of laboratory testing is required. Subsequent U.S. EPA registration generally takes approximately 12-18 months. Although the process for obtaining regulatory approval to test and market biopesticides that are genetically modified is designed to be less complex and time-consuming than the regulatory approval process for synthetic chemical pesticides, there can be no assurance that approvals will be granted on a timely basis, if at all.

          Certain of Ecogen's products under development utilize recombinant DNA technology. The Federal government regulates certain recombinant DNA research activity through the National Institute of Health's Guidelines for Research Involving Recombinant DNA Molecules ("NIH Guidelines"). The NIH Guidelines, among other things, set laboratory procedures and establish levels of biological and physical containment and other standards for recombinant DNA molecules that must be met for various types of research. Ecogen believes that it is in compliance with the NIH Guidelines. In August 1992, Ecogen received blanket permission from the U.S. EPA to conduct small-scale field trials of its recombinant Bt strains without prior notice (generally required for small-scale field testing of microbial pesticides).

          Insecticidal nematodes are currently exempt from registration under U.S. EPA pesticide regulations and, unlike other insecticides, including other bioinsecticides, are subject to significantly lower levels of regulation or are exempt from registration by state agencies.

          Ecogen's activities, including operation of its laboratories and pilot-scale manufacturing facilities, are, or may be, subject to regulation (i) under various other state and federal laws and regulations, including the Occupational Safety and Health Act, the Toxic Substances Control Act, the Federal Food, Drug and Cosmetic Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act, the Clean Air Act, the Clean Water Act, and other state and federal laws regulating environmental quality, and the implementation of regulations for all such laws; and (ii) by other state and federal agencies, including the U.S. Department of Agriculture and the U.S. Food and Drug Administration. In addition, the actions of federal agencies in reviewing applications by Ecogen or issuing permits or other authorizations may be subject to the National Environmental Policy Act, and state or local agencies may be required to comply with similar state laws. Historically, the cost of compliance with such laws and regulations has not had a material impact on Ecogen's business.

          From time to time, governmental authorities review the need for additional laws and regulations for biotechnology products and for pesticide products that could, if adopted, apply to the business of Ecogen. Ecogen is unable to predict whether any such new regulations will be adopted or whether, if adopted, such regulations will adversely affect its business.

          Historically, the cost to Ecogen of compliance with federal, state and local provisions enacted for the protection of the environment has not been material. Toxicology testing, field development trials and related costs for U.S. EPA registrations incurred to date by Ecogen have averaged under $500,000 for each product registration, while state registration and related costs per product have been nominal. This does not mean that such costs are unlikely to increase in the future, particularly if more restrictive approval requirements are adopted by federal, state or local authorities. Also, delays in obtaining necessary product registrations can have a significant impact upon Ecogen's revenues and competitive position in the way of delayed product sales and lost market opportunities.

          The regulation of field development and testing, as well as the commercial sale, of Ecogen's biopesticides varies widely outside of the United States. Some countries permit the field development testing and sale of biopesticide products registered for commercial sale in the United States upon the filing of certain notifications or other non-extensive documentation. In other countries the regulation of biopesticides is not as well defined as in the United States and in such countries, biopesticides are regulated like chemical pesticides. These countries require significantly more toxicity and ecotoxicity studies than are required in the United States for biopesticides, as well as a minimum of two years of field efficacy studies, for registration for commercial sales. Due to the variety of regulatory structures in countries other than the United States and the evolving nature of such regulatory schemes, the impact of government regulation of biopesticides on Ecogen's international business cannot be assessed at this time.

Competition
-----------

          Competition in the pesticide market is intense. Competition is based principally on price and efficacy, but safety and ease of application are also factors. Competitors of Ecogen include manufacturers and marketers of synthetic chemical pesticides and biopesticides, including large chemical companies such as Novartis and Dow AgroSciences, as well as specialized biotechnology firms. Many of these companies have considerably greater financial and marketing resources than has Ecogen. Competitors with respect to research and development activities also include universities and public and private research organizations. In addition, Ecogen's bioinsecticide products compete with certain transgenic seed and plant products that have insecticidal capabilities.

          Ecogen believes that its ability to compete in the pesticide market may be enhanced by heightened concerns about the effects of chemical pesticides upon the environment and, in some cases, by the increasing resistance of plant pests to synthetic pesticides. However, Ecogen expects competition in the agricultural pesticide industry to intensify as technical advances in the fields of pesticides and pest-resistant plants are made. There can be no assurance that developments by others will not render the Company's products or technology obsolete or noncompetitive.

Seasonality
-----------

          The bulk of the Company's current products are marketed for agricultural applications in the northern hemisphere, where the growing season generally runs from spring until fall. Commercial introduction of the Company's new products is contingent upon, among other factors, completion of field testing and receipt of required regulatory approvals. Unusual weather conditions during field tests or failure to receive regulatory approvals prior to the growing season may require additional field tests in subsequent growing seasons, with resulting delays in product development and commercialization. In addition, because of the seasonal nature of its business, the Company's product revenues are likely to be concentrated in the fiscal quarters prior to and during a particular growing season and may result in substantial variations in quarter-to-quarter financial results. Product sales from year to year are also affected by unusual weather conditions, such as droughts or floods, and the level of insect infestation in grower areas.

Employees
---------

          As of July 31, 2000, Ecogen and its subsidiaries have 27 full-time employees, of whom 6 hold Ph.D. degrees. Degrees held by employees of Ecogen encompass the areas of entomology, microbiology, molecular genetics, plant physiology and plant pathology.

          Employees of the Company are required to enter into confidentiality agreements with Ecogen. Pursuant to these agreements, the employees have agreed not to disclose Ecogen's proprietary information and to assign to Ecogen all rights to any inventions made during their employment or relating to Ecogen's activities, and not to engage in activities similar to their activities at Ecogen for any other person or entity during the term of their employment and for one year thereafter. Ecogen believes that its relationship with its employees is good.

Properties
----------

          Ecogen currently occupies approximately 21,000 square feet of space for its administrative offices and research and development operations in a building located in the Bucks County Business Park, Langhorne, Pennsylvania. The
lease for this facility expires in March 2005.   Approximately 15,000 square
feet of this space is devoted to research and development facilities, including laboratories, an insectary and a fermentation and formulation pilot plant. The Company believes that its leased space is sufficient for current needs.

Legal Proceedings
-----------------

          The Company is not involved in any material legal proceedings.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

          Until September 8, 2000, the Common Stock of the Company was traded on the NASDAQ National Market System under the symbol "EECN." On September 11, 2000, the Common Stock of the Company commenced trading in the over-the-counter market and was quoted on the OTC Bulletin Board under the symbol "EECN." Set forth below are the high and low closing prices, as reported by the National Quotation Bureau, for each full quarterly period during fiscal years 1998 and 1999 as well as the interim periods through September 8, 2000, and the high and low bid quotations for the period from September 11, 2000 through September 29, 2000 as reported by the OTC Bulletin Board. Bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. No dividends have ever been declared by the Company on the Common Stock. As of October 12, there were approximately 717 record holders of the Company's Common Stock.

                                                                          High                 Low
                                                                    ----------------  ---------------------
2000          First Quarter                                                $2.44              $1.13
              Second Quarter                                                5.03               1.63
              Third Quarter                                                 2.50               0.95
              Fourth Quarter (through 9/8/00)                               1.06               0.47
              Fourth Quarter (9/11/00 through 9/29/00)                      0.88               0.41

1999          First Quarter                                                $2.25              $1.18
              Second Quarter                                                3.31               1.75
              Third Quarter                                                 3.50               2.50
              Fourth Quarter                                                3.12               1.50

1998          First Quarter                                                $2.75              $1.53
              Second Quarter                                                3.12               1.44
              Third Quarter                                                 3.44               1.88
              Fourth Quarter                                                1.88               1.00

The closing bid price per share of our common stock on September 29, 2000, as reported by the OTC Bulletin Board was $0.45.

                            SELECTED FINANCIAL DATA

     The consolidated statements of operations data for Ecogen Inc. and subsidiaries the years ended October 31, 1999, 1998 and 1997 and the consolidated balance sheet data as of October 31, 1999 and 1998 have been derived from our consolidated financial statements included elsewhere in this prospectus which have been audited by KPMG LLP, independent certified public accountants. The consolidated statement of operations data for the year ended October 31 1997 and 1996 and the consolidated balance sheet data as of October 31, 1997, 1996 and 1995 have been derived from our audited financial statements not included in this prospectus, which have also been audited by KPMG LLP. The selected data below for the nine months ended July 31, 2000 and 1999, and as of July 31, 2000, are derived from the unaudited consolidated financial statements of the company included elsewhere in this Prospectus. The results of operations for the nine months ended July 31, 2000 are not necessarily indicative of the results of operations to be expected for the fiscal year ended October 31, 2000. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

          Nine Months Ended July 31, 2000 and 1999 and Years ended October 31,
                              1999, 1998, 1997, 1996 and 1995
               (all amounts in thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                            Nine Months
                           ended July 31                        Years ended October 31
                         ----------------       -----------------------------------------------------
Historical                2000(/1)/  1999         1999     1998/(2)/    1997       1996      1995/(3)/
-----------              ---------  -------     --------   --------   --------   --------   ---------
Revenues:
Product sales           $  5,284   $  5,641     $  6,566   $ 10,472   $  8,783   $  8,600   $   9,135
Other revenues                50        626          676      5,266      2,939      7,825       2,856
Gross margins                760      1,091          590      1,871      2,492      2,901       3,628
Expenses:
Research & development     1,322      1,982        2,637      3,616      5,042      4,922       8,951
Selling, general &
 Administrative            4,193      5,057        6,833      6,824      8,662      8,547      10,672
Special charges:
- Purchased technology         -          -            -          -          -          -       9,143
- Restructuring                -          -            -          -      1,626          -       1,042
Net loss                  (5,404)    (5,638)      (8,611)    (2,997)    (9,810)    (2,743)    (23,324)
Dividends on preferred
 stock, including
 incremental yield           891        666        1,142        116          2          -           -
Net loss allocable to
 common Stockholders     ($6,296)   ($6,304)     ($9,753)   ($3,113)   ($9,812)   ($2,743)   ($23,324)
Basic and diluted net
 loss per common share    ($0.55)    ($0.70)      ($1.05)    ($0.39)    ($1.23)    ($0.40)     ($4.34)
Weighted average
common shares outstanding 11,508      9,001        9,248      8,059      7,958      7,178       5,373

Pro-forma
---------
Pro-forma basic and
 diluted net loss per
 common share             ($0.54)         -       ($0.91)         -          -          -           -
Pro-forma weighted
 average common
 shares outstanding       11,902          -       10,599          -          -          -           -

No cash dividends have ever been paid on the Company's common stock, and the Company does not intend to pay cash dividends on its common stock in the foreseeable future. The Company is precluded from paying cash dividends on its common stock under its loan agreements.

/(1)/ In February 2000, the Company acquired certain sprayable Bt biopesticides from Mycogen Corporation, an affiliate of Dow AgroSciences Inc. (See note 18 of notes to consolidated financial statements.)
/(2)/ During fiscal 1998, the Company disposed of its pheromone product line
      (See note 17 of notes to consolidated financial statements.)
/(3)/ During fiscal 1995, the Company acquired a controlling interest in ETech, which was accounted for as a purchase with the operations of ETech consolidated from the date of acquisition. As a result of the acquisition, a special charge to operations was recorded in 1995 for purchased technology and the Company no longer recorded research contract revenue from ETech in its consolidated financial statements.

CONSOLIDATED BALANCE SHEET DATA:

                                 July 31                                              October 31
                             ---------------      --------------------------------------------------------------------------------
                                 2000/(1)/              1999          1998/(2)/          1997            1996          1995/(3)/
                                 ------                ------         -------          -------         -------         -------
Cash, cash equivalents
 and temporary
 investments                          -                     -         $ 2,823          $ 2,374         $ 9,611         $ 1,775
Total assets                     10,814                10,462          14,677           17,558          23,861          12,371
Long-term debt                       67                   250           1,328            3,916           1,297             620
Stockholders' equity                117                 1,023           6,925            4,870          14,403           5,507

/(1)/ In February 2000, the Company acquired certain sprayable Bt biopesticides from Mycogen Corporation, an affiliate of Dow AgroSciences Inc. (See note 18 of notes to consolidated financial statements.)
/(2)/ During fiscal 1998, the Company disposed of its pheromone product line
      (See note 17 of notes to consolidated financial statements.)
/(3)/ During fiscal 1995, the Company acquired a controlling interest in ETech, which was accounted for as a purchase with the operations of ETech consolidated from the date of acquisition. As a result of the acquisition, a special charge to operations was recorded in 1995 for purchased technology and the Company no longer recorded research contract revenue from ETech in its consolidated financial statements.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                   CONDITION

          The Company is an agricultural biotechnology company specializing in the development and marketing of quality biorational products for the control of pests in agricultural and related markets.

Overview
--------

          In April 1998, the Company sold its pheromone product line to a newly-formed company for aggregate net proceeds of $2.4 million and recognized a gain on sale of approximately $.5 million. On an unaudited pro forma basis, assuming that the sale of the pheromone product line had taken place at the start of fiscal 1997 and excluding the $.5 million gain on the sale, the Company's net loss allocable to common stockholders for fiscal 1998 would have been $3.9 million, or $.48 per basic and diluted share, compared with $9.9 million, or $1.25 per basic and diluted share for the year-ago period.

          During the second quarter of fiscal 2000, the Company acquired certain assets of the sprayable Bt bioinsecticide business of Mycogen Corporation for approximately $3.4 million including cash and $3.0 million of the Company's common stock.

Results of Operations - Nine-Month Period Ended July 31, 2000 Compared to Nine-
------------------------------------------------------------------------------
Month Period Ended July 31, 1999
--------------------------------

Revenues
--------

          Net product sales decreased 6% during the nine months ended July 31, 2000, principally due to volume. Sales of the Company's Bt product line, representing 87% of total sales, decreased 9% due principally to lower volume of sales. Included in the Company's Bt sales for the nine months ended July 31,2000 are $1.9 million of acquired Mycogen products principally Mattch and MVP for caterpillar control. Sales of Ecogen's Bt products exclusive of the acquired Mycogen products decreased $2.4 million for the nine months ended July 31, 2000. The decrease was primarily due to lower sales of Lepinox and Condor, two of the Company's Bt bioinsecticides for control of caterpillars. Biofungicide sales, representing 9% of total sales, increased 76% due to initial sales of AQ10 in Europe. Other product sales represented 5% of total sales in the first nine months of both fiscal 2000 and 1999.

          Contract research revenues decreased $.6 million in the current nine-month period, due to the expiration in January 1999 of the Monsanto research and development contract that had contributed more than $10 million in contract research revenue over its three-year term.

Costs and Expenses
------------------

          Cost of products sold was $4.5 million in both the first nine months of fiscal 2000 and 1999. Gross margins on product sales decreased to 14% in the first nine months of fiscal 2000 compared to 19% in fiscal 1999. The decrease in gross margins on product sales was due to lower margins on biofungicide sales in fiscal 2000 resulting from initial sales of AQ10 to the Company's distributor at reduced prices to support the commercialization of this product in Europe.

          Total operating expenses were $5.6 million in the first nine months of fiscal 2000 compared to $7.0 million in 1999, a decrease of $1.4 million or
20%.   Research and development costs decreased $.7 million or 33% due principally to lower personnel costs. The Company's commitment to provide research services to Monsanto expired in January 1999 and the Company's technology continues to approach commercialization, therefore requiring less activity in basic research and development. Selling, general and administrative expenses were $4.2 million in the first nine months of fiscal 2000 compared to $5.1 million in

1999, representing a decrease of $.9 million or 17%. As a result of lower general and administrative expenses and other costs containment efforts implemented in fiscal 2000. Amortization expense of $.1 million was recorded in fiscal 2000 related to the amortization of intangible assets associated with the acquired Mycogen products. The Company did not incur any significant incremental costs to integrate the acquired Mycogen products into the Company's portfolio.

          Other expense, net, increased $.3 million in the first nine months of fiscal 2000 compared to the same period in fiscal 1999 principally as a result of higher interest expense.

          Net loss allocable to common stockholders for the nine months ended July 31, 2000 was $6.3 million, which was approximately the same for the comparable period in fiscal 1999. Basic and diluted net loss per share for the nine months ended July 31, 2000 was ($0.55), compared to a net loss per share of ($0.70) on weighted average shares outstanding of 11.5 million and 9.0 million in the first nine months of 2000 and 1999, respectively. Dividends on preferred stock including an assumed incremental yield were $.9 million and $.7 million in the nine month period ended July 31, 2000 and 1999, respectively.

Results of Operations - Year Ended October 31, 1999 Compared to Year Ended
--------------------------------------------------------------------------
October 31, 1998
----------------

Revenues

          Total revenues decreased $8.5 million or 54% in fiscal 1999 to $7.2 million from $15.7 million in fiscal 1998. Net product sales decreased $3.9 million or 37% principally due to volume. On a pro forma basis, assuming the sale of the pheromone product line took place at the beginning of fiscal 1998, continuing product sales decreased $1.9 million or 22% from fiscal 1998 to fiscal 1999. Other revenue decreased $4.6 million or 87% due primarily to the expiration in January 1999 of the research and development contract with Monsanto. Sales of the Company's Bt product line, representing 91% of Company product sales, decreased 19% in fiscal 1999. The decrease was principally due to decreased sales of CRYMAX, the Company's Bt bioinsecticide for control of caterpillars in the vegetable, tree, nut and vine markets, partially offset by an increase in sales of Lepinox, the Company's bioinsecticide for control of diamondback moth and a variety of armyworms in vegetables and row crops that was introduced in the fourth quarter of fiscal 1998. Biofungicide product sales, which represented 4% of product sales in fiscal 1998, decreased $.3 million or 52% from the year-ago period, principally due to lower sales of Aspire, the Company's biofungicide for control of post harvest rot disease and lower sales of AQ10, the Company's biofungicide for control of powdery mildew. Continuing pheromone product sales, representing 1% of total sales, decreased 66% in fiscal 1999. Discontinued pheromone product sales were $2.0 million in fiscal 1998.
In fiscal 1999, the Company recognized the first sales of its soil amendment product line, representing 4% of total sales in fiscal 1999.

          Contract research revenues decreased $4.6 million or 87% in fiscal 1999 due to the expiration in January 1999 of the research and development agreement with Monsanto that had contributed more than $10 million in contract research revenue over its three-year term. Other income decreased $.5 million in fiscal 1999 over the year-ago period, principally as a result of the $.5 million gain on the sale of the pheromone product line recognized in fiscal 1998.

Costs and Expenses

          Gross margins decreased to 9% in fiscal 1999 from 18% in fiscal 1998, primarily as a result of lower absorption of fixed overhead due to lower sales during fiscal 1999 and higher reserve for obsolescence and rework.

          Total operating expenses, consisting of research and development expenses and selling, general and administrative expenses, decreased $1.0 million or 9%. Research and development costs decreased $1.0 million or 27% in fiscal 1999 compared to the year-ago period, as a result of lower personnel and related costs, due to the wind-down of the Monsanto Research Program and lower basic research. Selling, general and administrative expenses were constant at $6.8 million in fiscal 1998 and 1999. General and administrative expenses decreased 6%. The decrease was offset by an increase in selling and marketing expenses due to staff increases and promotional programs to support the Company's distributors' efforts in introducing the Company's novel biopesticides.

          Net interest expense was $.5 million in fiscal 1999 compared to $.4 million in fiscal 1998. The higher interest expense was due primarily to lower interest income as a result of lower cash and temporary investments in fiscal 1999.

          Net loss allocable to common stockholders for fiscal 1999 was ($9.8) million, or ($1.05) per basic and diluted share, compared with a net loss of ($3.1) million or ($.39) per basic and diluted share in the same period in fiscal 1998. The 1999 fiscal year included assumed incremental yield on preferred stock issue during the year of $.8 million. Weighted average shares were 9.2 million in fiscal 1999 compared to 8.1 million in fiscal 1998.

Results of Operations - Year Ended October 31, 1998 Compared to Year Ended October 31, 1997

Revenues

          Total revenues increased $4.0 million or 34% in fiscal 1998 to $15.7 million from $11.7 million in fiscal 1997. Net product sales increased $1.7 million or 19% and other revenue increased $2.3 million or 79%. Sales of the Company's Bt product line, representing 72% of Company product sales, increased 95% in fiscal 1998 principally due to increased sales of CRYMAX, the Company's Bt bioinsecticide for control of caterpillars in the vegetable, tree, nut and vine markets, which was introduced in fiscal 1997, and the introduction of Lepinox, the Company's bioinsecticide for control of diamondback moth and a variety of armyworms in vegetables and row crops. Biofungicide product sales, which represented 5% of product sales in fiscal 1998, decreased $1.3 million or 71% from the year-ago period, principally due to lower sales of Aspire, the Company's biofungicide for control of post harvest rot disease. Sales of Aspire decreased in fiscal 1998 as a result of carryover inventory at the Company's sole distributor for this product. The Company is currently expanding its distribution for Aspire. Pheromone product sales, representing 23% of total sales, decreased 24% due to the sale of the Company's pheromone product line in the second quarter of fiscal 1998. On an unaudited pro forma basis, assuming the sale of the pheromone product line had taken place at the beginning of fiscal 1997, continuing product sales increased 42% in fiscal 1998.

          Research contract revenues increased $2.3 million or 79% in fiscal 1998 due to payments received under an amendment to the Monsanto research and development contract. Under the amendment, the research program was accelerated to terminate one year earlier (January 1999) with the Company receiving the full $10.0 million in revenue provided for under the original four-year research program with Monsanto. Other income increased $.7 million in fiscal 1998 over the year-ago period, principally as a result of the $.5 million gain on the sale of the pheromone product line.

Costs and Expenses

          Gross margins decreased to 18% in fiscal 1998 from 28% in fiscal 1997, primarily as a result of a change in product mix caused by lower high-margin biofungicide sales and lower domestic sales as a result of a depressed market in the U.S. due to severe weather conditions early in the Company's fiscal year combined with higher low-margin international sales. Another factor impacting margins was a reduction in the price charged to distributors for certain products as a result of the elimination of certain promotional programs with distributors.

          Total operating expenses, consisting of research and development expenses and selling, general and administrative expenses, exclusive of special charges in fiscal 1997, decreased $3.3 million or 24% to $10.4 million in fiscal 1998 compared to $13.7 million in 1997. Research and development costs decreased $1.4 million or 28% in fiscal 1998 compared to the year-ago period, as a result of lower process development and start-up costs and lower personnel and related costs, due to the wind-down of the Monsanto Research Program and lower basic research. Selling, general and administrative expenses decreased $1.8 million or 21% in fiscal 1998, principally as a result of a reduction in personnel, other cost saving measures and a decrease in selling and promotional expenses, due in part to the sale of the pheromone product line and as a result of higher expenses in fiscal 1997 due to the introduction of new products.

          Net interest expense was $.4 million in fiscal 1998 compared to net interest income of $.1 million in fiscal 1997. The higher interest expense was due primarily to interest on the Company's convertible note in fiscal 1998 and lower average investments. The note was converted to preferred stock in the fourth quarter of fiscal 1998.

          Net loss allocable to common stockholders for fiscal 1998 was ($3.1) million, or ($.39) per basic and diluted share, compared with a net loss of ($9.8) million or ($1.23) per basic and diluted share in the same period in fiscal 1997. The 1997 fiscal year included special charges of $1.6 million principally due to the shutdown of the Company's research facility in Israel and the realignment of the Company's manufacturing process. Weighted average shares were 8.1 million in fiscal 1998 compared to 8.0 million in fiscal 1997.

Seasonality of Business
-----------------------

          The bulk of the Company's current products are presently marketed for agricultural applications in the northern hemisphere, where the growing season generally runs from spring until fall. Commercial introduction of the Company's new products is contingent upon, among other factors, completion of field testing and receipt of required regulatory approvals. Unusual weather conditions during field tests or failure to receive regulatory approvals prior to the growing season may require additional field tests in subsequent growing seasons, with resulting delays in product development and commercialization. In addition, because of the seasonal nature of the Company's business, product revenues are likely to be concentrated in the fiscal quarters prior to and during a particular growing season and may result in substantial variations in quarter-to-quarter financial results. Product sales from year to year are also affected by unusual weather conditions, such as droughts, and the level of insect infestation in grower areas.

Inflation
---------

          To date and for the foreseeable future, inflation has not had, nor is it anticipated to have, a significant impact on revenues or costs and expenses of the Company.

Liquidity and Capital Resources
--------------------------------

          At July 31, 2000, and October 31, 1999, the Company has no cash or temporary investments, and net borrowings under long-term debt facilities were $1.3 million and $2.2 million, respectively. During the nine-month period ended July 31, 2000, and for the fiscal year ended October 31, 1999, the Company used cash of $1.5 million and $6.4 million, respectively, for operations. During the nine months ended July 31, 2000, the Company used $1.1 million of cash in repayment of debt and $.3 million for an acquisition. The Company funded these cash outlays from financing and available cash balances of $2.8 million in fiscal 1999. During the nine months ended July 31, 2000 and the year ended October 31, 1999, the Company's raised net proceeds of $1.4 million and $2.9 million, respectively, from equity financing and $1.5 million and $1.1 million from borrowings under debt agreements.

          In May 1999, the Company sold 15,000 shares of Series 1999 A 7% convertible preferred stock to an institutional investor for net proceeds of $1.4 million. In connection with the sale of preferred stock, the holder of the preferred stock was issued five-year warrants to purchase 120,000 shares of common stock at $3.98 per share. In July 1999, the Company sold 500,000 shares of common stock to an institutional investor in a private placement for net proceeds of $1.5 million.

          During the first quarter of fiscal 2000, the Company obtained a $1.5 million variable rate secured loan. Principal on this loan is required to be repaid in 2000 and 2001.

          In February 2000, the Company raised net proceeds of $1.4 million pursuant to a private placement of 7% convertible preferred stock to institutional investors. In accordance with the terms of the preferred stock, the Company is required to recognize a non-cash, assumed incremental yield of approximately $.6 million, calculated at the date of issuance based on 95% of the average conversion feature, as defined in the agreement. The terms of the preferred stock are disclosed in note 6 of the notes to the unaudited consolidated condensed financial statements for the nine-month period ended July 31, 2000.

          On September 11, 2000, the Company's common stock was delisted from the Nasdaq National Market ("NNM") as a result of the Company's failure to meet the NNM's net tangible assets listing requirement. As a result, dividends on the Company's Series 2000-A and Series 1998-C Convertible Preferred Stock are payable in cash, effective with the quarterly dividend payment date of September 30, 2000 and the semiannual dividend payment date of December 31, 2000, respectively. The Company no longer has the option to pay such dividends in stock.

          During the first six months of fiscal 2000, the Company issued 984,732 shares of its common stock in exchange for the 15,000 shares of the Company's Series 1999-A 7% convertible preferred stock issued in May 1999. The Company also issued 52,356 shares of its common stock in payment of cumulative dividends at the time of conversion.

          On February 15, 2000, the Company completed its acquisition of certain sprayable Bt biopesticides from Mycogen Corporation, an affiliate of Dow AgroSciences Inc. (the "Mycogen Transaction") for aggregate consideration, including out-of-pocket expenses, $3.4 million including shares of common stock with a market value of $3.0 million. (See note 6 of the notes to the unaudited consolidated condensed financial statements for the nine month period ended July 31, 2000.)

          To date, the Company has not generated positive cash flow from operations. The Company believes that amounts available under its working capital line of credit should be sufficient to meet its capital and liquidity requirements through fiscal year 2000 based on reduced spending levels. The Company's working capital and working capital requirements are affected by numerous factors and there is no assurance that such factors will not have a negative impact on the Company's liquidity. Principal among these factors are the success of its product commercialization and marketing efforts and the efforts of its strategic partners in commercializing and selling products based on the Company's technology, the technological advantages and pricing of the Company's products, economic and environmental considerations which impact agricultural crop production and the agricultural sector generally, competitive conditions in the agricultural pest control market, and access to capital markets that can provide the Company with the resources, when necessary, to fund its strategic priorities. The Company's access to capital markets may be limited as a result of the Company's delisting from NNM

          The Company's two-year working capital line of credit for up to $5.0 million, originally due in August 2000, has been extended to November 2000. At July 31, 2000, the Company was not in compliance with the covenants under the agreement. At August 31, 2000, $.9 million was outstanding under this credit facility. As a result of the Company's non-compliance with the covenants in its loan agreement, the lender, at its option, may discontinue making loans and liquidate the collateral. The Company continues to pursue the raising of additional funds and other strategic initiatives to improve its working capital position and its capital structure. Also, the Company will need to refinance its working capital line of credit. There is no assurance that access to financings will be available on terms acceptable to the Company or at all. If the Company is not successful in refinancing its working capital line of credit, the Company would take a number of steps to conserve cash until the Company is able to sell assets to provide the necessary resources to repay the outstanding balances under its line of credit and fund operations. Janney Montgomery Scott has been engaged to assist the Company with its strategic initiatives including the sale of certain assets. The Company is also implementing cost saving measure to conserve cash until the closing of any transaction for the sale of assets.
At this time the Company is unable to predict whether it will be successful in its efforts. If the Company is not successful in obtaining additional funding, the Company may not be able to continue in existence. Over the long-term, the Company's liquidity is dependent on market acceptance of its products and technology.

          At September 30, 2000, the Company had no material commitments for capital expenditures.

          Through October 31, 1999, the Company had available Federal net operating loss carryforwards of approximately $83.3 million which expire at various times from 2000 through 2014. In addition, the Company had research and experimentation tax credits of approximately $2.4 million, which credits expire at various times from 2000 through 2012.

          As a result of certain equity transactions, the Company experienced ownership changes as defined by rules enacted with the Tax Reform Act of 1986
(the "Act").   Accordingly, the Company's ability to use its net operating loss and research and experimentation credit carryforwards is subject to certain limitations as defined by the Act. The Company believes that such limitations should not have a significant impact in 2000 or 2001 since anticipated taxable profits, if any, will not exceed the amount of the limitation. In addition, to the extent that the Company recognizes gains, if any, on the disposition of assets held on the date of the ownership change, the annual limitation is increased by the amount of the "built-in" gains attributable to those assets. The built-in gain on a particular asset is the excess of its fair market value over its cost basis on the date of the ownership change.

Other Assets, Liabilities and Stockholders' Equity
---------------------------------------------------

          Net of the effects of an acquisition, inventory decreased $2.6 million in the first nine months of fiscal 2000 as a result a curtailment in production to conserve cash and due to carryover of inventory from 1999. Accounts receivable increased $.3 million compared to the balance at October 31, 1999 due to seasonality of the Company's sales. Accounts payable increased $.6 million due to the timing of payments.

          Inventory increased $1.1 million at October 31, 1999 when compared to October 31, 1998 primarily due to lower then expected sales in fiscal 1999. Accounts receivable at October 31, 1999 decreased $1.7 million as a result of lower sales in the fourth quarter of fiscal 1999. Accounts payable and accrued expenses increased $.3 million in fiscal 1999 as a result of the timing of payments to vendors. Deferred contract revenue at October 31, 1999 decreased $.5 million as a result of revenue earned under the Monsanto contract in fiscal 1999. Debt under the working capital line of credit increased $1.4 million in fiscal 1999 as a result of borrowings to fund operations.

Recently Issued Accounting Standards
------------------------------------

          In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instrument and Hedging Activities which becomes effective for our financial statements beginning November 1, 2000. SFAS No. 133 requires a company to recognize all derivative instruments as assets and liabilities in its balance sheet and measure them at fair value. We do not expect adoption of this standard to have a material impact on our financial statements.

          In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101). SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 requires the Company to follow its guidance no later than its fiscal year beginning November 1, 2000 through a cumulative effect of a change in accounting principle. We do not expect adoption of this standard to have a material impact on our financial statements.

                                   MANAGEMENT

          Mr. James P. Reilly, Jr., 53, has served as Chairman of the Board of Directors of the Company since November 1, 1995 and as a director of the Company since June, 1992. Since January, 1994, Mr. Reilly has been the Chief Executive Officer of the Company and since June, 1992, he has been the Company's President. From June, 1992 to January, 1994, Mr. Reilly served as Chief Operating Officer of the Company. From 1976 until he joined the Company, Mr. Reilly was employed in various management capacities at Rhone-Poulenc, Inc., most recently, from April, 1991 to May, 1992, as Vice President and General Manager of the Fine Chemicals Division.

          Timothy B. Johnson, Vice President, Sales and Marketing, 43, has served as Vice President, Sales and Marketing since October 1998. From 1985 to October 1998, Dr. Johnson served Ecogen in various positions including Business Director. Dr. Johnson received a B.S. in Entomology from Iowa State University and a Ph.D. in Entomology from Purdue University.

EXECUTIVE COMPENSATION

Compensation

          The following table sets forth the compensation for services rendered to the Company during the last three fiscal years by the Chief Executive Officer and each other executive officer of the Company whose aggregate annual salary exceeded $100,000 during the fiscal year ended October 31, 1999:

SUMMARY COMPENSATION TABLE

                                                              Long Term
                                                             Compensation
                         Annual Compensation               (Awards/Payouts)
                         --------------------   --------------------------------------------
                                                              Restricted        All Other
  Name and                          Salary       Options     Stock Awards    Compensation(1)
  Principal Position      Year        ($)          (#)           ($)               ($)
                         -------  -----------    --------  ----------------  ---------------
James P. Reilly, Jr.,       1999     300,000         -0-               -0-        149,945 (2)
Chairman and Chief          1998     300,000     400,000          $125,000 (3)      8,704
Executive Officer           1997     300,000      75,000               -0-          7,125

Timothy B. Johnson          1999     125,000         -0-               -0-          7,500
Vice President              1998     124,167     125,000               -0-          7,983
Sales and Marketing         1997     117,667      10,000               -0-          4,997

(1) Reflects the Company's contribution on behalf of such executive officer to the Company's 401(k) Profit Sharing Plan.
(2) Includes $139,871 reimbursed to Mr. Reilly for the payment of income taxes in connection with the accelerated vesting of a stock award granted to Mr. Reilly in 1998.
(3) Mr. Reilly was granted a stock award of 100,000 shares of Common Stock.

          The Company does not have a defined benefit or actuarial pension plan and the Company does not have a long-term incentive plan.

          The Company maintains a severance compensation agreement with Mr. Reilly that provides that in the event Mr. Reilly's employment with the Company is terminated (as defined in the agreement) under certain circumstances the Company is obligated to continue to pay Mr. Reilly his salary and benefits for a period of two years.

OPTION GRANTS FOR LAST FISCAL YEAR

     There were no options granted to the executive officers of the Company in the 1999 fiscal year.

OPTION EXERCISE AND YEAR-END VALUE TABLE

               Aggregated Option Exercises in Last Fiscal Year and Full Year-End Option Value
               ------------------------------------------------------------------------------

                            Shares       Value      Number of Unexercised        Value of Unexercised
                         Acquired on   Realized       Options at Fiscal        In-the-Money Options at
         Name            Exercise (#)     ($)            Year-End (#)           Fiscal Year End($)(1)
-----------------------  ------------  ---------  --------------------------  --------------------------

                                                  Exercisable  Unexercisable  Exercisable  Unexercisable
                                                  -----------  -------------  -----------  -------------
     J.P. Reilly, Jr.       None         N/A          311,333        296,667       57,133      114,267
     T.B. Johnson           None         N/A           57,348         89,672       18,229       36,458

(1) The dollar values have been calculated based on the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise prices of the options. For purpose of determining the fair market value of the in-the-money options at October 31, 1999, the fair market value of the Common Stock was $1.6875.

PERFORMANCE GRAPH

      The following is a line graph comparison of the Company's yearly percentage change in cumulative total shareholder return with that of the NASDAQ Composite Index and the Zacks Agricultural Operations Index, for the period beginning with October 31, 1994 and ending October 31, 1999.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG ECOGEN INC., NASDAQ COMPOSITE INDEX,
                    AND ZACKS AGRICULTURAL OPERATIONS INDEX*

  DESCRIPTION       1994       1995       1996       1997       1998       1999
ECOGEN INC ($)     $100.00    $ 30.63    $ 17.42    $ 14.19    $  6.61    $  8.71
ZACKS INDEX ($)    $100.00    $126.44    $156.90    $207.29    $252.88    $317.79
NASDAQ ($)         $100.00    $141.33    $173.89    $213.07    $300.24    $542.41

* Assumes an initial investment of $100. Total return assumes reinvestment of dividends. Included in the Zacks Index are AG Services of America Inc., Chai Na Ta Corporation, DeKalb Genetics Corp., Delta & Pine Land Co., Embrex, Inc., Neogen Corp., Northland Cranberries Inc., Pioneer Hi-Bred International and U.S. Home & Garden Inc. Values are as of October 31 thereafter.

                                   DIRECTORS

Esteban A. Ferrer, 49, has served as a director of the Company since January, 1996. From 1983 until 1995, he served as Secretary of the Company. Since September, 1990, Mr. Ferrer has been a partner at the law firm of Paul, Hastings, Janofsky & Walker LLP. Mr. Ferrer holds a Juris Doctor degree from Columbia University School of Law and is admitted to practice in the states of Connecticut and New York.

Philippe D. Katz, 38, has served as a director of the Company since February, 1998. Since 1996, Mr. Katz has been a partner at the investment firm of United Equities(Commodities) Company. From 1992 to 1996, Mr. Katz was associated with United Equities(Commodities) Company. From 1989 to 1992, Mr. Katz was associated with the law firm of Weil, Gotshal & Manges. */**

Dr. Lowell N. Lewis, 68, has served as a director of the Company since February, 1989. Since February, 1992, Dr. Lewis has been an International Research Management Consultant. From January, 1988 through his retirement from the University of California in April, 1991, Dr. Lewis was employed at the University of California as Associate Vice President for Programs, Agriculture and Natural Resources; Associate Director of the California Agricultural Experiment Station; and Associate Director of Cooperative Extension.

James P. Reilly, Jr., 53, has served as Chairman of the Board of Directors of the Company since November 1, 1995 and as a director of the Company since June, 1992. Since January, 1994, Mr. Reilly has been the Chief Executive Officer of the Company and since June, 1992, he has been the Company's President. From June, 1992 to January, 1994, Mr. Reilly served as Chief Operating Officer of the Company. From 1976 until he joined the Company, Mr. Reilly was employed in various management capacities at Rhone-Poulenc, Inc., most recently, from April, 1991 to May, 1992, as Vice President and General Manager of the Fine Chemicals Division.

John R. Sutley, 57, has served as a director of the Company since March, 1996. From 1994 to 1999, he was President and Chief Executive Officer of Nalco/Exxon Energy Chemicals, L.P., a specialty chemicals company. From 1968 to 1994, Mr. Sutley was employed in various management capacities at Nalco Chemical Co., most recently, from 1991 to 1994, as Group Vice President of Nalco Chemical Co. and President of Nalco Europe.

                         COMPENSATION COMMITTEE REPORT

          Responsibility for recommending compensation of the Company's executive officers for services rendered during fiscal 1999 rested with the Compensation Committee of the Company's Board of Directors. Those recommendations were then considered and approved by the Board.

          In recommending the compensation of the Company's executive officers, the Compensation Committee has adopted the philosophy that aligning compensation with each executive officer's contribution to Company-wide performance objectives and encouraging stock ownership result in optimal performance by its executive officers which, in turn, should positively affect the Company's future performance. The major components of the Company's executive officers' compensation are salary, cash bonuses, stock awards, and stock options.
Salaries of the Company's executive officers tend to be set at the midpoint of industry peers, and stock option grants, stock awards, and cash bonuses are employed to enhance the competitiveness of compensation packages within the industry, to reward outstanding performance and to provide incentive for reaching further performance goals.

          For the Company's fiscal year 1999, the Compensation Committee analyzed the Company's operating results and progress towards achieving its long-term objective of becoming a leading developer and supplier of biological pesticide products. The Compensation Committee evaluated the Company's product sales, net loss, operating expenses and cash reserves. The Committee believed that the preceding four factors, considered as a whole without particular emphasis on any one factor, provided the primary criteria for quantitatively measuring the Company's performance. Long-term goals reviewed by the Compensation

Committee included (1) progress in research and development programs, (2) expansion of product line and product distribution through internal means and/or external strategic alliances, and (3) managing the Company's current strategic alliances.

          With respect to the compensation of Mr. Reilly, the Company's Chairman and Chief Executive Officer, Mr. Reilly was paid $300,000 as salary during fiscal year 1998 and fiscal year 1999. While the Committee concluded that the Company did make progress during fiscal 1999 toward achievement of a number of its long-term objectives, the Company fell short of improving its operating results. While the Company's operating results were in line with the results achieved by the industry in which the Company participates, it is the Committee's view that the Chief Executive Officer bears responsibility for both the successes and the failures of the Company. Accordingly, the Committee did not recommend an increase in Mr. Reilly's salary and made no recommendations in connection with stock option grants or stock awards for Mr. Reilly in 1999.

          The Company continues to pursue raising additional capital funds and other strategic alliances to improve its working capital position and operating results and this focus will continue in 2000. Mr. Reilly is critical to the Company's efforts in this pursuit and the Committee recognizes the time and effort Mr. Reilly has dedicated to this area. In light of Mr. Reilly's importance to the Company, the Committee agreed to amend his severance compensation agreement by (i) providing for continuation of salary and benefits for a period of two years after his termination, as long as certain conditions are met, and (ii) providing for reimbursement of any taxes payable by Mr. Reilly as a result of "golden parachute" excise taxes.

          With respect to executive officers' compensation generally during fiscal 1999, the Compensation Committee primarily focused on the compensation of management-level employees at both comparable companies and at divisions of larger companies engaged in the same industry as the Company, and also considered the contribution made by each individual officer to the achievement of the Company-wide objectives outlined above.

          The Company has considered the effect of Internal Revenue Code Section 162(m) and proposed regulations thereunder concerning the non-deductibility of certain executive compensation payments in excess of $1 million and has determined that the Company need not adopt a policy with respect thereto because none of its executive officers currently has compensation approaching $1 million per year, nor is it likely that any such officer will reach that level of compensation in the near future.

          It is our hope that you, the stockholders, will come to view our decisions on executive compensation as indicators of how your directors view both the individual contributions of each of the Company's executives and where the Company stands along its strategic path.

           Esteban A. Ferrer    Lowell N. Lewis (Chairman)     John R. Sutley

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

          Mr. Esteban A. Ferrer served as a member of the Compensation Committee of the Board of Directors during the fiscal year ended October 31, 1999. He is a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP which has represented the Company with respect to various legal matters since 1990.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of September 30, 2000, with respect to the beneficial ownership of the Common Stock by all persons known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, by each director and nominee for director, by each named executive officer, and by all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                 Name and Address (1)                    Number of Shares(2)    Percentage of Class(3)
-------------------------------------------------------  -------------------  --------------------------
     United Equities (Commodities) Company                      8,240,961                39%(6)
     Moses Marx, Philippe D. Katz
     160 Broadway
     New York, NY  10038 (4)(5)

     Dow AgroSciences                                           1,351,351                11%
     9330 Zionsville Road
     Indianapolis IN 46268-1045 (7)

     Goldsmith & Harris                                           978,537                 7%
     Philip W. Goldsmith, Jay R. Harris
     80 Pine Street
     New York, New York 10005 (8)

     Monsanto Company                                             943,397                 7%
     800 North Lindbergh Boulevard
     St. Louis, MO  63167

     Agroinvest Limited, Bioinvest Limited                        940,000                 7%
     Farlap Asset Management Limited
     Mrs. Luciana Price
     22 Grenville Street
     St. Helier, Jersey, Channel Islands (9)

     James P. Reilly, Jr. (10)                                    469,727                 4%
     Timothy B. Johnson (11)                                       62,723                 *
     Esteban A. Ferrer (12)                                         5,800                 *
     Philippe D. Katz (13)                                         16,000                 *
     Lowell N. Lewis (14)                                           6,540                 *
     John R. Sutley (15)                                           12,040                 *
     All current executive officers and directors
     as a group (six persons)
     (4), (5), (10), (11), (12), (13), (14), (15) and (16)      2,714,485                42% (6)

* Indicates amount is less than 1%.

(1) The addresses of all officers and directors of the Company listed above are in care of the Company. The Company's corporate headquarters are located at 2000 Cabot Boulevard West, Langhorne, Pennsylvania 19047. For purposes of calculating beneficial ownership, the Company relied upon reports filed with the Securities and Exchange Commission and upon its actual knowledge.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within sixty (60) days are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities, but are not deemed outstanding for computing the ownership percentage of any other person. Except as indicated and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3) The "Percentage Owned" calculations are based on the outstanding shares of Common Stock as of October 10, 2000.

(4) Includes a five-year warrant to purchase up to 200,000 shares of Common Stock at $1.25 per share granted to the Momar Corporation. Mr. Marx is the President and a control person of Momar Corporation.

(5) Pursuant to Amendment No. 4 to Schedule 13D filed by Moses Marx and United Equities (Commodities) Company ("United Equities") on June 21, 1999, securities reported as being beneficially owned by United Equities include 534,833 shares of Common Stock. Includes 7,506,128 shares which United Equities has the right to acquire upon conversion of the Comapany's 8% Series 1998-C convertible Preferred Stock. Moses Marx has a 99% equity interest in United Equities, and has sole investment and voting power over, and is deemed to beneficially own the shares of Common Stock held by United Equities. Philippe Katz has a 0.5% equity interest in United Equities and may be deemed to beneficially own the shares of Common Stock held by United Equities.

(6) Includes outstanding shares of Common Stock as of October 10, 2000, shares which United Equities has the right to acquire upon conversion of the Company's 8% Series 1998-C convertible Preferred Stock and shares which Momar Corporation has the right to acquire upon conversion of a warrant.

(7) Under the terms of the agreement, Dow AgroSciences has agreed to hold the shares for a three-year period, except in the event of certain change in control transactions. Dow AgroSciences also has been granted certain market price protection at the time that Mycogen sells the Shares.

(8) Pursuant to Schedule 13G filed by Goldsmith & Harris Incorporated ("G&H") on February 16, 2000, securities reported as being beneficially owned by G&H include 978,537 shares of Common Stock as of December 31, 1999. Included in the 958,137 shares are 20,000 shares owned by Philip W. Goldsmith and 214,300 shares owned by Jay R. Harris and members of his family. Mr. Goldsmith and Mr. Harris are control persons of G&H.

(9) Pursuant to Amendment No. 2 to Schedule 13D filed by Agroinvest Limited, Bioinvest Limited, Farlap Asset Management Limited and Mrs. Luciana Price ("Agroinvest Group") on November 18, 1999, securities reported as being beneficially owned by United Equities include 940,000 shares of Common Stock on November 1, 1999. Bioinvest Limited owns all of the outstanding stock of Agroinvest Limited. Farlap Asset Management Limited owns all of the outstanding stock of Bioinvest Limited. Mrs. Luciana Price owns all of the outstanding stock of Farlap Asset Management Limited. Bioinvest Limited currently is the record holder of 500,000 shares of Common Stock and currently holds 440,000 shares of Common Stock through a nominee.

(10) Includes 311,133 shares which Mr. Reilly has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 31, 2000. Does not include 296,667 shares which Mr. Reilly has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 2000.

(11) Includes 57,348 shares which Dr. Johnson has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 31, 2000 Does not include 89,672 shares which Dr. Johnson has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 2000.

(12) Includes 4,800 shares which Mr. Ferrer has the right to acquire upon the exercise of stock options which are exercisable on or within 60 days following January 31, 2000. Does not include 11,000 shares which Mr. Ferrer has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 2000.

(13) Includes 1,000 shares which Mr. Katz has the right to acquire upon the exercise of stock options which are exercisable on or within 60 days following January 31, 2000. Does not include 11,000 shares which Mr. Katz has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 2000. Does not include shares owned by United Equities of which Mr. Katz has a .5% equity interest. See Footnote 2 above.

(14) Includes 5,400 shares which Dr. Lewis has the right to acquire upon the exercise of stock options which are exercisable on or within 60 days following January 31, 2000. Does not include 11,000 shares which Dr. Lewis has the right to acquire upon exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 2000.

(15) Includes 12,000 shares which Mr. Sutley has the right to acquire upon exercise of stock options which are exercisable on or within 60 days following January 31, 2000. Does not include 11,000 which Mr. Sutley has the right to acquire upon the exercise of stock options which are not currently exercisable and not exercisable within 60 days following January 31, 1999.

(16) Gives full effect to stock options and warrants, which are presently exercisable, held by current executive officers and directors.

                              CERTAIN TRANSACTIONS

          On January 24, 1996, the Company closed a transaction with Monsanto Company ("Monsanto") for, among other things, development of the Company's proprietary Bt technology. Under the terms of the agreement, Monsanto purchased 943,397 shares of Common Stock for $10.60 per share for an aggregate purchase price of $10 million. Monsanto has certain registration rights with respect to the shares of Common Stock. In addition, Monsanto has a right of first refusal to purchase securities from the Company in order to maintain its percentage ownership interest in the Company upon the occurrence of certain events involving the issuance of additional securities by the Company. In addition, on January 24, 1996, Monsanto acquired for $5 million certain rights to Ecogen's existing Bt strain library and insecticidal crystal protein gene library, and the intellectual property rights associated with such libraries including certain patents and patent applications (the "Bt Technology"). The Company maintains rights to the Bt Technology for applications other than in-plant uses. Monsanto did not acquire any rights to the Company's fermentation and formulation technology, insectary technology or technology related to the movement of Bt genes from Bt and back into Bt without foreign DNA. Monsanto and the Company are also parties to a Research and Development Agreement involving Bt Technology (the "R&D Program"). The R&D Program which terminated in January, 1999, provided Ecogen with $10 million of research funding. The results of the R&D Program are owned by Monsanto and licensed to Ecogen for use outside of in-plant applications. Under the terms of the agreement with Monsanto, Ecogen will share in the commercialization success of transgenic plants incorporating the Bt Technology. Monsanto shall pay a commercialization success fee based on sales revenue and license fees received by Monsanto from products which incorporate the Bt Technology or the results from the R&D Program.

          In December, 1999, the Company borrowed $1.5 million from The Berkshire Bank, a subsidiary of Berkshire Bancorp Inc. The loan was guaranteed by Momar Corporation in exchange for a five-year warrant to purchase up to 200,000 shares of Common Stock at $1.25 per share. Mr. Marx, a general partner in United Equities Company and United Equities (Commodities) Company, is a director of the Berkshire Bank and President of Momar Corporation.

          In February 2000, the Company completed its acquisition of certain assets of the sprayable Bt biopesticide business of Mycogen Corporation, an affiliate of Dow AgroSciences LLC. The transaction included the purchase of Mycogen's Bt bioinsecticides, trademarks, product inventories and a license to certain proprietary genes and strains for use in sprayable bioinsecticides. The Company issued 1.4 million shares of common stock valued at $3.0 million upon the closing of the transaction. Prior to the closing, the Company acquired approximately $.4 million of Mycogen's inventory of sprayable Bt products under a distribution agreement beginning January 1, 2000, pending the signing of final agreements. Principal products acquired include: MVP for control of lepidopteran pests in vines and vegetables, MVPII for control of lepidopteran pests in trees, nuts, vines and row crops and Mattch for control of lepidopteran pests in vegetables.

          Esteban A. Ferrer, a director of the Company since January, 1996, is a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP which has represented the Company with respect to various legal matters since 1990.

          The Company believes that all of the foregoing transactions were entered into upon terms comparable to those which could have been obtained at that time from a third party in an arms' length transaction and furthermore have significantly contributed to the Company.

                      WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of such reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of such documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is traded on the Nasdaq National Market System. You may also read and copy documents we file with the SEC at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

          We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents unless specifically incorporated by reference. You should direct any requests for documents to the following:

                                  Ecogen Inc.
                     2000 Cabot Boulevard West, Suite 170
                         Langhorne, Pennsylvania 19047
   Attention:  James P. Reilly, Jr., President and Chief Executive Officer.
                                (215) 757-1590

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 1999 Audited Consolidated Financial Statements                                          Page
----------------------------------------------------------                                          ----
Independent Auditors' Report......................................................................   F-2
Consolidated Balance Sheets-October 31, 1999 and 1998.............................................   F-3
Consolidated Statements of Operations-Years Ended October 31, 1999, 1998 and 1997.................   F-4
Consolidated Statements of Stockholders' Equity- Years Ended October 31, 1999, 1998 and
 1997.............................................................................................   F-5
Consolidated Statements of Cash Flows- Years Ended October 31, 1999, 1998 and 1997................   F-6
Notes to Consolidated Financial Statements- October 31, 1999, 1998 and 1997.......................   F-8
Financial Statement Schedule-Valuation and Qualifying Accounts....................................   F-22


July 31, 2000 Unaudited Consolidated Condensed Financial Statements
-------------------------------------------------------------------

Unaudited Consolidated Condensed Balance Sheet-July 31, 2000 and October 31, 1999.................  F.23
Unaudited Consolidated Condensed Statements of Operations-Three Months and Nine Months ended
July 31, 2000.....................................................................................  F-24
Unaudited Consolidated Condensed Statements of Stockholders Equity-Nine Months Ended
July 31, 2000.....................................................................................  F-25
Unaudited Consolidated Condensed Statements of Cash Flows-Nine Months Ended July 31, 2000
and 1999..........................................................................................  F-26
Notes to Unaudited Consolidated Condensed Financial Statements....................................  F-28

Unaudited Pro Forma Consolidated Financial Statements
-----------------------------------------------------

Introduction......................................................................................  F-33
Unaudited Pro Forma Consolidated Statement of Operations-Year Ended October 31, 199 ..............  F-34
Unaudited Pro Forma Consolidated Statement of Operations-Nine Months Ended
July 31, 2000.....................................................................................  F-35

Audited Financial Statements of the Acquired Bt Biopesticide Business of Mycogen Corporation
--------------------------------------------------------------------------------------------

Independent Auditors' Report......................................................................  F-36
Statement of Assets Sold as of December 31, 1999..................................................  F-37
Statement of Direct Revenue and Direct Expenses for the Year Ended December 31, 1999..............  F-38

                         Independent Auditors' Report


The Board of Directors and Stockholders
Ecogen Inc.:

          We have audited the consolidated financial statements of Ecogen Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ecogen Inc. and subsidiaries as of October 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 1999 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



KPMG LLP


Short Hills, New Jersey
December 16, 1999, except
as to note 18 which is as of
February 15, 2000

                         ECOGEN INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                 ASSETS
                                 ------                                                                October 31,
                                                                                                   1999            1998
                                                                                                   ----            ----
Current assets:
  Cash and cash equivalents                                                                   $           -   $   2,009,437
  Temporary investments                                                                                   -         813,150
  Trade receivables, less allowances of $129,023
      and $80,000 in 1999 and in 1998, respectively                                               1,685,950       3,338,897
  Inventory, net                                                                                  5,358,017       4,298,374
  Prepaid expenses and other current assets                                                         387,043         624,072
                                                                                              -------------   -------------
     Total current assets                                                                         7,431,010      11,083,930
   Plant and equipment, net                                                                       2,374,462       2,771,255
  Other assets, net                                                                                 656,800         818,559
  Intangible assets, net                                                                                  -           2,717
                                                                                              -------------   -------------
                                                                                              $  10,462,272   $  14,676,501
                                                                                              =============   =============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------
Current liabilities:
  Line of credit due within one year                                                              2,193,145          26,019
  Accounts payable and accrued expenses                                                           4,010,120       3,076,300
  Deferred revenue                                                                                        -         485,853
                                                                                              -------------   -------------
      Total current liabilities                                                                   6,203,265       3,588,172
Long-term debt                                                                                      250,186       1,327,875
Long-term deferred revenue                                                                        1,451,928       1,301,333
Minority interest in subsidiaries                                                                 1,533,854       1,533,854
                                                                                              -------------   -------------
       Total liabilities                                                                          9,435,948       7,751,234
                                                                                              -------------   -------------
Stockholders' equity:
  Preferred stock, par value $.01 per share; authorized 7,500,000 shares:
        Series 1999 A convertible preferred stock 30,000 authorized;
             15,000 shares outstanding in 1999
             (liquidation value $1,500,000)                                                             150               -
        Series 1998 A convertible preferred stock - 35,000 shares authorized;
             19,500 shares issued and outstanding in 1998 (liquidation value
             $1,950,000)                                                                                  -             195
        Series 1998 C convertible preferred shares: 50,000 shares authorized;
             32,354 shares issued and outstanding in1999 and 1998, respectively
             (liquidation value $3,235,400)                                                             324             324
  Common stock, par value $.01 per share; authorized 42,000,000
        shares; 9,985,860 and 8,246,035 shares issued in 1999 and 1998, respectively                 99,859          82,426
  Additional paid-in capital                                                                    124,554,877     122,162,964
  Accumulated deficit                                                                          (123,632,171)   (114,665,164)
  Net unrealized gain on securities                                                                       -           3,912
  Treasury stock, at cost (none and 51,960 shares in 1999
        and 1998, respectively)                                                                           -        (659,390)
                                                                                              -------------   -------------
    Total stockholders' equity                                                                    1,023,039       6,925,267
                                                                                              -------------   -------------
Commitments
                                                                                              $  10,462,272   $  14,676,501
                                                                                              =============   =============

         See accompanying notes to consolidated financial statements.

                         ECOGEN INC. AND SUBSIDIARIES

                     Consolidated Statements Of Operations



                                                                     Year Ended October 31,
                                                               1999           1998           1997
                                                               ----           ----           ----
Revenues:
     Product sales, net                                    $  6,566,022   $ 10,471,945   $  8,783,461
     Research contract revenue                                  676,277      5,265,952      2,938,790
                                                           ------------   ------------   ------------
Total revenues                                                7,242,299     15,737,897     11,722,251
                                                           ------------   ------------   ------------
Costs and expenses, including related party
     amounts of $155,879, $436,142, and $837,841
     in 1999, 1998 and 1997, respectively:
     Cost of products sold                                    5,975,954      8,600,903      6,291,928
     Research and development:
          Funded by third parties                               318,559        725,169      1,218,107
          Self funded                                         2,318,334      2,890,454      3,823,503
     Selling, general and administrative                      6,832,761      6,823,931      8,661,750
     Special charges                                                  -              -      1,625,892
                                                           ------------   ------------   ------------
Total costs and expenses                                     15,445,608     19,040,457     21,621,180
                                                           ------------   ------------   ------------

Operating loss                                               (8,203,309)    (3,302,560)    (9,898,929)

Other income (expense)
    Net interest (expense) income                              (522,894)      (354,785)        88,837
    Other income, net                                           114,932        660,239              -
                                                           ------------   ------------   ------------
  Total other income (expense), net                            (407,962)       305,454         88,837
                                                           ------------   ------------   ------------

Net loss                                                     (8,611,271)    (2,997,106)    (9,810,092)

Dividends on preferred stock, including assumed
    incremental yield of $786,444 for 1999                    1,142,180        116,020          1,815
                                                           ------------   ------------   ------------

Net loss allocable to common stockholders                   ($9,753,451)   ($3,113,126)   ($9,811,907)
                                                           ============   ============   ============

Basic and diluted net loss per common share                      ($1.05)        ($0.39)        ($1.23)
                                                           ============   ============   ============
Weighted average common shares
  outstanding                                                 9,248,000      8,059,000      7,958,000
                                                           ============   ============   ============

          See accompanying notes to consolidated financial statements.

                         ECOGEN INC. AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity
                 Years ended October 31, 1999, 1998, and 1997


                                                              Convertible         Common          Additional          Accumulated
                                                            Preferred Stock        Stock        Paid-in Capital         Deficit
                                                            ---------------        -----        ---------------         -------
Balance, October 31, 1996                                             $58          $79,282      $117,548,065        ($101,741,946)
Issuance of 5,793 shares of common stock for
   employee benefits                                                    -               58           (84,639)                   -
Issuance of 136,000 shares of common stock
   in settlement of a royalty obligation                                -            1,360           386,240                    -
Conversion of 5,834 shares of Series B convertible
   preferred stock to 44,030 shares of common stock                   (58)             440              (382)                   -
Dividends on preferred stock                                            -               46            12,088                    -
Foreign currency translation                                            -                -                 -                    -
Net reduction in unrealized gain on securities                          -                -                 -                    -
Net loss                                                                -                -                 -           (9,810,092)
                                                               -----------     ------------     -------------       -------------
Balance, October 31, 1997                                               -           81,186       117,861,372         (111,552,038)
Issuance of 115,273 shares of common stock to employees                 -            1,000           (41,263)                   -
Private placement of 20,000 shares of convertible preferred
   stock, net of issuance costs, including 24,000 shares
   of common stock                                                    200              240         1,794,549                    -
Conversion of convertible note for 32,354 shares of
   Series 1998 A convertible preferred stock                          324                -         3,219,922                    -
Conversion of 500 shares of Series 1998 B convertible
   preferred stock to 50,000 shares of common stock                    (5)               -          (652,995)                   -
Dividends on preferred stock                                            -                -           (18,621)            (116,020)
Net reduction in unrealized gain on securities                          -                -                 -                    -
Net loss                                                                -                -                 -           (2,997,106)
                                                               -----------     ------------     -------------       -------------
Balance, October 31, 1998                                             519           82,426       122,162,964         (114,665,164)
Issuance of 1,738 shares of common stock and transfer of
   5,037 shares of treasury stock for employee benefits                 -               17           (52,527)                   -
Private placement of 500,000 shares of common stock,
   net of issuance costs                                                -            5,000         1,530,208                    -
Private placement of 15,000 shares of convertible preferred
   stock, net of issuance costs, including 20,000 shares
   of common stock                                                    150              200         1,356,650                    -
Conversion of 19,500 shares of Series 1999 A convertible
   preferred stock to 1,155,975 shares of common stock
   including the transfer of 15,175 shares out of treasury
   stock                                                             (195)          11,408          (600,908)                   -
Issuance of 17,221 shares of common stock in
   connection with consulting agreement                                 -              172            49,828                    -
Dividends on preferred stock                                                           636           108,662             (355,736)
Net reduction in unrealized gain on securities                          -                -                 -                    -
Net loss                                                                -                -                 -           (8,611,271)
                                                               -----------     ------------     -------------       --------------
Balance, October 31, 1999                                      $      474      $    99,859      $124,554,877        ($123,632,171)
                                                               ===========     ============     =============       ==============

                                                                         Equity           Treasury
                                                                      Adjustments      Stock at Cost         Total
                                                                      -----------      -------------         -----
Balance, October 31, 1996                                             $  171,278        ($1,653,497)       $14,403,240
Issuance of 5,793 shares of common stock for
   employee benefits                                                           -            125,389             40,808
Issuance of 136,000 shares of common stock
   in settlement of a royalty obligation                                       -                  -            387,600
Conversion of 5,834 shares of Series B convertible
  preferred stock to 44,030 shares of common stock                             -                  -                  -
Dividends on preferred stock                                                   -                  -             12,134
Foreign currency translation                                            (161,536)                 -           (161,536)
Net reduction in unrealized gain on securities                            (2,503)                 -             (2,503)
Net loss                                                                       -                  -         (9,810,092)
                                                                      -----------      -------------       ------------
Balance, October 31, 1997                                                  7,239         (1,528,108)         4,869,651
Issuance of 115,273 shares of common stock to employees                        -            195,553            155,290
Private placement of 20,000 shares of convertible preferred
   stock, net of issuance costs, including 24,000 shares
   of common stock                                                             -                  -          1,794,989
Conversion of convertible note for 32,354 shares of
   Series 1998 A convertible preferred stock                                   -                  -          3,220,246
Conversion of 500 shares of Series 1998 B convertible
   preferred stock to 50,000 shares of common stock                            -            653,000                  -

Dividends on preferred stock                                                   -             20,165           (114,476)

Net reduction in unrealized gain on securities                            (3,327)                 -             (3,327)
Net loss                                                                       -                  -         (2,997,106)
                                                                      -----------      -------------       ------------
Balance, October 31, 1998                                                  3,912           (659,390)         6,925,267
Issuance of 1,738 shares of common stock and transfer of
   5,037 shares of treasury stock for employee benefits                        -             69,695             17,185
Private placement of 500,000 shares of common stock,
   net of issuance costs                                                       -                  -          1,535,208
Private placement of 15,000 shares of convertible preferred
   stock, net of issuance costs, including 20,000 shares
   of common stock                                                             -                  -          1,357,000
Conversion of 19,500 shares of Series 1999 A convertible
   preferred stock to 1,155,975 shares of common stock
   including the transfer of 15,175 shares out of treasury
   stock                                                                       -            589,695                  -
Issuance of 17,221 shares of common stock in
   connection with consulting agreement                                        -                  -             50,000
Dividends on preferred stock                                                                                  (246,438)
Net reduction in unrealized gain on securities                            (3,912)                 -             (3,912)
Net loss                                                                       -                  -         (8,611,271)
                                                                      -----------      -------------       ------------
Balance, October 31, 1999                                             $        -       $          -         $1,023,039
                                                                      ===========      =============       ============

         See accompanying notes to consolidated financial statements.

                         ECOGEN INC. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows

                                                                                 Year Ended October 31,
                                                                            1999          1998          1997
                                                                            ----          ----          ----
Cash flows from operating activities:
 Net loss                                                               ($8,611,271)  ($2,997,106)  ($9,810,092)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
     Loss (gain) on sale or disposition of assets                           101,000      (542,268)            -
     Depreciation and amortization expense                                  702,399       762,149     1,355,310
     Noncash interest and other expense                                     351,861       336,933             -
     Changes in operating assets and liabilities,
       net of effects from acquisitions/dispositions:
        (Increase) decrease in inventory                                 (1,059,643)    2,352,999    (1,502,295)
        Decrease (increase) in trade receivables, net                     1,652,947    (1,569,383)        4,091
        Decrease (increase) in prepaid expenses
         and other current assets                                           237,028       (52,844)      (77,708)
        Increase (decrease) in accounts payable and
         accrued expenses                                                   619,053    (1,650,833)     (105,868)
        (Decrease) increase in deferred revenue                            (485,853)     (471,941)      856,427
        (Decrease) increase in other long-term obligations                        -       297,071      (116,530)
        Other                                                                90,404        47,937       137,795
                                                                        -----------   -----------   -----------
 Net cash used in operating activities                                   (6,402,075)   (3,487,286)   (9,248,870)
                                                                        -----------   -----------   -----------
Cash flows from investing activities:
  Proceeds from maturities of temporary
   investments                                                              813,150     1,263,000     3,441,068
  Purchase of temporary investments                                               -    (1,530,135)            -
  Purchase of plant and equipment                                          (101,796)     (351,886)     (520,144)
  Net proceeds from sale of pheromone
   product line                                                                   -     1,659,410             -
                                                                        -----------   -----------   -----------
 Net cash provided by investing activities                                  711,354     1,040,389     2,920,924
                                                                        -----------   -----------   -----------
Cash flows from financing activities:
  Net proceeds from sale of common
    and convertible preferred stock, net of
    issuance costs                                                        2,892,208     1,794,989             -
  Net proceeds from issuance of common
    shares under stock option plan                                            4,449        10,565         9,752
  Repayment of capital lease obligation                                    (297,304)     (223,823)     (476,089)
  Net proceeds from line of credit                                        1,081,931     1,050,000             -
  Proceeds from issuance of convertible note                                      -             -     3,000,000
                                                                        -----------   -----------   -----------
Net cash provided by financing activities                                 3,681,284     2,631,731     2,533,663
                                                                        -----------   -----------   -----------
                                                                                                              (Continued)

                         ECOGEN INC. AND SUBSIDIARIES
               Consolidated Statements of Cash Flows, Continued

                                                                Year Ended October 31,
                                                            1999         1998         1997
                                                            ----         ----         ----
Effect of foreign exchange rate changes on cash                   -            -       (1,815)
                                                        -----------   ----------  -----------

Net increase (decrease) in cash and cash equivalents     (2,009,437)     184,834   (3,796,098)

Cash and cash equivalents, beginning of year              2,009,437    1,824,603    5,620,701
                                                                      ----------  -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                            -   $2,009,437  $ 1,824,603
                                                        ===========   ==========  ===========
----------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for:
     Interest                                           $   211,226   $  171,136  $   142,489
     Income taxes                                                 -            -            -
----------------------------------------------------------------------------------------------

NONCASH INVESTING AND FINANCING ACTIVITIES:

  In 1998, the Company issued 32,354 shares of Series 1998 C convertible preferred stock in exchange for an 8% convertible secured note in the amount of $3,235,400, including accrued interest.

  In 1998, the Company issued 24,000 shares of common stock as a fee in connection with a private placement. In 1997, the Company issued 136,000 shares of common stock in satisfaction of future royalty obligations.

  In 1999 and 1997, debt totaling approximately $304,810 and $262,000, respectively, was incurred by the Company for the acquisition of equipment.

  In 1999 and 1998, holders of the Company's Series 1998 A convertible preferred stock converted 19,500 and 500 shares, respectively, of preferred stock to 1,155,975 and 50,000 shares of common stock. In 1997, holders of the Company's Series B convertible preferred stock converted 5,834 shares of preferred stock to 44,030 shares of common stock. Noncash dividends on preferred shares settled through the issuance of common stock amounted to $109,298, $116,020 and $1,815 in fiscal 1999, 1998 and 1997, respectively.

  In 1999, 1998 and 1997, the Company transferred 5,037, 15,273 and 9,755 shares, respectively, of treasury stock to outstanding shares pursuant to certain employee benefit plans. Also in 1999, the Company issued 1,738 shares of common stock pursuant to certain employee benefit plans.

  In 1999, the Company issued 17,221 shares of common stock pursuant to a consulting agreement.
________________________________________________________________________________


         See accompanying notes to consolidated financial statements.

                         ECOGEN INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements


(1) Basis of Presentation and Summary of Significant Accounting Policies

    Organization, business activities and liquidity:
       The consolidated financial statements include the accounts of Ecogen Inc. ("Ecogen" or the "Company") and its wholly-owned and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Included in other long-term obligations is approximately $1.5 million which represents cash received from the minority stockholders of the Company's research and development subsidiary. Such amounts were recorded as other long-term obligations in accordance with Statement of Financial Accounting Standards ("SFAS") No. 68, "Research and Development Arrangements."

       The Company is a biotechnology company specializing in the development and marketing of environmentally compatible products for the control of pests in agricultural and related markets. The Company has not yet achieved profitable operations and there is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. Further, the Company's future operations are dependent on, among other things, the success of the Company's commercialization efforts and market acceptance of the Company's products.

       Since its inception in 1983, the Company's source of funds has been primarily dependent on private and public offerings of equity securities, revenues from research and development alliances, and product sales. In 1998, the Company obtained a two-year working capital line of credit; such credit facility expires in August 2000 and approximately 1.6 million is outstanding under that credit facility as of February 15, 2000. The Company believes that its existing working capital and amounts available under its working capital line of credit should be sufficient to meet its capital and liquidity requirements through fiscal 2000 based on reduced spending levels, if necessary. However, the Company's working capital line of credit will need to be renewed or refinanced in August 2000. (See note 18 of the notes to the consolidated financial statements.) The Company continues to evaluate various programs to raise additional funds, pursue strategic initiatives and refinance its working capital facility. At this time the Company is unable to predict whether it will be successful in its efforts. If the Company is not successful refinancing its working capital line of credit or in raising additional funding, the Company would take a number of steps to conserve cash, including reducing expenditures.

       Effective November 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. The adoption of SFAS No. 130 had no impact on the Company's results of operations for the fiscal year ended October 31, 1999 and an immaterial impact for the fiscal years ended October 31, 1998 and 1997. The net loss is substantially equal to the comprehensive loss for the periods.

    Cash and cash equivalents:
       For purposes of the consolidated statements of cash flows, the Company considers all highly liquid temporary investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of U.S. Government obligations, commercial paper and foreign money market accounts and are carried at cost which approximates market value.

                         ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(1)Basis of Presentation and Summary of Significant Accounting Policies, cont.

    Temporary investments:
       At October 31, 1999, the Company held no temporary investments. Temporary investments had consisted of certificates of deposit, U.S. Government obligations and corporate debt securities with original maturities greater than three months. The Company's temporary investments were available for sale to fund operations. Securities for which there is not the positive intent and ability to hold to maturity were classified as available for sale and are carried at fair value.

       At October 31, 1998 the Company held a corporate debt security and a certificate of deposit with contractual maturities of greater than three months but less than one year, with costs of $513,000 and $296,238, respectively and fair values of $513,000 and $300,150, respectively. Unrealized holding gains and losses on securities classified as available for sale are carried as a separate component of stockholders' equity. Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," a $3,912 unrealized holding gain had been recorded in a separate component of stockholders' equity as of October 31, 1998.

  Fair value of financial instruments:
       The fair value of the long-term debt approximates its carrying value due to the fact that the interest rate approximates current market rates. For all other financial instruments, their carrying value approximates fair value due to the short maturity of those instruments.

  Inventory:
       Inventory is stated at the lower of cost, as determined by the average cost method, or net realizable value.

  Plant and equipment:
       Plant and equipment are recorded at cost. Depreciation is computed by utilizing an accelerated method over the estimated useful lives of the related assets, which range from three to ten years. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the estimated useful lives of the improvements or the remaining lease term.

  Research and development:
       All research and development costs are charged to operations as incurred.

  Revenue recognition:
       Revenue from research and development contracts is recognized in accordance with the terms of the respective contracts. Revenue from time and materials contracts is recognized in the period in which the related services have been rendered and costs have been incurred by the Company. Revenue from achievement of milestone events is recognized when all parties concur that the scientific results and/or milestones stipulated in the agreement have been met. Revenue from other contracts is recognized on a pro rata basis over the life of the contract. Contract costs of such contracts are generally incurred ratably over the contract term. Revenue recognized in the accompanying consolidated statements of operations under these contracts is not subject to repayment. Revenue received that is related to future performance under such contracts is deferred and recognized as revenue when earned.

                         ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(1)Basis of Presentation and Summary of Significant Accounting Policies, cont.

       Revenues from product sales are recognized upon shipment and passage of title to the customer.

  Concentration of credit risk:
       The Company's product sales are made primarily to distributors of agricultural products. The Company does not generally require collateral or other security to ensure collection of trade receivables, except for certain international sales, where letters of credit are obtained.

  Other assets:
       Other long-term assets include prepaid royalties that are charged to expense in relation to sales.

  Net loss per common share:
       Basic income (loss) per share is based on net income (loss) for the relevant period, divided by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is based on net income (loss) for the relevant period divided by common shares outstanding and other potential common shares if they are dilutive.

       Because the Company reported a net loss per share, there is no difference between the Company's historic net loss per share calculation and basic and diluted net loss as calculated, since all potential common shares were anti-dilutive. The conversion of the convertible preferred stock into common shares and adding back dividends and interest expense incurred during the year was not included in the net loss per share calculation since the effect was anti-dilutive. Stock options and warrants were not considered because they were anti-dilutive.

  Income Taxes:
       The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the benefits arising from the realization of operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of the tax rate change.

  Reclassification:
       Certain amounts contained in the 1998 and 1997 consolidated financial statements have been reclassified to conform to the 1999 presentation.

  Use of Estimates:
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(1) Basis of Presentation and Summary of Significant Accounting Policies, cont.

    Stock-Based Compensation:
       SFAS No. 123, "Accounting for Stock-Based Compensation," presents companies with the alternative of retaining the current accounting for stock-based compensation or adopting a new accounting method based on the estimated fair value of equity instruments granted to employees during the year. The Company elected to adopt the disclosure provisions as required by SFAS No. 123 (see note 11).

    Long-Lived Assets:
       In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company reviews long-lived assets for impairment whenever events or changes in business circumstances occur that indicate that the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of long-lived assets held and to be used and assets to be sold based on fair value.

(2) Inventory

       Inventory consists of the following components as of October 31, 1999 and 1998:

                                                        1999           1998
                                                        ----           ----
       Raw materials and packaging supplies          $   530,739   $   526,914
       Work in process                                   588,889       827,573
       Finished goods                                  4,238,389     2,943,887
                                                     -----------   -----------
                                                     $ 5,358,017   $ 4,298,374
                                                     ===========   ===========
(3) Plant and Equipment

       Plant and equipment consist of the following components as of October 31, 1999 and 1998:

                                                               1999            1998
                                                               ----            ----
       Manufacturing and laboratory equipment              $   3,524,898    $   4,468,802
       Office furniture and sales equipment                      810,103          785,128
       Leasehold improvements                                  2,949,089        3,161,850
                                                           -------------    -------------
                                                               7,284,090        8,415,780
       Less accumulated depreciation and amortization         (4,909,628)      (5,644,525)
                                                           -------------    -------------
                                                           $   2,374,462    $   2,771,255
                                                           =============    =============

       Included in plant and equipment is $108,000 of capitalized interest as of October 31, 1999 and 1998.

(4) Accrued Expenses


       Included in accounts payable and accrued expenses on the accompanying balance sheet are accrued expenses that consist of the following components as of October 31, 1999 and 1998:


                                                          1999        1998
                                                          ----        ----
       Current portion of capital lease obligations    $  360,851  $  402,886
       Dividends                                          362,339     115,900
       Payroll costs                                      104,637     100,342
       Other                                              825,110     604,077
                                                       ----------  ----------
                                                       $1,652,937  $1,223,205
                                                       ==========  ==========

                         ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(5) Long-term Debt

       During 1997, the Company sold, in a private placement, a $3.0 million 8% convertible secured note (the "Note") to an institutional shareholder of the Company. In 1998, the Note plus accrued interest was exchanged for 32,354 shares of Series 1998 A 8% convertible preferred stock (see note
       8).

       During 1998, the Company obtained a secured, revolving working capital line of credit for up to $5.0 million with a financial institution. Up to $1.0 million of the line may be used for letters of credit. The working capital line of credit expires in August 2000 (subject to earlier termination on certain events of default), bears interest at prime plus 1.25% (prime + 3.25 % on certain events of default) and is fully collateralized by the Company's assets other than certain of its intellectual property rights. The lending formula is based on eligible receivables and finished goods inventory. At October 31, 1999, the balance outstanding under the line was $2.2 million. The loan agreement contains certain financial covenants and has certain restrictions on the Company's ability to pay dividends on its common stock. At January 31, 2000, the Company was not in compliance with such covenants; however, such noncompliance has been waived by the lender.

(6) Commitments

  Leases:
       The Company leases its facilities and certain equipment and automobiles under various noncancelable operating and capital leases. Rental expense charged to operations aggregated approximately $304,000, $325,000 and $574,000 for fiscal 1999, 1998 and 1997, respectively. Minimum lease payments under noncancelable long-term leases for the years subsequent to October 31, 1999 are as follows:

                                                 Capital   Operating
                                                 Leases      Leases
                                                 ------      ------
                             2000                 379,631     255,876
                             2001                 213,779     236,743
                             2002                  48,376     220,903
                             2003                       -     206,662
                             2004                       -      84,680
                                                 --------  ----------
           Total minimum lease payments          $641,037  $1,004,864
                                                           ==========
           Less: Interest and fees                 30,749
                                                 --------
           Present value of net minimum
              lease payments.                     611,037
           Less: Current portion of capital
              lease obligations (included in
              accounts payable and accrued
              expenses)                           360,851
                                                 --------
           Long-term capital obligations
              (included in long-term debt)       $250,186
                                                 ========

                         ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(7) Research, Development and License Agreements

       In January 1996, the Company entered into an agreement with Monsanto Company ("Monsanto") for an equity investment, purchase of technology and joint research and development arrangement relating to the Company's proprietary Bacillus thuringiensis ("Bt") technology for in-plant applications (collectively, the "Monsanto Transaction"). The transaction included (i) the acquisition by Monsanto of certain rights to the Company's Bt technology for an aggregate nonrefundable purchase price of $5.0 million in cash, which was recorded as license and other income in the first quarter of fiscal 1996, (ii) the sale by the Company to Monsanto of common stock for an aggregate purchase price of $10.0 million, and (iii) a research and development ("R&D") collaboration arrangement with Monsanto, which, by amendment, expired in January 1999, for the further development of the Company's Bt gene library for a minimum of $10.0 million. Under this agreement, the Company recognized as research contract revenue approximately $.5, $5.0 million and $2.9 million in fiscal 1999, 1998 and 1997, respectively. During fiscal 1997 and 1998, Monsanto advanced a total of $1.2 million of commercialization success fees. These payments, plus related interest, are recorded as deferred revenue in other long-term liabilities and will be recognized as revenue when earned as Monsanto commercializes products with technology developed by Ecogen.

(8) Preferred Stock

  Series 1998 A Convertible Preferred Stock:

   In June 1998, the Company sold 20,000 shares of Series 1998 A 8% convertible preferred stock, stated value $100 per share, to an institutional investor for net proceeds of $1.8 million. The holder of the preferred stock was also issued five-year warrants to purchase 180,000 shares of common stock at $3.525 per share. Included in the fee paid to the placement agent in connection with the transaction were 24,000 shares of the Company's common stock. During fiscal 1998, 500 shares of Series 1998 A convertible preferred stock were converted into 50,000 shares of the Company's common stock in accordance with its terms. During fiscal 1999, the Company issued 1,155,975 shares of its common stock in exchange for 19,500 shares of the Company's Series 1998A convertible preferred stock. The Company also issued 63,506 shares of its common stock in payment of cumulative dividends at the time of conversion.

  Series 1998 B Convertible Preferred Stock:

       During 1998, the Board of Directors authorized 10,000 shares of 8% Series 1998 B convertible preferred stock, par value $.01 per share. No shares of Series 1998 B have been issued. The preferred stock shall have respective rights, preferences and privileges identical to the Series 1998 A preferred stock and ranks pari passu with the 1998 Series A preferred stock, except that the conversion price shall be determined by the Company's Board of Directors when issued.

  Series 1998 C Convertible Preferred Stock:

       In August 1998, the Company exchanged an 8% convertible secured note due in October 2002 in the amount of $3.2 million for 32,354 shares of newly issued 8% Series 1998 C convertible preferred stock with a stated value of $100 per share. The holder of the Note is a principal stockholder of the Company. Dividends on the preferred stock are payable semi-annually in cash or shares of preferred stock at the option of the Company. The preferred stock has no voting rights except with respect to certain matters affecting the preferred

                         ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(8) Preferred Stock, cont.

     Series 1998 C Convertible Preferred Stock, cont.:

       stock. At the election of the holder, the preferred stock may be converted into common stock of the Company at any time and from time-to-time beginning in August 1999 at a conversion price equal to the lesser of $2.125 per share (subject to adjustment under certain circumstances) and the average market price, as defined in the agreement, over a five-day period at the time of conversion. The Company, at its option, may require conversion of the preferred stock if the average market value of the Company's common stock is greater than $4.00 per share over a ten-day period. The Company, at its option, may redeem the preferred stock at 125% of the stated value. Furthermore, in certain circumstances, all of which are in the control of the Company, the Company may be required to redeem the preferred stock at various premiums over stated value. If the Company is unable to issue sufficient shares of common stock within a specified period of time after the holder has requested conversion, or the common stock has a market value of less than $1.00 per share for 30 consecutive days, the dividend rate may increase and the Company could be required to pay such dividends in cash. In such event and if the unpaid dividends exceed $37,500 for a period of 30 days, the Company may be required to appoint two designees of the holders of a majority of the outstanding preferred stock to the Company's Board of Directors.

     Series 1999 A Convertible Preferred Stock:

       In May 1999, the Company sold 15,000 shares of Series 1999A 7% convertible preferred stock, stated value $100 per share, to an institutional investor for net proceeds of $1.4 million. The holder of the preferred stock was issued five-year warrants to purchase 120,000 shares of common stock at $3.98 per share. Dividends are payable semi-annually in cash or stock at the option of the Company. The preferred stock has no voting rights except with respect to certain matters affecting the Company's preferred stock. At the election of the holder, the preferred stock may be converted at various dates to shares of the Company's common stock at the lesser of $3.69 per share or 95% of the average market price, as defined in the agreement, over a twenty-day period at the time of conversion. The Company, at its option, may redeem the preferred stock at 125% of the stated value. If the Company is unable to issue sufficient shares of common stock within a specified period of time after the holder has requested conversion, the dividend rate may increase and the Company may be required to issue additional warrants. Further, in certain circumstances, all of which are in the control of the Company, the Company may be required to redeem the shares at various premiums over stated value. The holder of the preferred stock has certain registration rights with respect to the shares of common stock underlying the warrants and the convertible preferred stock Included in the fee paid to the placement agent in connection with the transaction were 20,000 shares of the Company's common stock. In accordance with the terms of the Series 1999A preferred stock the Company is required to recognize an assumed incremental yield of $.8 million (calculated at the date of issuance based on the conversion formula in the agreement). Such amounts are being amortized as preferred stock dividends over a seven-month period beginning with the date of issuance. Subsequent to October 31, 1999, the holder of the preferred converted 5,500 shares of preferred stock into 498,747 shares of the Company's common stock.

                         ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(9) Common Stock

       In July 1999, the Company sold 500,000 shares of common stock to an institutional investor in a private placement for $3.09 per share for net proceeds of $1.5 million.

       Certain shareholders have been granted demand and piggyback registration rights with respect to its shares, and have the right of first refusal to purchase securities of the Company so as to maintain its ownership percentage in the Company.

(10) Warrants and Other Options

       As of October 31, 1999, the Company had the following warrants and options outstanding and exercisable into shares of the Company's common stock (excluding stock options issued under the Company's stock option plan - see note 11) as follows:

                                   Shares of    Price Range Per     Expiration
                                  Common Stock    Share/Unit           Dates
                                  ------------    ----------           -----
          Warrants                   377,877     $  3.53 - 7.31    2000 - 2004
          Other Options               51,244     $11.70 - 63.00    2001 - 2003


       Subsequent to October 31, 1999, the Company issued 200,000 five-year warrants priced at $1.25 in connection with a guarantee of a loan agreement. (See note 18 of notes to consolidated financial statements.) The estimated value of such warrants, $183,556, will be capitalized and amortized as additional interest expense over the term of the loan.

(11) Stock Option Plan and Other Matters


       During 1999 the Company's stockholders approved the 1999 stock option plan ("1999 Option Plan") under which 1,500,000 shares of common stock may be issued. The Option Plan permits the granting of both incentive stock options and non-statutory stock options. The option price of the shares for incentive stock options may not be less than the fair market value of such stock at the grant date as determined under the 1999 Option Plan. Options are exercisable over a period determined by the Board of Directors, but not longer than ten years after grant date.

       During 1998, the Company's Board of Directors approved the 1998 Stock Option Plan (the "Plan"), under which 1,500,000 shares of common stock may be issued. The Plan permits the granting of nonstatutory stock options. The option price may not be less than the fair market value of the common stock at the grant date as determined under the Plan. Options are exercisable over a period determined by the Board of Directors, but not longer than ten years after the grant date. Upon the approval of the 1999 Option Plan, 825,000 options available for grant under the 1998 Stock Option Plan were cancelled.

       Effective November 1, 1996, Ecogen adopted SFAS No. 123. As permitted by the standard, the Company has elected to continue following the guidance of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," for measurement and recognition of stock-based transactions with employees. In accordance with APB No. 25, no compensation cost has been recognized for the Company's option plans. Had the determination of compensation cost for these plans been based on fair value

                         ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(11) Stock Option Plan and Other Matters, cont.

       at the grant dates for awards under these plans, consistent with the method under SFAS No. 123, the Company's net loss available to common stockholders and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

                                                                1999          1998          1997
                                                                ----          ----          ----
       Net Loss Available to Common Stockholders:
            As Reported                                      ($9,753,451)  ($3,113,126)  ($9,811,907)
            Pro Forma                                       ($10,088,417)  ($3,268,710)  ($9,994,255)
       Basic and Diluted Net Loss Per Common Share:
            As Reported                                           ($1.05)        ($.39)       ($1.23)
            Pro Forma                                             ($1.09)        ($.41)       ($1.26)

       The resulting compensation expense may not be representative of compensation expense to be incurred on a pro forma basis in future years.

       The fair value of each option grant is estimated on the date of grant by using the Black-Scholes Option Pricing Model. The per share weighted-average fair values on the date of grant for options granted during 1999, 1998 and 1997 were $1.51, $.73 and $2.04, respectively. The following weighted-average assumptions were used for grants in fiscal 1999, 1998 and 1997:

                                                   1999     1998    1997
                                                   ----     ----    ----
          Expected Dividend Yield                    0%        0%      0%
          Expected Volatility                       85%       82%     70%
          Risk-Free Interest Rate                  9.5%        8%      8%
          Expected Option Lives (years)              3         3       3

A summary of the status of the Option Plans as of October 31,1999, 1998 and 1997 and changes during the years then ended are as follows:

                                                      Options Outstanding
                                                      -------------------
                                       Shares   Weighted-Average Exercise Price
                                       ------   -------------------------------


       Balance, October 31, 1996      604,228            $11.06
           Granted                    410,694              4.16
           Exercised                  (11,096)             2.56
           Canceled                  (305,703)            12.58

       Balance, October 31, 1997      698,123              6.50
           Granted                    675,000              1.25
           Exercised                   (5,761)             2.56
           Canceled                  (216,701)             6.10

       Balance, October 31, 1998    1,150,661              3.08
           Granted                    968,000              2.50
           Exercised                    1,738              2.56
           Canceled                  (339,397)             2.68
                                    ---------

       Balance, October 31, 1999    1,777,526            $ 3.16
                                    =========            ======

                          ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(11) Stock Option Plan and Other Matters, cont.

     The following table summarizes information about fixed stock options outstanding at October 31, 1999:

                                   Options Outstanding                                  Options Exercisable
         -----------------------------------------------------------------------        -------------------
                                                  Weighted-
                                 Number            Average           Weighted-       Number         Weighted-
            Range of           Outstanding        Remaining           Average      Exercisable       Average
         Exercise Price        at 10/31/99     Contractual Life   Exercise Price   at 10/31/99    Exercise Price
         --------------        -----------     ----------------   --------------   -----------    --------------
         $  1.25  -  $ 3.25     1,601,326          9.13 years           2.15           391,167          2.10
         $  5.88  -  $10.94       174,600          5.03 years           8.69           171,800          8.73
         $ 14.38  -  $53.06         1,600          3.67 years          34.45             1,600         34.45
         $  1.25  -  $53.06     1,777,526          8.72 years           2.82           564,567          4.21

       During fiscal 1997, employees were given the right to exchange 254,392 options at exercise prices from $2.88 to $35.25 for new options at exercise prices from $2.56 to $3.19, the fair market value at the grant date for the exchange right. The new options are exercisable according to a vesting schedule beginning on the new grant date, except for options that terminate during the new vesting period, which are immediately vested.

       Accordingly, options to purchase 254,392 shares were canceled and an equal number of new options were issued, which is reflected in the table above.

       In fiscal 1998, 100,000 shares of common stock were awarded to an officer of the Company. The Company recorded compensation expense in connection with the award of $5,208 and $114,583 in fiscal 1999 and 1998, respectively.

(12) Geographic Area and Related Information

       The Company's operations consist primarily of the research, development and marketing of biopesticide and related products, which constitutes one industry segment. Information with respect to the Company's operations by geographic area for the fiscal years ended October 31, 1999, 1998 and 1997 is as follows:

                                                 1999           1998            1997
                                                 ----           ----            ----
       Revenues:
        United States:
         Unaffiliated customers               $7,357,231     $16,398,136    $11,411,109
         Transfers to other
          geographic areas                             -               -        413,849
                                              ----------     -----------    -----------
                                               7,357,231      16,398,136     11,824,958
                                              ----------     -----------    -----------
       Other:
         Unaffiliated customers                        -               -        399,979
         Eliminations and adjustments                  -               -       (413,849)
                                              ----------     -----------    -----------
       Total revenues                         $7,357,231     $16,398,136    $11,811,088
                                              ----------     ===========    ===========

                         ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(12) Geographic Area and Related Information, cont.

       Net loss:
            United States                                    ($8,611,271)   ($2,997,106)   ($9,188,902)
            Other                                                      -              -       (528,223)
            Eliminations and adjustments                               -              -        (92,967)
                                                            ------------   ------------   ------------
          Total operating loss                               ($8,611,271)   ($2,997,106)   ($9,810,092)
                                                            ============   ============   ============

          Identifiable assets:
            United States                                   $ 10,422,208   $ 14,636,437   $ 17,509,332
            Other                                                 40,064         40,064         48,720
            Eliminations and adjustments                               -              -              -
                                                            ------------   ------------   ------------
          Total identifiable assets                         $ 10,462,272   $ 14,676,501   $ 17,558,052
                                                            ============   ============   ============

       Of the United States revenues from unaffiliated customers included above, $2,072,352, $3,479,218 and $1,605,247 were export revenues in fiscal
       1999, 1998 and 1997, respectively.

       Sales derived from one customer aggregated 22% of total revenues in fiscal 1999. Sales derived from another customer aggregated 13% of total revenues in fiscal 1999. Sales derived from another customer aggregated 20% of total revenues in fiscal 1998. Sales derived from another customer aggregated 13% of total revenues in fiscal 1997. Research contract revenues derived from one entity aggregated 32% and 25% of total revenues in fiscal 1998 and 1997, respectively.

(13) Income Taxes

       The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of October 31, 1999 and 1998 are presented below:

                                                                1999          1998
                                                                ----          ----
       Deferred tax assets:
         Purchased research, development and
           investment in affiliated companies               $ 9,667,000   $ 9,667,000
         Net operating loss carryforwards                    28,325,000    25,463,000
         Research experimentation credit
           carryforward                                       2,414,000     2,414,000
         Other                                                1,687,000     1,638,000
                                                            -----------   -----------
            Total gross deferred tax assets                  42,093,000    39,182,000
         Less valuation allowance                            41,849,000    38,935,000
                                                            -----------   -----------
            Net deferred tax assets                             244,000       247,000
                                                            -----------   -----------
       Deferred tax liabilities:
        Furniture, equipment, and leasehold
           improvements, principally due to
             differences in depreciations                      (244,000)     (247,000)
                                                            -----------   -----------
            Total gross deferred tax liabilities               (244,000)     (247,000)
                                                            -----------   -----------

            Net deferred taxes                              $         -   $         -
                                                            ===========   ===========

                         ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(13) Income Taxes, cont.:

       The net change in the total valuation allowance for fiscal 1999 and 1998 was an increase of approximately $3,022,000 and $1,211,000, respectively.

       At October 31, 1999, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $83.3 million, expiring from 2000 through 2014, which are available to offset future Federal taxable income, if any. The Company also has research and experimentation tax credit carryforwards for Federal income tax purposes of approximately $2.4 million, expiring from 2000, which are available to reduce future Federal income taxes, if any, expiring from 2000 through 2012. The Company's ability to use such net operating loss and research and experimental credit carryforwards is subject to certain limitations due to ownership changes, as defined by rules enacted with the Tax Reform Act of 1986.

(14) Special Charges:

       During the fourth quarter of fiscal 1999, the Company recorded an addition to the reserve for inventory obsolescence and rework of $400,000.

       During the fourth quarter of fiscal 1997, the Company recorded a special charge of $1,416,263 for the realignment of the Company's manufacturing process involving its new water dispersible granular products, including the write-down of plant and equipment and other costs. During the third quarter of fiscal 1997, the Company recorded a charge of $209,629 relating to the shutdown of a research laboratory in Israel. Severance payments included in these charges are not significant, and there are no future payouts associated with these special charges.

(15) Profit Sharing 401(k) Plan

       The Company has a 401(k) Profit Sharing Plan (the "401(k) Plan") which covers substantially all full-time U.S. employees. All eligible employees may elect to contribute a portion of their wages to the 401(k) Plan, subject to certain limitations. The Company contributes 75% of the employees' contributions for employees with under five years of service, and 100% for employees with greater than five years of service, subject to a maximum equal to 6% of the employees' compensation. The matching Company contribution vests over a five-year period. Employees may elect to have the Company matching contribution in Ecogen common stock. The Company contributed approximately $115,000, $132,000 and $161,000 to the 401(k) Plan in fiscal 1999, 1998 and 1997, respectively.

(16) Related-party Transactions

       A director, elected during fiscal 1996, is a partner of a law firm that has acted as legal counsel to the Company. The Company recorded fees and costs of approximately $156,000, $187,000 and $51,000 to this law firm during fiscal 1999, 1998 and 1997, respectively.

       A director elected during fiscal 1998 is a partner of an investment firm that holds all of the Company's outstanding Series 1998 C preferred stock. The Company recorded dividends of approximately $261,000 during fiscal 1999 and interest and dividends of approximately $249,000 during fiscal 1998 to this investment firm. During fiscal 1997, the Company also recorded interest of approximately $38,000 to this investment firm.

                         ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(17) Sale of Pheromone Product Line

       In April 1998, the Company sold substantially all of the assets (excluding trade accounts receivable) associated with the pheromone product line to Scentry Biologicals, Inc. ("Scentry") for total consideration of approximately $2.4 million. The consideration included cash of $1.7 million and the assumption of $.7 million of liabilities. The Company recognized a gain of $.5 million on the sale which is included in license and other income in the accompanying consolidated statements of operations. As part of the transaction, the Company entered into a distribution agreement with Scentry for three products, BeeScent Attractant, NoMate LRX MEC and NoMate BHF MEC, in the United States through December 2000. Scentry is a newly formed company, the principals of which are the former manager of the Company's pheromone production facility and a principal of one of the Company's distributors in Central and South America. Unaudited pro forma consolidated results of operations as if the product line had been sold on November 1, 1996 are as follows, excluding the nonrecurring gain on the sale of $.5 million:

                                                             Year Ended October 31,
                                                             1998              1997
                                                             ----              ----
                                                     ($ in thousands except per share data)
             Total revenues                                $ 13,790          $  8,951
             Net loss available to common
              stockholders                                  ($3,867)          ($9,926)
             Basic and diluted net
              loss per common share                           ($.48)           ($1.25)

   The unaudited pro forma information is not necessarily indicative of the results that would have been obtained had the disposition of the pheromone product line actually occurred on the date indicated, nor is it necessarily indicative of the Company's future consolidated results of operations.


(18) Subsequent Events

       Preferred Stock:

       Series 2000-A Convertible Preferred Stock:

       On February 14, 2000, the Company sold 15,000 shares of Series 2000-A 7% convertible preferred stock, stated value $100 per share, to institutional investors for net proceeds of $1.4 million. The holders of the preferred stock were issued five-year warrants to purchase 200,000 shares of common stock at $2.66 per share. Dividends are payable quarterly in cash or stock at the option of the Company. The preferred stock has no voting rights except with respect to certain matters affecting the Company's preferred stock. At the election of the holders, the preferred stock may be converted at various dates to shares of the Company's common stock at the lesser of $2.73 per share or 95% of the average market price, as defined in the agreement, over a twenty-day period at the time of conversion. The Company, at its option, may redeem the preferred stock at 125% of the stated value. If the Company is unable to issue sufficient shares of common stock within a specified period of time after the holder has requested conversion, the dividend rate may increase and the Company may be required to issue additional warrants. Further, in certain

                          ECOGEN INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued

(18) Subsequent Events, cont.

       Preferred Stock, cont.:

       Series 2000-A Convertible Preferred Stock, cont.:

       circumstances, all of which are in the control of the Company, the Company may be required to redeem the shares at various premiums over stated value. The holders of the preferred stock has certain registration rights with respect to the shares of common stock underlying the warrants and the convertible preferred stock. Included in the fee paid to the placement agent in connection with the transaction were 20,000 shares of the Company's common stock. In accordance with the terms of the Series 2000-A preferred stock the Company is required to recognize an assumed incremental yield of $592,496 (calculated at the date of issuance based on the conversion formula in the agreement). Such amounts will be amortized as preferred stock dividends over a seven-month period beginning with the date of issuance.

       Loan Agreement:

       On December 24, 1999, the Company obtained a secured loan for $1,500,000 with a financial institution that is controlled by a principal stockholder of the Company. The loan requires a $500,000 principal payment in June 2000 with the balance due in June 2001. The loan bears interest at prime plus 2% and is payable monthly. The loan is collateralized by the Company's assets. The loan is guaranteed by a corporation controlled by one of the Company's principal shareholders. In connection with the guarantee, the corporation was issued a five-year warrant to purchase 200,000 shares of the Company's common stock at $1.25 per share. Such warrants have a value of $183,556 and will be recorded as deferred debt expense. This amount will be amortized as interest expense over the life of the loan.

       Acquisition:

       On February 15, 2000, the Company completed its acquisition of certain assets of the sprayable Bt bioinsecticide business of Mycogen Corporation, an affiliate of Dow AgroSciences LLP. The Company issued 1,351,351 shares of the Company's common stock valued at $3,000,000 upon the closing of the transaction. Prior to the closing, the Company acquired approximately $391,000 of Mycogen's inventory of sprayable Bt products, under a distribution agreement effective January 1, 2000. Under the terms of the agreement, Mycogen has agreed to hold the shares for a three-year period, except in the event of certain change in control transactions. Mycogen was granted certain demand and piggyback registration rights with respect to the shares. In addition, Mycogen has the right of first refusal to purchase securities of the Company so as to maintain its ownership percentage in the Company and market price protection at the time that they sell the shares. The Company and Dow AgroSciences LLC also entered into a five- year supply agreement and the companies have agreed to enter into distribution agreements granting exclusive rights to Dow AgroSciences to sell the acquired products in Mexico, New Zealand and Australia.

       The transaction will be accounted for as a purchase and, accordingly, the total purchase price for the assets of $3,400,000 will be allocated based upon their fair value at the date of acquisition. The assets acquired include inventory and intangible assets including a license to certain genes and strains and product registration rights. The agreement also provides that the Company has no obligation for past or future royalties under a 1998 settlement agreement with Mycogen on a patent infringement dispute. Under purchase accounting, part of the purchase price has been allocated to other assets for the fully paid up royalty and any amounts previously accrued under the settlement agreement have been eliminated in purchase accounting.

                                                                     Schedule II
                         ECOGEN INC. AND SUBSIDIARIES

                       Valuation and Qualifying Accounts

                  Years ended October 31, 1999, 1998 and 1997



            Column A                            Column B                  Column C                      Column D         Column E
                                               ----------   --------------------------------------     ----------       -----------
                                                                          Additions                    Deductions
                                               Balance at     Charged to                Charged to                      Balance at
                                               Beginning      Costs and                   Other                           End of
                                               of Period       Expenses                  Accounts                         Period
1999:
  Allowance for doubtful accounts            $     80,000   $     92,928              $              $     43,905     $     129,023
  Reserve for inventory obsolescence              401,371        900,000                                  600,967           700,404
                                             ============   ============              ============   ============     =============

1998:
  Allowance for doubtful accounts            $     77,769   $    115,872              $          -   $    113,641     $      80,000
  Reserve for inventory obsolescence            1,006,426        500,000                         -      1,105,055           401,371
                                             ============   ============              ============   ============     =============

1997:
  Allowance for doubtful accounts            $     42,769   $     35,000              $          -   $          -     $      77,769
  Reserve for inventory obsolescence              675,894        500,000                         -        169,468         1,006,426
                                             ============   ============              ============   ============     =============

                         ECOGEN INC. AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED CONSENSED BALANCE SHEETS


-----------------------------------------------------------------------------------------------------------------------
Assets                                                                          July 31,               October  31,
                                                                                  2000                    1999
-----------------------------------------------------------------------------------------------------------------------

Current  assets:
   Trade receivables, net                                                    $   1,985,049          $   1,685,950
   Inventory, net                                                                3,676,118              5,358,017
   Prepaid expenses and other current assets                                       399,238                387,043
-----------------------------------------------------------------------------------------------------------------------
      Total  current  assets                                                     6,060,405              7,431,010

Plant and equipment, net                                                         1,899,575              2,374,462
Intangible and other assets, net                                                 2,853,749                656,800
-----------------------------------------------------------------------------------------------------------------------
                                                                             $  10,813,729          $  10,462,272
=======================================================================================================================
Liabilities and Stockholders' Equity
-----------------------------------------------------------------------------------------------------------------------

Current liabilities:
   Current portion of long-term debt                                             2,805,353              2,193,145
   Accounts  payable  and  accrued  expenses                                     4,737,643              4,010,120
-----------------------------------------------------------------------------------------------------------------------
        Total  current  liabilities                                              7,542,996              6,203,265
-----------------------------------------------------------------------------------------------------------------------

Long-term debt                                                                      67,472                250,186
Long-term deferred revenue                                                       1,552,426              1,451,928
Minority interest in subsidiary                                                  1,533,854              1,533,854
-----------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                      10,696,748              9,439,233
-----------------------------------------------------------------------------------------------------------------------
Stockholders'  equity:
   Preferred stock:
       Series 2000 A                                                                   130                      -
       Series 1999 A                                                                     -                    150
       Series 1998 C                                                                   324                    324
   Common  stock                                                                   126,332                 99,859
   Additional  paid-in  capital                                                129,306,413            124,554,877
   Accumulated  deficit                                                       (129,316,218)          (123,632,171)
-----------------------------------------------------------------------------------------------------------------------
        Total  stockholders'  equity                                               116,981              1,023,039
-----------------------------------------------------------------------------------------------------------------------
                                                                             $  10,813,729          $  10,462,272
=======================================================================================================================

     See Accompanying Notes To Unaudited Consolidated Condensed Financial
                                  Statements.

                         ECOGEN INC. AND SUBSIDIARIES
           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                                                                     Nine  Months  Ended
                                                                                          July 31,
                                                                            2000                              1999
-----------------------------------------------------------------------------------------------------------------------
Revenues:
  Product sales, net                                                  $  5,283,781                        $  5,640,613
  Contract research                                                         50,000                             626,277
-----------------------------------------------------------------------------------------------------------------------
    Total revenues                                                       5,333,781                           6,266,890
-----------------------------------------------------------------------------------------------------------------------
Costs and expenses:
  Cost of products sold                                                  4,523,463                           4,549,621
  Research and development:
    Funded by third parties                                                      -                             295,007
    Self funded                                                          1,321,900                           1,686,498
  Selling, general and administrative                                    4,192,826                           5,056,915
  Amortization of intangibles                                              104,090                                   -
-----------------------------------------------------------------------------------------------------------------------
    Total costs and expenses                                            10,142,279                          11,588,041
-----------------------------------------------------------------------------------------------------------------------
Operating loss                                                          (4,808,498)                         (5,321,151)
Other income (expense):
    Interest expense, net                                                 (639,164)                           (369,358)
    Other income                                                            43,427                              52,387
-----------------------------------------------------------------------------------------------------------------------
    Total other expense, net                                              (595,737)                           (316,971)
-----------------------------------------------------------------------------------------------------------------------
Net loss                                                                (5,404,235)                         (5,638,122)


Dividends on preferred stock including assumed
   incremental yield of $267,148 and $403,337 and
   $611,622 and $403,337 in the three and nine
   months of fiscal 2000 and 1999, respectively                            891,434                             666,094
-----------------------------------------------------------------------------------------------------------------------
Net loss allocable to common stockholders                              ($6,295,669)                        ($6,304,216)
=======================================================================================================================
Basic and diluted net loss  per  common  share                              ($0.55)                             ($0.70)
=======================================================================================================================
 Weighted average number of common shares
   outstanding                                                          11,508,000                           9,001,000
=======================================================================================================================

See Accompanying Notes to Unaudited Consolidated Condensed Financial Statements

                         ECOGEN INC. AND SUBSIDIARIES
      UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
                        Nine months ended July 31, 2000

--------------------------------------------------------------------------------------------------------------------------------
                                                            Convertible                Additional
                                                             Preferred      Common      Paid-in      Accumulated
                                                               Stock        Stock       Capital        Deficit         Total
--------------------------------------------------------------------------------------------------------------------------------
Balance November 1, 1999                                      $ 474       $ 99,859    $124,554,877   ($123,632,171)  $ 1,023,039

Dividends on preferred stock                                      -            584          86,653        (279,812)     (192,575)

Stock options granted under a consulting agreement                -              -          30,120               -        30,120

Conversion of 15,000 shares of Series 1999 A convertible
    preferred stock to 984,732 shares of common stock          (150)         9,847          (9,697)              -             -

Conversion of 2000 shares of Series 2000A convertible
   preferred stock to 217,329 shares of common stock            (20)         2,173          (2,153)

Issuance of 200,000 warrants in connection with a loan            -              -         183,556               -       183,556
 agreement

Issuance of 15,544 shares of common stock for employee            -            155          39,676               -        39,831
 benefits

Issuance of 1,351,351 shares of common stock for                  -         13,514       3,024,231               -     3,037,745
 acquisition of certain assets

Private placement of 15,000 shares of convertible
 preferred stock,
     net of issuance costs, including 20,000 shares of          150            200       1,399,150               -     1,399,500
      common stock

Net  loss                                                         -              -               -      (5,404,235)   (5,404,235)
--------------------------------------------------------------------------------------------------------------------------------
Balance July  31,  2000                                       $ 454       $126,332    $129,306,413   ($129,316,218)  $   116,981
================================================================================================================================

See Accompanying Notes To Unaudited Consolidated Condensed Financial Statements.

                         ECOGEN INC. AND SUBSIDIARIES
           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                                                            Nine months ended
                                                                                                July 31,
                                                                                        2000                    1999
------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net loss                                                                          ($5,404,235)            ($5,638,122)
   Adjustments to reconcile net loss to net
      cash used in operating activities:
         Depreciation and amortization expense                                           551,917                 524,026
         Noncash interest and other expense                                              268,070                 250,846
         Other                                                                                 -                  76,015
         Changes in assets and liabilities, net of acquisition                         3,046,023                (981,807)

------------------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                                                 (1,538,225)             (5,769,042)
------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Proceeds from maturity of temporary investments                                             -                 813,150
   Purchase of plant and equipment                                                       (45,601)                (50,656)
   Acquisition, net                                                                     (285,000)                      -

------------------------------------------------------------------------------------------------------------------------
Net  cash (used in) provided by investing activities                                    (330,601)                762,494
------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Proceeds from bank loan                                                             1,500,000                       -
   (Repayments) proceeds of line of credit, net                                         (887,792)              1,583,459
   Repayment of capital lease obligations                                               (182,714)               (297,304)
   Proceeds from sale of equity securities, net of issuance costs                      1,399,500               2,892,208
   Net proceeds from issuance of common shares under stock option plan                    39,832                   4,449

------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                              1,868,826               4,182,812
------------------------------------------------------------------------------------------------------------------------

Net decrease in cash                                                                           -                (823,736)

Cash and cash equivalents, beginning of period                                                 -               2,009,437

------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                            $          -           $   1,185,701
------------------------------------------------------------------------------------------------------------------------
                                                                                                        (Continued)

                         ECOGEN INC. AND SUBSIDIARIES

     -----------------------------------------------------------------------------------------------------
                                                                             Nine months ended
                                                                                 July 31,
                                                                       2000                      1999
     -----------------------------------------------------------------------------------------------------
     Changes in assets and liabilities, net of acquisition:
         (Increase) decrease in receivables                           ($299,099)               $   400,417
         Decrease (increase) in inventory                             2,604,644                 (1,349,636)
         (Increase) decrease in prepaid expenses and
            other current assets                                        (12,195)                   102,692
        Decrease (increase) in other assets                             122,064                    (11,441)
        Increase in accounts payable
            and accrued expenses                                        630,609                    362,014
        Decrease in deferred contract revenue                                 -                  (485,853)
     -----------------------------------------------------------------------------------------------------
            Changes in assets and liabilities, net                   $3,046,023                 ($981,807)
     -----------------------------------------------------------------------------------------------------

     -----------------------------------------------------------------------------------------------------
     Interest Paid                                                   $  271,708                $   144,422
     -----------------------------------------------------------------------------------------------------

     -----------------------------------------------------------------------------------------------------
     Noncash investing and financing activities:
     -----------------------------------------------------------------------------------------------------

     In the first nine months of fiscal 2000 and 1999, the Company issued 1,202,061 and 1,155,975 shares of its common stock upon conversion of the Company's convertible preferred stock, respectively, of which 46,924 shares were transferred from treasury stock in fiscal 1999.

     In the first nine months of fiscal 2000 and 1999, the Company issued 58,403 and 63,506 shares of common stock, respectively, as dividends on the Company's preferred stock.

     In the first nine months fiscal 1999, the Company transferred 5,037 shares of treasury stock to outstanding shares pursuant to certain employee benefit plans.

     In the first nine months of fiscal 2000, the Company issued 15,544 common shares pursuant to employees benefit plans.

     In the first nine months of fiscal 1999, the Company purchased $195,281 of plant and equipment under capital leases.

     In February 2000, the Company issued 1,351,351 shares of its common stock in connection with an acquisition.

     In the first nine months of fiscal 2000, the Company issued 20,000 shares of its common stock as a fee in connection with the issuance of preferred stock and issued warrants to purchase 200,000 shares of common stock in connection with a loan agreement.
     ===========================================================================

See Accompanying Notes to Unaudited Consolidated Condensed Financial Statements

                         ECOGEN INC. AND SUBSIDIARIES

        Notes to Unaudited Consolidated Condensed Financial Statements

                            July 31, 2000 and 1999

(1)  Basis of Presentation and Summary of Significant Accounting Policies
     --------------------------------------------------------------------

     Organization, Liquidity, and Basis of Presentation:

     The consolidated condensed financial statements include the accounts of Ecogen Inc. ("Ecogen" or the "Company") and its wholly-owned and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

     The accompanying consolidated condensed financial statements include all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the consolidated results of operations and financial position for the interim periods presented. The consolidated condensed financial statements have been prepared in accordance with the requirements for Form 10-Q and, therefore, do not include all disclosures of financial information required by generally accepted accounting principles. These consolidated condensed financial statements should be read in conjunction with the Company's October 31, 1999 consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K.

     Since its inception, the Company's source of funds has been primarily dependent on private and public offerings of equity securities, revenues from research and development alliances, and product sales. In 1998, the Company obtained a two-year working capital line of credit; such credit facility expires in November 2000 and approximately $.9 million is outstanding under that credit facility as of August 31, 2000. Presently, the Company is not in compliance with the financial covenants of the agreement. Accordingly, the Company's working capital line of credit needs to be refinanced in the near term. (See Note 5 of the Notes to the Unaudited Consolidated Condensed Financial Statements.)

     The Company believes that amounts available under its working capital line of credit should be sufficient to meet its capital and liquidity requirements through fiscal 2000. The Company continues to evaluate various programs to raise additional funds, pursue strategic initiatives and refinance its working capital facility. Janney Montgomery Scott LLC has been engaged to assist the Company with its strategic initiatives including the sale of certain assets. The Company is also implementing cost saving measures to conserve cash until the closing of any transaction for the sale of assets. At this time the Company is unable to predict whether it will be successful in its efforts. If the Company is not successful in obtaining additional funding, the Company may not be able to continue in existence.

     The results of operations for the interim period ended July 31, 2000 are not necessarily indicative of the operating results for the full year.

     Operations:

     The Company is a biotechnology company specializing in the development and marketing of environmentally compatible products for the control of pests in agricultural and related markets. The Company has not yet achieved profitable operations for any of its fiscal years and there is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. Further, the Company's future operations are dependent, among other things, on the success of the Company's commercialization efforts and market acceptance of the Company's products.

                                                                     (Continued)

                         ECOGEN INC. AND SUBSIDIARIES

(1) Basis of Presentation and Summary of Significant Accounting Policies, cont.
--- --------------------------------------------------------------------------

     Net Loss Per Common Share:

     Basic loss per share is based on net loss allocable to common stockholders for the relevant period, divided by the weighted average number of common shares outstanding during the period. Diluted loss per share is based on net loss allocable to common stockholders for the relevant period divided by common shares outstanding and other potential common shares if they are dilutive.

     The conversion of the convertible preferred stock in fiscal 2000 and 1999 into common shares and adding back the dividends incurred during the three-month and nine-month periods ended July 31, 2000 and 1999, was not included in the net loss per share calculation since the effect was anti-dilutive. Contingent shares, stock options and warrants were not considered because they were anti-dilutive.

(2) Inventory
    ---------

      At July 31, 2000, inventory consisted of raw materials of $.5 million, work-in-progress of $.7 million and finished products of $2.5 million.

(3) Intangibles and Other Assets, Net
    ---------------------------------

    At July 31, 2000, intangible and other assets, net consisted of the following:


       Product Registrations        $1,512,300
       Trademarks                      192,627
       Prepaid Royalties               767,653
       Other                           380,030
                                    ----------
                                    $2,852,610
                                    ==========


(4) Monsanto Transaction
    --------------------

     In January 1996, the Company entered into agreements with Monsanto Company ("Monsanto") for an equity investment, purchase of technology and joint research and development arrangement relating to the Company's proprietary Bacillus thuringiensis ("Bt") technology for in-plant applications (collectively, the "Monsanto Transaction"). In January 1998, the Company amended its research and development agreement with Monsanto. This amended R&D Contract ended in January 1999. During the nine months ended July 31, 1999, $.5 million was recorded as contract research revenue principally relating to such Monsanto R&D contract.

                                                                     (Continued)

                         ECOGEN INC. AND SUBSIDIARIES

(5) Loan Agreements
    ---------------

       In August 1998, the Company obtained a secured, revolving working capital line of credit for up to $5.0 million with a financial institution. Up to $1.0 million of the line may be used for letters of credit. The working capital line of credit expires in November 2000 (subject to earlier termination on certain events of default), bears interest at prime plus 3.25% and is fully collateralized by the Company's assets, other than certain of its intellectual property rights. The lending formula is based on 80% of eligible receivables and 22% of finished goods inventory. At August 31, 2000, the balance outstanding under the line was $.9 million. The loan agreement contains certain financial covenants and has certain restrictions on the Company's ability to pay dividends on its common stock. At July 31, 2000 the Company was not in compliance with such covenants. As a result of the Company's non-compliance with such covenants, the lender, at its option, may discontinue making loans and liquidate the collateral.

       On December 24, 1999, the Company obtained a secured loan for $1.5 million with a financial institution that is controlled by a principal stockholder of the Company. The loan required a $.5 million principal payment in June 2000 (which was recently extended to October 2000) with the balance due in June 2001. The loan bears interest at prime plus 2% and is payable monthly. The Company's assets collateralize the loan. A corporation controlled by one of the Company's principal stockholders guarantees the loan. In connection with the guarantee, such corporation was issued a five-year warrant to purchase 200,000 shares of the Company's common stock at $1.25 per share. The value of such warrants, approximately $ .2 million has been recorded as deferred debt expense and is being amortized as interest expense over the life of the loan.

(6) Stockholders' Equity
    --------------------

       On September 11, 2000, the Company's common stock was delisted from the Nasdaq National Market ("NNM") as a result of the Company's failure to meet the NNM's net tangible assets listing requirement. As a result, dividends on the Company's Series 2000-A and Series 1998-C Convertible Preferred Stock are payable in cash, effective with the quarterly dividend payment date of September 30, 2000 and the semiannual dividend payment date of December 31, 2000. The Company no longer has the option to pay such dividends in stock.

       During the first six months of fiscal 2000, the Company issued 984,732 shares of its common stock in exchange for 15,000 shares of the Company's Series 1999-A 7% convertible preferred stock issued in May 1999. The Company also issued 52,356 shares of its common stock in payment of cumulative dividends at the time of conversion.

                                                                     (Continued)

                         ECOGEN INC. AND SUBSIDIARIES

(6) Stockholders' Equity, con't
    ---------------------------

     Series 2000-A Convertible Preferred Stock:

       On February 14, 2000, the Company sold 15,000 shares of Series 2000-A 7% convertible preferred stock, stated value $100 per share, to institutional investors for net proceeds of $1.4 million. The liquidation value of the preferred stock is $1.5 million. The holders of the preferred stock were issued five-year warrants to purchase up to 200,000 shares of common stock at $2.66 per share. Dividends were payable quarterly in cash or stock at the option of the Company. As a result of the Company's common stock being delisted from the Nasdaq National Market, effective with the September 30, 2000 dividend payment date, such dividends will be payable in cash. The preferred stock has no voting rights except with respect to certain matters affecting the Company's preferred stock. At the election of the holders, the preferred stock may be converted at various dates to shares of the Company's common stock at the lesser of $2.73 per share or 95% of the average market price, as defined in the agreement, over a twenty-day period at the time of conversion. The Company, at its option, may redeem the preferred stock at 125% of the stated value, except in certain circumstances, including when the Company's shares are not listed on an national exchange. If the Company is unable to issue sufficient shares of common stock within a specified period of time after the holder has requested conversion, the dividend rate may increase and the Company may be required to issue additional warrants. Further, in certain circumstances, all of which are in the control of the Company, the Company may be required to redeem the shares at various premiums over stated value. Included in the fee paid to the placement agent in connection with the transaction were 20,000 shares of the Company's common stock. In accordance with the terms of the Series 2000-A preferred stock the Company is required to recognize an assumed incremental yield of $.6 million (calculated at the date of issuance based on the conversion formula in the agreement). Such amount is being amortized as preferred stock dividends over a seven-month period beginning with the date of issuance through the date the preferred stock is first convertible. Through July 31, 2000, the Company issued 217,329 shares of its common stock in exchange for 2,000 shares of the preferred stock. At the time of the conversion, the Company also issued 6,127 shares of common stock in payment of cumulative dividends. Subsequent to July 31, 2000, 4,000 shares of the preferred stock were converted to 561,154 shares of the Company's common stock, including shares issued in payment of cumulative dividends on the preferred stock.

                                                                     (Continued)

                         ECOGEN INC. AND SUBSIDIARIES
                         ----------------------------

   Notes to Unaudited Consolidated Condensed Financial Statements, Continued
   -------------------------------------------------------------------------

(7) Acquisition
    ------------

       On February 15, 2000, the Company completed its acquisition of certain assets of the sprayable Bt bioinsecticide business of Mycogen Corporation, an affiliate of Dow AgroSciences LLC. The Company issued 1,351,351 shares of the Company's common stock valued at approximately $3.0 million upon the closing of the transaction. Prior to the closing, the Company acquired approximately $.4 million of Mycogen's inventory of sprayable Bt products, under a distribution agreement effective January 1, 2000. Under the terms of the agreement, Mycogen has agreed to hold the shares for a three-year period, except in the event of certain change in control transactions. Mycogen was granted certain demand and piggyback registration rights with respect to the shares. In addition, Mycogen has the right of first refusal to purchase securities of the Company so as to maintain its ownership percentage in the Company. Mycogen also has been granted certain market price protection rights at the time that Mycogen sells the shares, which may result in the issuance of additional shares, which may not exceed 20% of the Company's outstanding shares, without stockholder approval. The Company and Dow AgroSciences LLC also entered into a five-year supply agreement and the companies have agreed to enter into distribution agreements granting exclusive rights to Dow AgroSciences to sell the acquired products in Mexico, New Zealand and Australia.

       The transaction was accounted for as a purchase and, accordingly, the total purchase price for the assets of approximately $3.4 million, including out of pocket expenses, was allocated based upon their fair value at the date of acquisition. The assets acquired include inventory of $.9 million and certain identifiable intangible assets of $1.8 million including a license to certain genes and strains and product registration and data citation rights. Included in the purchase price is inventory acquired by the Company prior to the final closing under a distribution agreement. The agreement also provides that the Company has no obligation for past or future royalties under a 1998 settlement agreement with Mycogen on a patent infringement dispute. Under purchase accounting, part of the purchase price ($.6 million) has been allocated to other assets for the fully, paid-up royalty and any amounts previously accrued under the settlement agreement have been eliminated in purchase accounting.

       The following unaudited pro forma information has been prepared as if the February 2000 acquisition of the products had occurred on November 1, 1998. The unaudited pro forma information does not purport to represent our consolidated results of operations that would have been achieved had the transaction to which pro forma effect is given been consummated as of the date or period indicated.

                                         Nine Months Ended July 31,
                                               2000      1999
                                               ----      ----
                                   ($ in thousands except per share data)

       Total revenues                        $ 6,109    $ 8,953
       Net loss                               (5,511)    (5,477)
       Net loss allocable to
          common stockholders                 (6,402)    (6,143)
       Basic and diluted net
          loss per share                       (0.54)     (0.59)

                                                                     (Continued)

                         ECOGEN INC. AND SUBSIDIARIES
                         ----------------------------

     Introduction to Pro Forma Condensed Consolidated Financial Statements
     ---------------------------------------------------------------------

          On February 15, 2000, Ecogen Inc. (the "Company") completed its acquisition of certain assets of the sprayable Bt bioinsecticide business of Mycogen Corporation ("Mycogen"), an affiliate of Dow AgroSciences LLP. The Company issued to Mycogen 1,351,351 shares (the "Shares") of its common stock valued at $3,041,000 upon the closing of the transaction.

          The transaction included the purchase of Mycogen's Bt bioinsecticides, product registration and data citation rights, trademarks, product inventories and a license to certain proprietary genes and strains for use in sprayable bioinsecticides. Prior to the closing, the Company acquired approximately $391,000 of Mycogen's inventory of sprayable Bt products, under a distribution agreement effective January 1, 2000. The Company paid $280,000 in cash for such inventory purchases and the balance was settled with the issuance of shares at closing. Principal products acquired include: MVP(R) for control of lepidopteran pests in vines and vegetables, MVP(R)II for control of lepidopteran pests in trees, nuts, vines and row crops and Mattch(TM) for control of lepidopteran pests in vegetables. The Company and Dow AgroSciences LLC also entered into a five-year supply agreement and the companies have agreed to enter into distribution agreements granting exclusive rights to Dow AgroSciences to sell the acquired products in Mexico, New Zealand and Australia.

          Under the terms of the agreement, Mycogen has agreed to hold the Shares for a three-year period, except in the event of certain change in control transactions. Mycogen was granted certain demand and piggyback registration rights with respect to the Shares. In addition, to the extent the Company issues additional securities at any time prior to February 15, 2003, Mycogen has the right of first refusal to purchase securities of the Company so as to maintain its ownership percentage in the Company. Mycogen also has been granted certain market price protection rights at the time that Mycogen sells the Shares, which may result in the issuance of additional shares, which may not exceed 20% of the Company's outstanding shares without stockholder approval.

          The transaction will be accounted for as a purchase and, accordingly, the total purchase price for the assets of $3,426,000, including out-of-pocket expenses, will be allocated based upon their fair value at the date of acquisition. The assets acquired include inventory and identifiable intangible assets including a license to certain genes and strains, product registration rights and trademarks. The agreement also provides that the Company has no obligation for past or future royalties under a 1998 settlement agreement with Mycogen on a patent infringement dispute. Under purchase accounting, part of the purchase price has been allocated to other assets for the fully paid up royalty and any amounts previously accrued under the settlement agreement have been eliminated in purchase accounting.

                         ECOGEN INC. AND SUBSIDIARIES
      Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      For the Year Ended October 31, 1999

                                                             Historical
                                          -----------------------------------------------
                                                                     Bt Biopesticide
                                                                      Business of
                                                                        Mycogen              Pro Forma                Pro Forma
                                               Ecogen Inc.            Corporation           Adjustments              Consolidated
-------------------------------------------------------------     -------------------    ------------------       ------------------
Revenues:

  Product  sales,  net                           $  6,566,022              $3,732,011                     -            $ 10,298,033
  Research contract revenue                           676,277                       -                     -                 676,277
-------------------------------------------------------------     -------------------    ------------------       ------------------
    Total revenues                                  7,242,299               3,732,011                     -              10,974,310
-------------------------------------------------------------     -------------------    ------------------       ------------------

Costs and expenses:

  Cost of products sold                             5,975,954               2,288,442               827,023 (1)           9,091,419
  Research and development                          2,636,893                       -                     -               2,636,893
  Selling, general and administrative               6,832,761                 204,546               250,781 (2)           7,288,088
-------------------------------------------------------------     -------------------    ------------------       ------------------
    Total costs and expenses                       15,445,608               2,492,988             1,077,804              19,016,400
-------------------------------------------------------------     -------------------    ------------------       ------------------

Operating income (loss)                            (8,203,309)              1,239,023            (1,077,804)             (8,042,090)

Other income (expense):
    Interest expense, net                            (522,894)                      -                     -                (522,894)
    Other income                                      114,932                       -                     -                 114,932
-------------------------------------------------------------     -------------------    ------------------       ------------------
    Total other expense, net                         (407,962)                      -                     -                (407,962)
-------------------------------------------------------------     -------------------    ------------------       ------------------

Net income (loss)                                  (8,611,271)              1,239,023            (1,077,804)             (8,450,052)

Dividends on preferred stock including
 assumed incremental yield of $786,444 in
 1999                                               1,142,180                       -                     -               1,142,180
                                          -------------------     -------------------    ------------------       ------------------

Net loss allocable to common stockholders         ($9,753,451)             $1,239,623           $ 1,077,804             ($9,592,232)
                                          ===================     ===================    ==================       ==================

Basic and diluted net loss  per  common
 share                                                 ($1.05)                      -                     -                  ($0.91)
                                          ===================     ===================    ==================       ==================
Weighted average number of common shares            9,248,000                       -             1,351,000              10,599,000
 outstanding
                                          ===================     ===================    ==================       ==================

(1) Adjustments to cost of product sold for the price Ecogen will pay for product under the supply agreement with Dow AgroSciences LLC.

(2) Adjustments to amortization expense for the intangible assets acquired. Intangible assets are being amortized on a straight-line basis over their estimated useful lives which is seven to ten years.

                         ECOGEN INC. AND SUBSIDIARIES
      Unaudited Pro Forma Condensed Consolidated Statement of Operations
                    For the Nine Months Ended July 31, 2000


                                                            Historical
                                            ---------------------------------------------
                                                                   Bt Biopesticide
                                                                        Business of
                                                                           Mycogen             Pro Forma             Pro Forma
                                                   Ecogen Inc.           Corporation          Adjustments           Consolidated
-------------------------------------------------------------------  -------------------  ------------------     ------------------
Revenues:

  Product  sales,  net                                 $  5,283,781             $774,961                   -           $  6,058,742
  Contract Research                                          50,000                    -                   -                 50,000
-------------------------------------------------------------------  -------------------  ------------------     ------------------
    Total revenues                                     $  5,333,781              774,961                   -           $  6,108,742
-------------------------------------------------------------------  -------------------  ------------------     ------------------

Costs and expenses:

  Cost of products sold                                   4,523,463              642,920          $  104,452 (1)          5,270,835
  Research and development                                1,321,900                    -                   -              1,321,900
  Selling, general and administrative                     4,296,916               51,137              83,272 (2)          4,431,325
-------------------------------------------------------------------  -------------------  ------------------     ------------------
    Total costs and expenses                             10,142,279              694,057             187,724             11,024,060
-------------------------------------------------------------------  -------------------  ------------------     ------------------
Operating loss                                           (4,808,498)              80,904            (187,724)            (4,915,318)

Other income (expense):
    Interest expense, net                                  (639,164)                  -                    -               (639,164)
    Other income                                             43,427                   -                    -                 43,427
-------------------------------------------------------------------  -------------------  ------------------     ------------------
    Total other expense, net                               (595,737)                  -                    -               (595,737)
-------------------------------------------------------------------  -------------------  ------------------     ------------------

Net loss                                                 (5,404,235)              80,904            (187,147)            (5,511,055)

Dividends on preferred stock including assumed              891,434                    -                   -                891,434
 incremental yield of $611622 in 2000

                                               --------------------  -------------------  ------------------     ------------------

Net loss allocable to common stockholders               ($6,295,669)            $ 80,904           ($187,147)           ($6,402,489)
                                               ====================  ===================  ==================     ==================

Basic and diluted net loss per common share                  ($0.55)                   -                   -                 ($0.54)
                                               ====================  ===================  ==================     ==================

Weighted average number of common shares                 11,508,000                    -             394,000             11,902,003
 outstanding
                                               ====================  ===================  ==================     ==================

(1) Adjustments to cost of product sold for the price Ecogen will pay for product under the supply agreement with Dow AgroSciences LLC.

(2) Adjustments to amortization expense for the intangible assets acquired. Intangible assets are being amortized on a straight-line basis over their estimated useful lives which is seven to ten years.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Management of Mycogen Corporation:

We have audited the accompanying statement of assets sold as of December 31, 1999, and the related statement of direct revenues and direct expenses for the year then ended (collectively, the "Statements") for the BT Biopesticides Business of Mycogen Corporation (the "Business"). These Statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these Statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audit provides a reasonable basis for our opinion.

The assets and operations covered by the Statements were a part of Mycogen Corporation and had no separate legal status. As described in Notes 1 & 2 to the Statements, the Statements have been prepared from Dow AgroSciences LLC's consolidated financial records and allocations of certain costs and expenses have been made. These allocations are not necessarily indicative of the costs and expenses that would have been incurred by the BT Biopesticides Business of Mycogen Corporation on a stand-alone basis or if such business had been owned by another party.

In our opinion, the Statements present fairly, in all material respects, the assets sold as of December 31, 1999, and the direct revenues and direct expenses of the BT Biopesticides Business of Mycogen Corporation for the year then ended, in conformity with accounting principles generally accepted in the United States.




Deloite & Touche LLP
Indianapolis, Indiana


January 28, 2000

THE BT BIOPESTICIDES BUSINESS OF
MYCOGEN CORPORATION

STATEMENT OF ASSETS SOLD
AS OF DECEMBER 31, 1999
--------------------------------------------------------------------------------

ASSETS

INVENTORY                                                             $  616,774

INTANGIBLE ASSETS                                                              -

                                                                      ----------
     TOTAL ASSETS                                                     $  616,774
                                                                      ==========

See accompanying notes to financial statements.

THE BT BIOPESTICIDES BUSINESS OF
MYCOGEN CORPORATION

STATEMENT OF DIRECT REVENUES AND DIRECT EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------

DIRECT REVENUE - Net Trade Revenues                                 $  3,732,011

COST OF PRODUCTS SOLD                                                  2,288,442
                                                                    ------------

GROSS MARGIN                                                           1,443,569

DIRECT SELLING, ADMINISTRATIVE AND OTHER                                 204,546

                                                                    ------------
EXCESS OF DIRECT REVENUES OVER DIRECT EXPENSES                      $  1,239,023
                                                                    ============

See accompanying notes to financial statements.

                       THE BT BIOPESTICIDES BUSINESS OF

                              MYCOGEN CORPORATION


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION

     On December 21, 1999, Ecogen, Inc., ("Ecogen") signed a letter of intent (the "Agreement") to acquire the sprayable BT Biopesticides business of Mycogen Corporation (the "Company"). Pursuant to the Agreement, the Company will sell to Ecogen inventory, trademarks, registrations and other assets relating to such business, and Ecogen will accept a license in certain of the Company's proprietary BT strains and assume such rights, and obligations for supporting the registrations and trademarks, from the Company. The license does not include any ownership rights to the CellCap technology or the manufacturing process utilized in the production of the products. Also pursuant to the Agreement, both the Company and Ecogen will enter into separate agreements under which (i) the Company will agree to toll manufacture certain technical BT insecticides and end-use products for Ecogen, and (ii) Ecogen will agree to supply the Company with certain BT insecticides and end-use products for distribution in specified geographic areas.

     The Company did not account for the BT Biopesticides Business (the "Business") as a separate entity within the corporate consolidated systems. Accordingly, the information included in the accompanying statements has been obtained from the Company's consolidated financial records. The statement of direct revenues and direct expenses includes allocations of the Company's selling, administrative, and other expenses as discussed in
     Note 2. The Company's management believes the allocations are reasonable; however, these allocated expenses are not necessarily indicative of the costs and expenses that would have been incurred by the Business on a stand-alone basis or if such Business had been owned by another party, since certain administrative and other activities are provided to the Business that are not included as costs or expenses in the accompanying statements as discussed in Note 2.

2. SIGNIFICANT ACCOUNTING POLICIES

     Consolidated Financial Records - Consolidated financial records means the combined financial records of the Company and its subsidiaries and Dow AgroSciences LLC and its subsidiaries.

     Revenue Recognition - Revenue from the sale of products is recognized at the time products are shipped. Sales returns are recorded as an offset to sales at the time credit is issued.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from the estimates.

     Inventory - Inventory is valued at the lower of cost or market. Cost is determined using the first -in , first - out (FIFO) method.

     Intangible assets - Intangible assets sold include trademarks, records and registrations of the business and have no recorded historical cost.

     Cost of Products Sold - Cost of product sold includes allocations of certain costs, including warehousing, utilities, insurance, and employee costs. These costs are allocated between the Business and other products produced by the Company based primarily on planned sales of the Business' products versus other planned product sales of the Company.

     Direct Selling, Administrative, & Other - Certain direct selling and marketing, administrative, and other direct expenses, including research and development ("R&D"), are specifically identifiable and others are allocated to the Business based primarily on estimates of actual time and effort spent, net outside sales and number of employees. Such allocated expenses represent those charges that are attributable to the Business and primarily include the Company's related expenses such as selling, and other general administrative expenses. Certain administrative and other expenses are allocated to the Business by the Company that are not directly attributable or specifically identifiable to the Business and, therefore, are expenses excluded from direct selling, administrative, and other expenses in the accompanying statement of direct revenues and direct expenses. Such expenses primarily include the Company's corporate expenses such as human resources, executive compensation, management information systems, finance and accounting, R&D, and general corporate expenses.

================================================================================

You may rely only on the information contained in this Prospectus. We have not authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor sale of common stock means that information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.


SUMMARY.....................................................................   1
RISK FACTORS................................................................   2
FORWARD LOOKING STATEMENTS..................................................   7
USE OF PROCEEDS.............................................................   7
SELLING STOCKHOLDERS........................................................   8
PLAN OF DISTRIBUTION........................................................   9
DESCRIPTION OF  SECURITIES..................................................  10
EXPERTS.....................................................................  11
BUSINESS....................................................................  11
SELECTED FINANCIAL DATA.....................................................  22
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL
CONDITION...................................................................  24
MANAGEMENT..................................................................  30
PRINCIPAL STOCKHOLDERS......................................................  34
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................. F-1




                               14,000,000 Shares



                                  Ecogen Inc.



                                 Common Stock



                               ________________
                                  PROSPECTUS

                               ________________



                               ________________


                               _________ , 2000


================================================================================

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.
-------

          The following table sets forth the various expenses payable by the Company in connection with the sale of the Shares being registered. All of the amounts shown are estimates except the registration fee.

          Registration fee                $  1,885

          Legal fees and expenses           35,000

          Accounting fees and expenses      12,500

          Miscellaneous                      2,000
                                          --------
               TOTAL                      $ 51,385
                                          ========


Item 14.  Indemnification of Directors and Officers
-------

          Article VIII of our Bylaws, as amended, provides generally for indemnification of our officers, directors, agents and employees to the extent authorized by the General Corporation Law of the State of Delaware. Pursuant to
Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. We currently maintain such directors' and officers' insurance. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

          As permitted by Section 102 of the Delaware General Corporation Law, our stockholders have approved and incorporated provisions into our Restated Certificate of Incorporation eliminating a director's personal liability for monetary damages to us and our stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

          We have entered into indemnification agreements with our directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and our Bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against us or our directors or officers, but to the extent a director or office were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

          The above discussion of our Bylaws, Restated Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Restated Certificate of Incorporation, indemnification agreements and statute.

Item 15. Recent Sales of Unregistered Securities
--------

In the last three years, the Company has issued or sold the following securities. These securities were not registered under the Securities Act of 1933 and were exempt from registration in accordance with Regulation D:

In June 1998, the Company sold 20,000 shares of Series 1998 A 8% Convertible Preferred Stock, stated value $100 per share, to an institutional investor for net proceeds of $1.8 million. The holder of the preferred stock was also issued five-year warrants to purchase 180,000 shares of Common Stock at $3.525 per share. Included in the fee paid to the placement agent in connection with the transaction were 24,000 shares of the Company's Common Stock. All of the 1998 A 8% Convertible Preferred Stock has been converted to the Company's Common Stock.

In August 1998, the Company exchanged an 8% convertible secured note due in October 2002 in the amount of $3.2 million for 32,354 shares of newly issued 8% Series 1998 C Convertible Preferred Stock with a stated value of $100 per share to an institutional investor. The holder of the Note is a principal stockholder of the Company.

In September 1998, 100,000 shares of Common Stock were awarded to an Officer of the Company. The Company recorded compensation expense in connection with the award of $5,208 and $114,583 in fiscal 1999 and 1998, respectively.

In May 1999, the Company sold 15,000 shares of Series 1999 A 7% Convertible Preferred Stock, stated value $100 per share, to an institutional investor for net proceeds of $1.4 million. The holder of the preferred stock was issued five-year warrants to purchase 120,000 shares of Common Stock at $3.98 per share. All of the Series 1999 A 7% Convertible Preferred Stock has been converted to the Company's Common Stock.

In July 1999, the Company sold 500,000 shares of Common Stock to an institutional investor in a private placement for $3.09 per share for net proceeds of $1.5 million.

In December, 1999, the Company borrowed $1.5 million from The Berkshire Bank, a subsidiary of Berkshire Bancorp Inc. This loan was guaranteed by Momar Corporation in exchange for a five-year warrant to purchase up to 200,000 shares of Common Stock at $1.25 per share. Mr. Moses Marx, a general partner in United Equities (Commodities) Company, which is a principal stockholder of the Company.

In February, 2000, the Company sold 15,000 shares of Series 2000 A 7% Convertible Preferred Stock, stated value $100 per share, to institutional investors for net proceeds of $1.4 million. The holders of the preferred stock were issued five-year warrants to purchase up to 200,000 shares of common stock at $2.66 per share. Included in the fee paid to the placement agent in connection with the transaction were 20,000 shares of the Company's Common Stock. Through September 30, 2000, 7,000 shares of the 2000 A 7% Convertible Preferred Stock has been converted to the Company's Common Stock.

In February, 2000, the Company completed its acquisition of certain assets of the sprayable Bt bioinsecticide business of Mycogen Corporation, an affiliate of Dow AgroSciences LLP. The Company issued 1,351,351 shares of the Company's common stock valued at $3,000,000 upon the closing of the transaction. Prior to the closing, the Company acquired approximately $391,000 of Mycogen's inventory of sprayable Bt products, under a distribution agreement effective January 1, 2000.

Item 16.  Exhibits.
-------

Exhibit No.                        Description
-----------                        -----------


 3.1 Restated Certificate of Incorporation of Ecogen Inc. (Form 10-K for fiscal quarter ended January 31, 1996)*

 3.2      Bylaws of Ecogen Inc., as amended (Form S-1 Registration Statement)*

 3.3 Certificate of Designations, Preferences and Rights of Series 1998-A Convertible Preferred Stock (Form 10-Q for fiscal quarter ended April 30, 1998)*

 3.4 Certificate of Designations, Preferences and Rights of Series 1998-C Convertible Preferred Stock (Form 8-K dated September 2, 1998)*

 3.5 Corrected Certificate of Designations, Preferences and Rights of Series 1999-A Convertible Preferred Stock (Form 10-Q for fiscal quarter ended April 30, 1999)*

 3.6 Certificate of Designations, Preferences and Rights of Series 2000-A Convertible Preferred Stock (Form 10-K, for fiscal year ended October 31, 1999)*

 4.3 Ecogen Inc. Stock Option Plan, as amended (Form 10-K, for fiscal year ended October 31, 1999)*

 4.4 Ecogen Inc. 1998 Stock Option Plan, as amended (Form 10-K, for fiscal year ended October 31, 1999)*

 4.5 Ecogen Inc. 1999 Stock option Plan, as amended (Form 10-K, for fiscal year ended October 31, 1999)*

 5.1      Opinion of counsel as to legality of securities being registered

10.14 Form of Confidentiality Agreement between Ecogen Inc. and all Ecogen Inc. employees (Form S-1 Registration Statement)*

10.30 Lease Agreement, dated June 4, 1985, between Linpro Bucks County II, Limited and Ecogen Inc. (Form S-1 Registration Statement)*

10.67 Bt Gene License Agreement, dated April 11, 1991, between Ecogen Inc. and Pioneer Hi-Bred International, Inc. (Form S-1 Registration Statement filed on May 1, 1991, as amended)*

10.88 Form of Technology License Agreement between Ecogen-Bio Inc. and certain Program Subsidiaries (Form 10-K for fiscal year ended December 31, 1992)*

10.89 Form of Research and Development Agreement between Ecogen Inc. and certain Program Subsidiaries (Form 10-K for fiscal year ended December 31, 1992)*

* These items are hereby incorporated by reference from the exhibits of the filing or report indicated (except where noted, Commission File No. 1-9579, File No. 33-14119 in the case of the Form S-1 Registration Statement and File
No. 33-40319 in the case of the Form S-1 Registration Statement filed on May 1, 1991, as amended) and are made part of this Registration Statement.

10.90 Form of Marketing Option Agreement between Ecogen Inc. and certain Program Subsidiaries (Form 10-K for fiscal year ended December 31,
          1992)*

10.119 Form of Incentive Stock Option Agreement, as amended (Form 10-K for fiscal year ended October 31, 1994)*

10.122 Investment Agreement, dated as of January 24, 1996, between the Company and Monsanto Company (Form 10-Q for fiscal quarter ended January 31, 1996)*

10.123 Technology Assignment Agreement, dated as of January 24, 1996, between the Company, Ecogen-Bio Inc. and Monsanto Company (Form 10-Q for fiscal quarter ended January 31, 1996)*

10.125 Form of Indemnification Agreement for Directors and Officers (Form 10-Q for fiscal quarter ended January 31, 1997)*

10.127 Amendment No. 1 to Technology Assignment by and between Monsanto Company and Ecogen Inc. dated September 15, 1997 (Form 10-K for fiscal year ended October 31, 1997)*

10.128 Convertible Note Purchase Agreement by and among Ecogen Inc., Ecogen Investment Inc., Ecogen-Bio Inc. and United Equities (Commodities) Company dated October 31, 1997 (Form 10-K for fiscal year ended October 31, 1997)*

10.129 8% Convertible Note due October 31, 2002 issued to United Equities (Commodities) Company dated October 31, 1997 (Form 10-K for fiscal year ended October 31, 1997)*

10.130 Security Agreement by and among Ecogen Inc., Ecogen Investment Inc., Ecogen-Bio Inc. and United Equities (Commodities) Company dated October 31, 1997 (Form 10-K for fiscal year ended October 31, 1997)*

10.132 Amended and Restated Research and Development Agreement dated January 30, 1998 by and between Monsanto Company and Ecogen Inc. (Form 10-Q for fiscal quarter ended January 31, 1998)*

10.133 Asset Purchase and Sale Agreement among Ecogen Inc., Ecogen-Bio Inc. and Scentry Biologicals Inc. dated April 28, 1998 ( Form 10-Q for fiscal quarter ended April 30, 1998)*

10.134 Convertible Preferred Stock Purchase Agreement between United Equities (Commodities) Company and Ecogen Inc. dated August 20, 1998 (Form 8-K filed on September 2, 1998)*

10.135 Registration Rights Agreement between United Equities (Commodities) Company and Ecogen Inc., dated August 20, 1998 (Form 8-K filed on September 2, 1998)*

10.135 Loan and Security Agreement between Congress Financial Corporation and Ecogen Inc., dated August 20, 1998 (Form 8-K filed on September 2,
          1998)*

* These items are hereby incorporated by reference from the exhibits of the filing or report indicated (except where noted, Commission File No. 1-9579, File No. 33-14119 in the case of the Form S-1 Registration Statement and File
No. 33-40319 in the case of the Form S-1 Registration Statement filed on May 1, 1991, as amended) and are made part of this Registration Statement.

10.136 Guarantee by Ecogen Investments Inc., Ecogen Technologies I Incorporated, Ecogen-Bio Inc., Ecoresearch Mildew I Inc., Ecoresearch Harvest Rot II Inc., Ecoresearch Corn Borer III Inc., Ecoresearch Nematodes IV Inc., Ecoresearch Rootworm V Inc. and Ecoresearch Turf VI Inc. to Congress Financial Corporation, dated August 20, 1998 (Form 8-K filed on September 2, 1998)*

10.138 Pledge and Security Agreement by Ecogen Inc. in favor of Congress Financial Corporation, dated August 20, 1998 (Form 8-K filed on September 2, 1998)*

10.139 Pledge and Security Agreement by Ecogen Technologies I Incorporated in favor of Congress Financial Corporation dated August 20, 1998 (Form 8-K filed on September 2, 1998)*

10.140 Amended and Restated Convertible Preferred Stock Purchase Agreement between Ecogen Inc. and KA Investments LDC dated as of June 5, 1998 (Form S-3 Registration Statement filed on September 14, 1998)*

10.141 Warrant Agreement between Ecogen Inc. and KA Investments LDC dated June 5, 1998 (Form S-3 Registration Statement filed on September 14,
          1998)*

10.142 Amended and Restated Registration Rights Agreement between Ecogen Inc. and KA Investments LDC dated as of June 5, 1998 (Form S-3 Registration Statement filed on September 14, 1998)*

10.143 Stock Award Agreement between Ecogen Inc. and James P. Reilly, Jr. dated September 23, 1998 (Form 10-K, for fiscal year ended October 31,
          1999)*

10.145 Amended and Restated Stock Award Agreement between Ecogen Inc. and James P. Reilly, Jr. dated as of April 9, 1999 (Form 10-Q for fiscal quarter ended April 30, 1999)*

10.146 Warrant Agreement between Ecogen Inc. and KA Investments LDC dated May 12, 1999 (Form 10-Q for fiscal quarter ended April 30, 1999)*

10.147 Convertible Preferred Stock Purchase Agreement between Ecogen Inc. and KA Investments LDC dated May 12, 1999 (Form 10-Q for fiscal quarter ended April 30, 1999)*

10.148 Registration Rights Agreement between Ecogen Inc. and KA Investments LDC dated May 12, 1999 (Form 10-Q for fiscal quarter ended April 30,
          1999)*

10.149 Restated Severance Compensation Agreement, dated December 9, 1999, between Ecogen Inc, a Delaware corporation and James P. Reilly, Jr. (Form 10-K/A for fiscal year ended October 31, 1999)*

10.150 Term Loan and Security Agreement, dated as of December 23, 1999, between Ecogen Inc. and The Berkshire Bank (Form 10-K/A for fiscal year ended October 31, 1999)*

* These items are hereby incorporated by reference from the exhibits of the filing or report indicated (except where noted, Commission File No. 1-9579, File No. 33-14119 in the case of the Form S-1 Registration Statement and File
No. 33-40319 in the case of the Form S-1 Registration Statement filed on May 1, 1991, as amended) and are made part of this Registration Statement.

10.151 Warrant Agreement between Ecogen Inc. and Momar Corporation dated December 23, 1999 (Form 10-K/A for fiscal year ended
          October 31, 1999)*

10.152 Amendment No. 2 to Lease Agreement, dated December 17, 1999 by and between Brandywine Realty and Ecogen Inc. (Form 10-K/A for fiscal year ended October 31, 1999)*

10.153 Asset Purchase and License Agreement between Ecogen Inc. and Mycogen Corporation dated as of February 15, 2000 (Current Report on Form 8-K dated March 1, 2000)*

10.154 Stockholders Agreement between Ecogen Inc. and Mycogen Corporation dated February 15, 2000 (Current Report on Form 8-K dated March 1,
          2000)*

10.155 Purchase and Sale Agreement between Ecogen Inc. and Dow AgroSciences LLC dated as of February 15, 2000 (Current Report on Form 8-K dated March 1, 2000)*

10.156 Convertible Preferred Stock Purchase Agreement between Ecogen Inc. and Amro International, S.A., Aspen International, Ltd. and Markham Holdings Limited dated as of February 14, 2000 (Form 10-Q for fiscal quarter ended January 31, 2000)*

10.157 Registration Rights Agreement between Ecogen Inc. and Amro International, S.A., Aspen International, Ltd. and Markham Holdings Limited dated as of February 14, 2000 (Form 10-Q for fiscal quarter ended January 31, 2000)*

10.158 Warrant Agreement between Ecogen Inc. and Amro International, S.A. dated February 14, 2000 (Form 10-Q for fiscal quarter ended January 31, 2000)*

10.159 Warrant Agreement between Ecogen Inc. and Aspen International, Ltd. dated February 14, 2000 (Form 10-Q for fiscal quarter ended January 31, 2000)*

10.160 Warrant Agreement between Ecogen Inc. and Markham Holdings Limited dated as of February 14, 2000 (Form 10-Q for fiscal quarter ended January 31, 2000)*

23.1      Consent of KPMG LLP

23.2      Consent of Deloitte & Touche LLP

23.3      Consent of counsel (The Consent of counsel is included in Exhibit 5.1)

24.1 Powers of Attorney executed by certain officers of the Company and individual members of the Board of Directors authorizing certain officers of the Company to file amendments to the Company's Registration Statement on Form S-1 are located on the signature page to such Registration Statement

* These items are hereby incorporated by reference from the exhibits of the filing or report indicated (except where noted, Commission File No. 1-9579, File No. 33-14119 in the case of the Form S-1 Registration Statement and File
No. 33-40319 in the case of the Form S-1 Registration Statement filed on May 1, 1991, as amended) and are made part of this Registration Statement.

Item 17.  Undertakings.
-------

1)   The undersigned registrant hereby undertakes:

     a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     b) to include any prospectus required by section 10(a)(3) of the Securities Act;

     c) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     d) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs A(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned.

                                       ECOGEN INC.

                                       By: /s/ James P. Reilly, Jr.
                                           ------------------------
                                           James P. Reilly, Jr.
                                           Chairman and Chief Executive Officer
Date: October 18, 2000

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Reilly, Jr. and Timothy B. Johnson, or any of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature                   Title                              Date
---------                   -----                              ----

                            Chairman, Chief Executive Officer
/s/ James P. Reilly Jr.     and Director (Principal Executive
-----------------------     Officer and Financial Officer)     October 18, 2000
James P. Reilly, Jr.

/s/ Esteban A. Ferrer       Director                           October 18, 2000
-----------------------
Esteban A. Ferrer

/s/ Philippe D. Katz        Director                           October 18, 2000
-----------------------
Philippe D. Katz

/s/ Lowell N. Lewis         Director                           October 18, 2000
-----------------------
Lowell N. Lewis

/s/ John R. Sutley          Director                           October 18, 2000
-----------------------
John R. Sutley